EXHIBIT 99.7

TECHNICAL REPORT -THE NORTH BULLFROG PROJECT,
BULLFROG MINING DISTRICT,
NYE COUNTY, NEVADA

APRIL 1, 2014

PREPARED FOR:
CORVUS GOLD INC.
BY
QUALIFIED PERSONS:

Scott E. Wilson, SME Metal Mining Consultants, Inc. 9137 S. Ridgeline Blvd., Ste. 140 Highlands Ranch, CO 80129 720-348-1646	Gary Giroux, M.A. Sc., P. Eng. Giroux Consultants Ltd. 1215-675 W. Hastings St. Vancouver, B.C. V6B 1N2 604-684-0899
Herbert C. Osborne, Metallurgical Eng., SME H. C. Osborne and Associates 12885 Lanewood Street Commerce City, CO 80022 303-654-0431

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DATE AND SIGNATURE PAGE

Corvus Gold Inc.: Technical Report – The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada.

The effective date of this report is March 25, 2014.

Dated this 1ST day of April, 2014

(signed) Scott Wilson
Scott E. Wilson, SME
Geologist

(signed) Gary H. Giroux [Sealed]
Gary H. Giroux, M.A. Sc., P. Eng.
Geological Engineer

(signed) Herbert Osborne
Herbert Osborne, SME
Metallurgist

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AUTHOR’S CERTIFICATE

Scott E. Wilson

I, Scott E. Wilson, do hereby certify that:

1) I am President of Metal Mining Consultants, Inc., 9137 Ridgeline Blvd., Suite 140, Highlands Ranch, CO, USA 80129.

2) I have graduated from California State University, Sacramento in 1989 with a B.A. Geology.

3) I am a Registered Member of the Society of Mining, Metallurgy and Exploration (SME, #4025107RM).

4) I have worked on gold and other mineral exploration and mining projects for 23 years since my graduation from California State University, Sacramento. I have been continuously employed in mining during this period.

5) I have read the definition of “Qualified Person” set out in National Instrument 43-101 (“NI 43-101”) and certify that, by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, which includes acting as a Long Range Planning Engineer at Round Mountain, Nevada from 1994 through 1998 as well as numerous roles in equipment sizing studies as a consultant for U.S. Borax, Allied Nevada Gold Corporation and Placer Dome’s Bald Mountain Mine, I fulfill the requirements to be a “Qualified Person” for the purposes of NI 43-101.

6) I am responsible for the preparation of all sections of the technical report entitled “Technical Report - The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” dated April 1, 2014 (the “Technical Report”), with the specific exceptions of Section 13, Sections 14.1-14.6 and Section 14.8, and the relevant portions of Sections 1, 17 and 18. I have visited the property on January 30 and 31, 2013, and on March 24th, 2014.

7) Prior to being retained by Corvus Gold Inc. (the “issuer”), I have not had prior involvement with the property that is the subject of the Technical Report.

8) As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the portions of the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the portions of the Technical Report for which I am responsible not misleading.

9) I am independent of the issuer applying all of the tests in section 1.5 of NI 43-101.

10) I have read NI 43-101, and the portions of the Technical Report for which I am responsible have

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been prepared in compliance with NI 43-101.
Dated this 1st day of April, 2014

(signed) Scott Wilson
Scott Wilson, SME

April, 2014

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AUTHOR’S CERTIFICATE

Gary H. Giroux

I, Gary H. Giroux, of 982 Broadview Drive, North Vancouver, British Columbia, Canada do hereby certify that:

1) I am a consulting geological engineer with an office at #1215 - 675 West Hastings Street, Vancouver, British Columbia.

2) I am a graduate of the University of British Columbia in 1970 with a B.A. Sc. and in 1984 with a M.A. Sc., both in Geological Engineering.

3) I am a member in good standing of the Association of Professional Engineers and Geoscientists of the Province of British Columbia.

4) I have practiced my profession continuously since 1970. I have had over 30 years’ experience estimating mineral resources. I have previously completed resource estimations on a wide variety of precious metal deposits both in B.C. and around the world, many similar to the North Bullfrog project.

5) I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, past relevant work experience and affiliation with a professional association (as defined in NI 43-101), I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6) I am responsible for the preparation of Section 14 (with the exception of Section 14.7 and 14.9) and the relevant portions of Sections 1, 17 and 18 of the technical report titled “Technical Report - The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” dated April 1, 2014 (the “Technical Report”). I have not visited the property.

7) Prior to being retained by International Tower Hill Mines Ltd. (predecessor in interest to Corvus Gold Inc. (the “issuer”)), I have not had prior involvement with the property that is the subject of the Technical Report.

8) As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the portions of the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the portions of the Technical Report for which I am responsible not misleading.

9) I am independent of the issuer applying all of the tests in section 1.5 of NI 43-101.

10) I have read NI 43-101, and the portions of the Technical Report for which I am responsible have

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been prepared in compliance with NI 43-101.
Dated this 1st day of April, 2014

(signed) Gary H. Giroux [Seal]
Gary H. Giroux, P. Eng., M.A. Sc.

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AUTHOR’S CERTIFICATE

Herbert Osborne

I, Herbert Osborne, do hereby certify that:

1) I am a consulting metallurgical engineer and reside at 12885 Lanewood Street, Commerce City, CO, USA 80022.

2) I am a graduate of the Colorado School of Mines with a degree in Metallurgical Engineering.

3) I am Registered Member No. 2430050 RM, in good standing, of the Society of Mining, Metallurgy and Exploration.

4) I have worked in the Mineral Processing Industry for a total of 52 years after attending the Colorado School of Mines. During this time, I have held positions as Mill Engineer, Mill Superintendent, Plant Superintendent, Mine Manager and Manager of Mines. I have been a practicing consulting engineer since 1983.

5) I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of education, past relevant work experience, and affiliation with a professional associations (as defined in NI 43-101), I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6) I am responsible for the preparation of Section 13, and relevant portions of Sections 1, 17 and 18, of the technical report titled “Technical Report - The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” dated April 1, 2014 (the “Technical Report”). I have not visited the North Bullfrog Property.

7) Prior to being retained by Corvus Gold Inc. (the “issuer”), I have not had prior involvement with the property that is the subject of the Technical Report.

8) As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the portions of the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the portions of the Technical Report for which I am responsible not misleading.

9) I am independent of the issuer applying all of the tests in section 1.5 of NI 43-101.

10) I have read NI 43-101, and the portions of the Technical Report for which I am responsible have

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been prepared in compliance with NI 43-101.
Dated this 1st day of April, 2014

(signed) Herbert Osborne
Herbert Osborne, SME

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TABLE OF CONTENTS

1	SUMMARY						13
	1.1	PROPERTY DESCRIPTION AND OWNERSHIP					13
	1.2	GEOLOGY AND MINERALIZATION					13
	1.3	METALLURGICAL TESTING					14
	1.4	CURRENT EXPLORATION AND DEVELOPMENT					14
	1.5	NORTH BULLFROG RESOURCE ESTIMATE					14
	1.6	CONCLUSIONS					16
	1.7	RECOMMENDATIONS					16

2	INTRODUCTION						17
	2.1	GENERAL STATEMENT					17
	2.2	TERMS OF REFERENCE					18

3	RELIANCE ON OTHER RELEVANT EXPERTS						20

4	PROPERTY DESCRIPTION AND LOCATION						21
	4.1	AREA AND LOCATION					21
	4.2	REDSTAR OPTION/JOINT VENTURE/ITH PURCHASE OF LAND					21
	4.3	MAYFLOWER PROPERTY					22
	4.4	OTHER PROPERTY CONSIDERATIONS					23

5	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY						27

6	HISTORY						29

7	GEOLOGICAL SETTING AND MINERALIZATION						31
	7.1	REGIONAL GEOLOGICAL SETTING					31
	7.2	NBP GEOLOGY					31
		7.2.1	STRATIGRAPHY				31
			7.2.1.1	LOCAL STRATIGRAPHY			31
				7.2.1.1.1	NORTH BULLFROG HILLS VOLCANIC COMPLEX		34
					7.2.1.1.1.1	JOLLY JANE FORMATION – TJJ	34
					7.2.1.1.1.2	SAVAGE FORMATION – TSF	34

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				7.2.1.1.1.3	PIONER FORMATION – TPF	34
				7.2.1.1.1.4	SIERRA BLANCA TUFF – TSB	35
				7.2.1.1.1.5	SAVAGE VALLEY DACITE – TD	35
				7.2.1.1.1.6	NORTH BULLFROG DOMES AND INTRUSIVE SUITE – NB	36
			7.2.1.1.2	CRATER FLAT GROUP – TC		36
			7.2.1.1.3	PAINTBRUSH TUFF - TP		37
			7.2.1.1.4	TIMBER MOUNTAIN GROUP		37
			7.2.1.1.5	RAINBOW MOUNTAIN SEQUENCE		37
				7.2.1.1.5.1	RAINBOW MOUNTAIN DEBRIS FLOWS - TDF	37
				7.2.1.1.5.2	RAINBOW MOUNTAIN TUFF - TRT2	38
				7.2.1.1.5.3	RAINBOW MOUNTAIN RHYOLITE DOMES AND FLOWS - TRR	38
				7.2.1.1.5.4	DONOVAN MOUNTAIN LATITE - TL	38
			7.2.1.1.6	PUMICEOUS SEDIMENTS - TPS		38
			7.2.1.1.7	GRAVELS OF SOBER UP GULCH - TGS		39
			7.2.1.1.8	QUATERNARY COVER - QC		39
		7.2.1.2	GEOCHRONOLOGY			39
			7.2.1.2.1	ZIRCON DATING		39
			7.2.1.2.2	AR-AR DATING		41
		7.2.1.3	REGIONAL CORRELATION			42
	7.2.2	STRUCTURE				42
	7.2.3	MINERALIZATION				44
		7.2.3.1	OLDER MINERALIZATION SYTLES			45
			7.2.3.1.1	ALTERATION-STYLE MINERALIZATION		45
			7.2.3.1.2	VEIN STYLE MINERALIZATION		46
		7.2.3.2	YOUNGER MINERALIZATION STYLES			47
			7.2.3.2.1	SILICA-ADULARIA ALTERATION		47
			7.2.3.2.2	QUARTZ VEINING - SILICIFICATION		47
			7.2.3.2.3	CALCITE VEINING		47
			7.2.3.2.4	OPALITE ALTERATION		48
7.3	TARGET AREAS					50
	7.3.1	OLDER MINERALIZATION				50
		7.3.1.1	JOLLY JANE			50
		7.3.1.2	SIERRA BLANCA			58
			7.3.1.2.1	SIERRA BLANCA GEOLOGY		59
				7.3.1.2.1.1	STRATIGRAPHY	59
				7.3.1.2.1.2	STRUCTURE	63
			7.3.1.2.2	SIERRA BLANCA MINERALIZATION		64
6

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				7.3.1.2.3	YELLOWJACKET ZONE		65
					7.3.1.2.3.1	JOSH VEIN	65
					7.3.1.2.3.2	NE 30 ZONE	66
					7.3.1.2.3.3	YELLOWJACKET DOMAIN	66
			7.3.1.3	AIR TRACK WEST			70
		7.3.2	YOUNGER MINERALIZATION				71
			7.3.2.1	MAYFLOWER			71
			7.3.2.2	PIONEER			77
			7.3.2.3	CONNECTION			77
			7.3.2.4	WEST CONNECTION VEIN			79
			7.3.2.5	OPALITE			80

8	DEPOSIT TYPES						83

9	EXPLORATION						84

10	DRILLING						86

11	SAMPLE PREPARATION, ANALYSES AND SECURITY						92
	11.1	CORVUS 2012 AND 2013 - 2014 QA/QC PROGRAM					95
		11.1.1	RC DRILLING				96
		11.1.2	CORE DRILLING				96
		11.1.3	TRANSPORT AND SECURITY				97
		11.1.4	DUPLICATES				97
			11.1.4.1	FIELD DUPLICATES			97
			11.1.4.2	PREPARATION DUPLICATES			100
		11.1.5	VISIBLE GOLD SAMPLING PROTOCOL				103
			11.1.5.1	PERFORMANCE OF 1KG NORMAL AU-SCR21 AND 24 ANALYSES			103
			11.1.5.2	DUPLICATE METALLIC SCREEN FIRES ASSAYS			105
		11.1.6	BLANKS				106
		11.1.7	CERTIFIED REFERENCE MATERIAL				109
		11.1.8	OTHER SAMPLE QUALITY PARAMETERS				112
			11.1.8.1	SAMPLE RECOVERY			112
				11.1.8.1.1	CORE RECOVERY		113
				11.1.8.1.2	RC RECOVERY		114
			11.1.8.2	LABORATORY HANDLING OF SAMPLES			114
			11.1.8.3	TWIN HOLE COMPARISONS			121
	11.2	AUTHORS OPINION ON SAMPLE PREPARATION, ANLYSIS AND SECURITY					122

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12	DATA VERIFICATION				123
	12.1	DATABASE ERROR CHECKS			123
	12.2	DATA VERIFICATION BY CORVUS			123

13	MINERAL PROCESSING AND METALLURGICAL TESTING				127
	13.1	METALLURGICAL TESTING – BOTTLE ROLL TESTING			128
		13.1.1	HAZEN – MAYFLOWER MINERALIZATION AREA		128
		13.1.2	KCA METALLURGICAL TESTING DATA		129
			13.1.2.1	KCA BOTTLE ROLLS SIERRA BLANCA CORE MATERIAL	129
			13.1.2.2	KCA BOTTLE ROLLS ON SIERRA BLANCA, YELLOW JACKET, SAVAGE VALLEY AND JOLLY JANE	130
			13.1.2.3	KCA BOTTLE ROLLS ON CONNECTION	131
	13.2	McCLELLAND METALLURGICAL TESTING, BULK SAMPLES, AND COLUMN LEACHING			132
		13.2.1	MCCLELLAND METALLURGICAL TESTING – MARCH OF 2012		132
			13.2.1.1	MCCLELLAND BOTTLE ROLL TESTS	133
			13.2.1.2	MCCLELLAND SIERRA BLANCA AND JOLLY JANE BULK SAMPLE COLUMN LEACH TESTS	135
		13.2.2	MCCLELLAND MAYFLOWER DUMP BULK SAMPLE TESTING – JULY 2012		135
		13.2.3	MCCLELLAND METALLURGICAL TESTING – 2ND HALF OF 2012		136
		13.2.4	MCCLELLAND YELLOWJACKET METALLURGICAL TESTING – 2013 & 2014		149
	13.3	COMMINUTION TEST WORK			152
	13.4	GOLD DEPORTMENT STUDIES			152
	13.5	CRUSH SIZE VS RECOVERY			152
	13.6	METALLURGICAL SUMMARY			153

14	MINERAL RESOURCE ESTIMATES				154
	14.1	DATABASE FOR NORTH BULLFROG MINERALIZATION INVENTORY ESTIMATION			154
	14.2	CONNECTION ZONE MINERALIZATION ESTIMATION			154
		14.2.1	GEOLOGIC MODEL OF THE CONNECTION MINERALIZATION ZONE		154
		14.2.2	DATA ANALYSIS CONNECTION		157
		14.2.3	COMPOSITES CONNECTION		158
		14.2.4	VARIOGRAPHY CONNECTION		159
		14.2.5	BULK DENSITY CONNECTION		159
		14.2.6	BLOCK MODEL CONNECTION		161
		14.2.7	GRADE INTERPOLATION CONNECTION		161
	14.3	JOLLY JANE ZONE ESTIMATION			162
		14.3.1	GEOLOGIC MODEL FOR JOLLY JANE		162

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	14.3.2	DATA ANALYSIS JOLLY JANE		164
	14.3.3	COMPOSITES JOLLY JANE		164
	14.3.4	VARIOGRAPHY JOLLY JANE		165
	14.3.5	BULK DENSITY JOLLY JANE		166
	14.3.6	BLOCK MODEL JOLLY JANE		168
	14.3.7	GRADE INTERPRETATIONS		168
14.4	SIERRA BLANCA ZONE ESTIMATION			169
	14.4.1	GEOLOGIC MODEL OF SIERRA BLANCA MK2		169
		14.4.1.1	STRUCTURAL MODEL	169
		14.4.1.2	STRATIGRAPHIC MODEL	171
		14.4.1.3	OXIDATION MODEL	172
	14.4.2	MINERALIZATION MODEL		173
		14.4.2.1	SIERRA BLANCA – SAVAGE VALLEY – AIR TRACK HILL	174
		14.4.2.2	YELLOWJACKET CORRIDOR	174
		14.4.2.3	JOSH VEIN DOMAIN	175
		14.4.2.4	NE30 DOMAIN	176
	14.4.3	DATA ANALYSIS		176
	14.4.4	COMPOSITES		179
	14.4.5	VARIOGRAPHY		180
	14.4.6	BLOCK MODEL		182
	14.4.7	BULK DENSITY		183
	14.4.8	GRADE INTERPOLATION		183
14.5	MAYFLOWER AREA MINERALIZATION ESTIMATION			185
	14.5.1	MAYFLOWER MINERALIZTION ESTIMATE BACKGROUND		185
		14.5.1.1	DATA BASE FOR MAYFLOWER MINERALIZATION INVENTORY ESTIMATION	185
		14.5.1.2	GEOLOGIC MODEL OF THE MAYFLOWER MINERALZATION ZONE	185
	14.5.2	DATA ANALYSIS		187
	14.5.3	COMPOSITES		189
	14.5.4	VARIOGRAPHY		189
	14.5.5	BULK DENSITY		190
	14.5.6	BLOCK MODEL		191
	14.5.7	GRADE INTERPOLATION		192
14.6	CLASSIFICATION OF MINERALIZATION			193
	14.6.1	INFERRED MINERAL RESOURCE		194
	14.6.2	INDICATED MINERAL RESOURCE		194

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		14.6.3	MEASURED MINERAL RESOURCE	195
	14.7	MINERAL RESOURCE STATEMENT		196
		14.7.1	WHITTLE® OPTIMIZATION CRITERIA	196
		14.7.2	MINERAL RESOURCE STATEMENT	197
	14.8	GRADE SENSITIVITY ANALYSIS		198
		14.8.1	CONNECTION ESTIMATE OF MINERALIZATION INVENTORY	198
		14.8.2	JOLLY JANE ESTIMATE OF MINERALIZATION INVENTORY	199
		14.8.3	SIERRA BLANCA ESTIMATE OF MINERALIZATION INVENTORY	200
		14.8.4	MAYFLOWER ESTIMATE MINERALIZATION INVENTORY	211
	14.9	SENSITIVITY OF MINERALIZATION TO GOLD PRICE		211
	14.10	MINERAL RESOURCE VISUALIZATION		213

15	ADJACENT PROPERTIES			216

16	OTHER RELEVANT DATA AND INFORMATION			217

17	INTERPRETATION AND CONCLUSIONS			218
	17.1	MINERAL RESOURCES		218
	17.2	GEOLOGIC POTENTIAL		218
	17.3	METALLURGICAL TESTING		219

18	RECOMMENDATIONS			220

19	REFERENCES			221

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LIST OF TABLES

Table 1-1 North Bullfrog Project Mineral Resource Statement As Of March 25, 2014 -Cut-Off Grades defined by Whittle® Input Parameters in Table 14-26 (Assumed Gold Price of $1,300 per ounce and silver:gold price ratio of 59)	15

Table 1-2 Proposed Budget to Support Recommended Program at NBP	16

Table 4-1 Summary Of Lease Obligations That Are Part Of The Corvus Spin Out (All Funds USD)	22

Table 4-2 Summary of Patented Claims in the Eight NBP Lease Agreements	24

Table 4-3 Summary of the Terms for the Mayflower/Greenspun Group Lease	25

Table 4-4 Summary of the Unpatented Lode Mining Claims on U.S. Public Land At The NBP	26

Table 6-1 Summary of Companies That Explored NBP	30

Table 7-1 Overview Of The Stratigraphy Of The North Bullfrog Hills	31

Table 7-2 Summary Of Zircon Dates From North Bullfrog Hills Volcanics	39

Table 7-3 Yellowjacket Vein Adularia Ar-Ar Age Determinations	42

Table 7-4 Companies That Drilled In The Mayflower Area	73

Table 10-1 Significant drill intercepts from the Yellowjacket structural zone showing the distribution of higher grade mineralization in structurally related quartz vein and stockwork intervals	88

Table 11-1 Intervals Of Poor Recovery In The 2008 ITH Drilling In Mayflower Area	93

Table 11-2 Distribution Of Gold In The Plus Fraction Of Metallic Screen Fire Assays	103

Table 11-3 Core Recovery From Sierra Blanca	114

Table 11-4 Sierra Blanca Core Samples With Less Than 85% Recovery	124

Table 12-1 Comparison of Coarse Rejects Submitted to Three Labs in 2012 (Steininger et al. 2013)	129

Table 13-1 Summary Of Cyanide Leach Testing Of Mayflower Metallurgical Samples	129

Table 13-2 North Bullfrog Project - Sierra Blanca Pulverized Material (Minus 0.075mm) Summary Of Cyanide Bottle Roll Tests (Grams-G; Kilograms-Kg; Tonnes-T)	131

Table 13-3 North Bullfrog Project Pulverized Material (P80 Minus 0.075 Mm) Summary of Cyanide Bottle Roll Leach Tests (Grams-G; Kilograms-Kg; Tonnes-T)	132

Table 13-4 North Bullfrog Project Pulverized Material (Minus 0.075mm) Summary Of Cyanide Bottle Roll Leach Tests (Grams-G; Kilograms-Kg; T-Tonnes)	134

Table 13-5 North Bullfrog Project Summary of McClelland Bottle Roll Tests	135

Table 13-6 North Bullfrog Project Summary Of Mcclelland Bulk Sample Column Leach Test Results	136

Table 13-7 North Bullfrog Project Summary Metallurgical Results, Grind Size Optimization Bottle Roll Tests, Bulk Mayflower Samples	137

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Table 13-8 Summary Metallurgical Results, Bottle Roll Tests, North Bullfrog Drill Core Composites, Mayflower	139

Table 13-9 Summary Metallurgical Results, Bottle Roll Tests, North Bullfrog Drill Core Composites, Savage Valley	141

Table 13-10 Summary Metallurgical Results, Column Percolation Leach Tests, Mayflower Drill Core Composites (Kg-Kilograms, Mt – Metric Tonnes)	142

Table 13-11 Summary Metallurgical Results, Column Percolation Leach Tests, Savage Valley Drill Core Composites (Kg-Kilograms; Mt-Metric Tonnes)	143

Table 13-12 Summary Metallurgical Results, Bottle Roll Tests, North Bullfrog Drill Composites, Sierra Blanca	145

Table 13-13 Summary Metallurgical Results, Bottle Roll Tests, North Bullfrog Drill Core Composites, Jolly Jane	147

Table 13-14 Summary Metallurgical Results, Column Percolation Leach Tests, Jolly Jane Drill Core Composites (82-92% -19mm)	148

Table 13-15 Summary Metallurgical Results, Column Percolation Leach Tests, Sierra Blanca Drill Core Composites (86-94% -19mm)	149

Table 13-16 Summary Metallurgical Results, Bottle Roll Tests, Yellow Jacket Drill Core Composites, 80%-75 µm Feed Size	150

Table 13-17 Summary Of Bottle Roll Tests , Yellowjacket Drill Core Composites	152

Table 13-18 Summary of Comminution Test Work On Sierra Blanca, Jolly Jane, And Mayflower Bulk Materials	158

Table 14-1 Summary Of Assay Statistics For Connection Mineralized Solids	158

Table 14-2 Summary Of Capped Assay Statistics For Connection Mineralization Solids	159

Table 14-3 Summary Of 5 M Composite Statistics For Mineralization Solids Connection	159

Table 14-4 Summary Of Connection Gold Semivariogram Parameters	160

Table 14-5 Summary Of Measured Specific Gravity Determinations For North Bullfrog	162

Table 14-6 Summary Of Kriging Search Parameters-Connection	164

Table 14-7 Summary Of Assay Statistics For Jolly Jane Mineralized Solid	165

Table 14-8 Summary Of 5 M Composite Statistics For Mineralization Solid Jolly Jane	165

Table 14-9 Summary Of Jolly Jane Gold And Silver Semivariogram Parameters	165

Table 14-10 Specific Gravity Determinations For Tuff Units-Jolly Jane	166

Table 14-11 Summary Of Kriging Search Parameters For Jolly Jane	169

Table 14-12 Assay Statistics For Gold Sorted By Domain	176

Table 14-13 Assay Statistics For Gold Sorted By Group	178

Table 14-14 Capping Levels And Number Capped For Each Group	178

Table 14-15 Capped Assay Statistics for Gold Sorted By Group	179

Table 14-16 Composite Statistics for Gold Sorted By Group	180

Table 14-17 Semivariogram Parameters For Gold	181

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Table 14-18 Specific Gravity Measurements By Lithology	183

Table 14-19 Summary Of Assay Statistics For Mineralization Solid And Waste- Mayflower	187

Table 14-20 Summary Of Capped Assay Statistics For Mineralization Solid And Waste-Mayflower	189

Table 14-21 Summary Of 5 M Composite Statistics For Mineralization Solid-Mayflower	189

Table 14-22 Summary Of Semivariogram Parameters-Mayflower	190

Table 14-23 Specific Gravities Sorted By Lithology - Mayflower	191

Table 14-24 Specific Gravities Sorted By Gold Grade - Mayflower	191

Table 14-25 Summary Of Kriging Search Parameters - Mayflower	193

Table 14-26 Whittle® Parameters Used For the North Bullfrog Project	197

Table 14-27 MMC North Bullfrog Project Mineral Resource Statement As Of March 25, 2014 at Cut-Off Grades defined by Whittle® Input Parameters in Table 14-26 (Assumed Gold Price of $1,300 per ounce and silver:gold price ratio of 59)	198

Table 14-28 Inferred Mineralization Inventory Connection	199

Table 14-29 Indicated Oxide Mineralization Inventory at Jolly Jane	199

Table 14-30 Inferred Oxide Mineral Inventory At Jolly Jane	199

Table 14-31 Indicated Mineralization Inventory In Sierra Blanca Structural Domains	200

Table 14-32 Inferred Mineralization Inventory In Sierra Blanca Structural Domains	201

Table 14-33 Indicated Mineralization Inventory - Josh Vein	202

Table 14-34 Inferred Mineralization Inventory - Josh Vein	202

Table 14-35 Indicated Mineralization Inventory - Josh Vein Fw Stockwork	203

Table 14-36 Inferred Mineralization Inventory - Josh Vein Fw Stockwork	203

Table 14-37 Indicated Mineralization Inventory - Josh Vein Hw Stockwork	204

Table 14-38 Inferred Mineralization Inventory - Josh Vein Hw Stockwork	204

Table 14-39 Indicated Mineralization Inventory - Josh Vein Peripheral Fw	205

Table 14-40 Inferred Mineralization Inventory - Josh Vein Peripheral Fw	205

Table 14-41 Indicated Mineralization Inventory - Josh Vein Peripheral Hw	206

Table 14-42 Inferred Mineralization Inventory - Josh Vein Peripheral Hw	206

Table 14-43 Indicated Mineralization Inventory - Ne30 Fault	207

Table 14-44 Inferred Mineralization Inventory - Ne30 Fault	207

Table 14-45 Indicated Mineralization Inventory - Yellowjacket Corridor	208

Table 14-46 Inferred Mineralization Inventory - Yellowjacket Corridor	208

Table 14-47 Total Inferred Mineralization Inventory In Sierra Blanca Disseminated Zone (Oxidized And Unoxidized)	209

Table 14-48 Inferred Mineralization Inventory In Sierra Blanca Disseminated Zone - Oxidized	209

Table 14-49 Inferred Mineralization Inventory In Sierra Blanca Zone - Unoxidized	210

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Table 14-50 Inferred Mineralization Inventory In The Air Track West Gravel Zone Oxides	210

Table 14-51 Indicated Mineralization Inventory In Mayflower	211

Table 14-52 Inferred Mineralization Inventory in Mayflower	211

Table 14-53 Sensitivity of Mineralization Contained In Pit Shells Defined By Whittle® Analyses At Different Gold Prices (Assumed Silver:Gold Price Ratio of 59; Portion Contained Within The Conceptual Pit Shell Scheduled For Potential Processing)	212

Table 18-1 Proposed Budget to Support Recommended Program At NBP	220

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LIST OF FIGURES

Figure 2-1 Regional Location Maps of The NBP; Nevada Map Shows Productive Gold Deposits In Black And Location Of Enlarged Area With False-Color Remote Sensing Image Backdrop Showing The Project Area In Yellow And The Productive Gold Deposits In Red	17

Figure 4-1 Property Map of The NBP (Blue). Leased Private Land Identified in Green	21

Figure 5-1 Mayflower Ridge Looking To The Northwest	28

Figure 7-1 Geologic Map Of The NBP With Target Areas, Resources And Property Outline	49

Figure 7-2 Geological Cross Section Across Sierra Blanca Illustrating The Style Of Faulting. Location Of Section Is Indicated In Figure 7-1	50

Figure 7-3 Geologic Map Of The Jolly Jane Target Area	53

Figure 7-4 Drill Hole Locations For The Jolly Jane Target Area And Location Of The Zuzu Claim	55

Figure 7-5 Cross Sections Through Jolly Jane Target Area. See Figure 7-3 For Locations. Drill Traces Are Colored By Gold Assay Values	58

Figure 7-6 Geological Map Of The Greater Sierra Blanca Area	60

Figure 7-7 Geological Cross Section Through Savage Valley Illustrating The Style Of Faulting. Location Is	64

Figure 7-8 Geological Map Of The Yellowjacket Zone Showing Major Structures And Drill Holes Related To The Discovery Of The High-Grade Vein System. Geological Sections Are Shown In Figure 7-9 And Figure 7-10	68

Figure 7-9 Geological Cross Section Through Yellowjacket Illustrating The Spatial Relationships Between The Various Structural Zones Modeled For The Mineralization Estimate. Section Location Is Shown In Figure 7-8	69

Figure 7-10 Drill Sections Through The Josh Vein Structure Showing The Grade And Thickness Characteristics	70

Figure 7-11 Geological Map Of The Mayflower Prospect Indicating Locations Of Drill Holes And Important Underground Workings. The Locations Of Cross Sections In Figure 7-12 Are Shown	75

Figure 7-12 Cross Sections Through The Mayflower Deposit. See Figure 7-11 For Locations. The “Mineralized Volume” Is The Envelope That Constrained The Mineralization Inventory	76

Figure 7-13 Geological Map Of The Connection Target Area	79

Figure 7-14 Geological Map Of Opalite Occurrences Along The Road Fault Near Connection	81

Figure 7-15 Opalite Occurrences At North Bullfrog	82

Figure 9-1 Survey Layout For 3d Induced Polarization Survey Conducted At Nbp In August 2012	85

Figure 10-1 Cross section (looking South) in the Yellowjacket zone illustrating the relationship of high grade mineralization related to the NE30 fault	91

Figure 11-1 RC Drilling Field Duplicate Gold Assays From Sierra Blanca In 2012, 2013, 2014	99

Figure 11-2 Rc Drilling Field Duplicate Silver Assays From Sierra Blanca In 2012, 2013, And 2014	100

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Figure 11-3 Preparation Duplicate Gold Assays From Sierra Blanca In 2012, 2013, And 2014	101

Figure 11-4 Preparation Duplicate Silver Assays From Sierra Blanca In 2012, 2013, And 2014	102

Figure 11-5 Gold Grade Versus The Percentage Of Gold In The Coarse Fraction For Normal Au-Scr24 Assays	104

Figure 11-6 Comparison of Duplicate Minus Fraction Fire Assays Generated As Part Of The Metallic Screen Fire Assay. Precision Limits For 10% And 20% Are Shown For Comparison	105

Figure 11-7 Comparison of Duplicate Metallic Screen Fire Assays On Samples With Visible Gold	106

Figure 11-8 2012-2014 Sierra Blanca Blanks For Au-Icp22 Method	107

Figure 11-9 2012-2014 Sierra Blanca Blanks For Au-Scr21/24 And Me-Gra21	108

Figure 11-10 Au-Icp22 Certified Reference Material Gold Assays	109

Figure 11-11 Performance Of Crms Over Time	109

Figure 11-12 Silver Assays For CRM’s With Some Published But Not Certified Values	110

Figure 11-13 Silver Performance Of CRM’s Over Time	112

Figure 11-14 SIERRA BLANCA CORE SAMPLE RECOVERY VERSUS GRADE	113

Figure 11-15 Variations In RC Sample Weights For Sierra Blanca Drilling	116

Figure 11-16 Sierra Blanca Reported Extracted Weights For Blended Samples	117

Figure 11-17 Sierra Blanca RC Extracted Weights For Pulp Over Time	118

Figure 11-18 Sierra Blanca RC Sample Dry Weight Versus Extracted Weight For Pulps	119

Figure 11-19 Sierra Blanca Core Extracted Weights For Pulp Over Time	120

Figure 11-20 Gold Assays for Twin Holes Nb-08-21 And Nb-13-364	121

Figure 11-21 Gold Assays for Twin Core Holes Nb-13-347 And Nb-13-363	122

Figure 12-1 Sierra Blanca Gold Data Verification Check Assays Collected by Steininger in September 2013	124

Figure 12-2 Sierra Blanca Silver Data Verification Check Assays Collected by Steininger in September 2013	126

Figure 14-1 Geological Map Of The Connection Prospect With Collars. Contour Interval Is 2 Metres	156

Figure 14-2 Isometric View Of Connection Looking Northwest Showing Ccbx In Magenta And Tdfh In Red, Drill Holes In Green And Topography In Grey	157

Figure 14-3 Isometric View Of Jolly Jane Looking Northeasterly Showing Mineralization Solid In Red, Drill Holes In Green And Surface Topography In Grey	163

Figure 14-4 Structural Blocks Defined In The Sierra Blanca Geologic Model	171

Figure 14-5 Stratigraphic Intervals Modelled In The Sierra Blanca Geological Model	172

Figure 14-6 Structurally Controlled Mineralization Modelled In The Sierra Blanca Geological Model. Brass Colored Volume Is Mineralization Along Ne30 Fault, Red Volume Is The Josh Vein And Associated Stockworks, Blue Volume Is The Yellowjacket Corridor	174

Figure 14-7 Mayflower Model Looking NW with the Mineralization Solid in Red And Topography In Grey	186

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Figure 14-8 Isometric View Looking W of The Mayflower Geologic Solid In Red With Surface Topography Shown In Grey	187

Figure 14-9 Lognormal Cumulative Frequency Plot for Au Within The Mineralization Solid-Mayflower	188

Figure 14-10 Isometric View Looking Nnw Showing Block Model In White And Drill Holes In Magenta-Mayflower	192

Figure 14-11 Long Section Through Yellowjacket Mineral Resource Model	213

Figure 14-12 Cross Section across Sierra Blanca and Yellowjacket looking North	214

Figure 14-13 Cross Section Through Mayflower Deposit	214

Figure 14-14 Long Section Through Mayflower	215

Figure 14-15 Cross Section Through Jolly Jane	215

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1	SUMMARY

Metal Mining Consultants Inc. ("MMC"), Giroux Consultants Ltd. (“GCL”) and H. C. Osborne and Associates (“HCO”) have been requested by Corvus Gold Inc. ("Corvus") to prepare an Updated Mineral Resource Estimate for the Mineral Assets of the Company comprising the North Bullfrog Project (the "NBP" or the “Project”) located in Nevada.  The estimate has been reported according to Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) Standards and will be supported by a National Instrument 43-101 (“NI 43-101”) independent report.  The last CIM Standard Mineral Resource Estimate and report produced for the NBP was completed for Corvus in October 2013.

The authors have produced a Mineral Resource Estimate for the NBP with an effective date of 25 March 2014.  The estimate is based on some 68 holes comprising 12,558m of diamond drilling and 179 holes comprising 36,417m of RC drilling, completed up to 26 November 2013.  The deposit has been modelled and is described herein using the NAD 27 CONUS, ZONE 11 UTM coordinate grid system.

1.1	PROPERTY DESCRIPTION AND OWNERSHIP

The NBP is located in the Bullfrog Hills of northwestern Nye County, Nevada (Figure 4-1).  Corvus’ property covers about 4,426 hectares of patented and unpatented lode mining claims in Sections 20, 21, 25, 26, 27, 28, 29, 32, 33, 34, 35, and 36 of T10S, R46E; sections 1, 2, 11, 12, 13, and 14 of T11S, R46E; section 31 of T10S, R47E; and section 6, T11S, R47E, MDBM.  The NBP is accessible as a two and one half hour (260 km) drive north of Las Vegas Nevada along US Highway 95.  US 95 is the major transportation route between Las Vegas, Reno Nevada and Boise Idaho.  Las Vegas is serviced by a major international airport.  The Project lies immediately to the west of the highway.  Beatty, Nevada is the closest town to the Project with a population of about 1,100 and contains most basic services.  Access around the Project is by a series of reasonably good gravel roads that extend to most of the important exploration areas.

Corvus controls the Project through a number of options with various land owners.  Corvus owns and leases several patented lode mining claims as well as maintaining a large contiguous block of federal unpatented lode mining claims.  In 2014 Corvus purchased 162 hectares of surface lands in Sarcobatus Flats approximately 26 km north of the NBP, which included water rights for 1,600 acre feet per year.

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1.2	GEOLOGY AND MINERALIZATION

Gold mineralization in the NBP is primarily hosted in the middle Miocene Sierra Blanca Tuff.  Gold mineralization is also hosted to a lesser extent in monolithic and heterolithic debris-flow deposits, as well as in felsic dikes and plugs.  Two district-scale north striking normal faults are the dominant tructural features in the Project area, but several smaller-scale faults between them are important controls for distribution of hydrothermal alteration and gold mineralization.

Two styles of precious metal epithermal mineralization are present at the NBP: 1) potentially high-grade, structurally controlled fissure veins and associated stockwork zones, and 2) low-grade disseminated or replacement deposits within altered volcanic rocks.  Historic drilling (pre-NI 43-101) outlines areas of important mineralization at the NBP, the most significance of which historically appeared to be in the Mayflower mine area.  Drilling by International Tower Hill Mines Ltd. (“ITH”), Corvus’ predecessor-in-interest, was used to develop initial resource estimates, to better understand precious metal mineralization at Air Track Hill, and as initial tests at the Sierra Blanca, Pioneer, Savage and Yellowjacket targets.

1.3	METALLURGICAL TESTING

During 2012-2013 metallurgical testing was performed using composite samples developed from PQ core materials produced at Mayflower, Sierra Blanca, Savage Valley and Jolly Jane.  Column leach testing on up to p80 minus 19mm indicated relatively high gold recoveries in the range of 80%, and confirmed the suitability of heap leach processing on disseminated mineralization.  In 2014, composite samples of PQ core materials were developed from Yellowjacket vein and stockwork mineralization.  Those tests indicate high solubility of contained gold in cyanide leach testing at p80 minus 150 microns, but reduced gold recoveries at heap leach size particles.  These tests indicate that mill processing will be required on Yellowjacket mineralization.

1.4	CURRENT EXPLORATION AND DEVELOPMENT

Presently, Corvus drilling is focused on the Yellowjacket Zone, a series of well mineralized veins to the north of the Sierra Blanca portion of the mineralization at Bullfrog.  The Yellowjacket zone is open to the north, south and at depth so additional drilling will be required to close off that zone.  In addition, there are a number of anomalous gold and silver values in many holes drilled in 2013 that need to be followed up with additional core drilling looking for veins.  A core rig will be dedicated to the vein exploration program throughout 2014.

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1.5	NORTH BULLFROG RESOURCE ESTIMATE

The basis for the mineral resource estimates at the NBP are geologic models developed by Corvus geologists and constructed in Vulcan Software by Mr. Scott Wilson of MMC.  Geostatistics and estimates of mineralization were prepared by Mr. Gary H. Giroux of GCL.  The current mineralization update is focused on adding the Sierra Blanca drilling which was completed throughout 2012 and 2013.  Geologic logs, alteration and geochemical data were used to define the mineralized zones, and were the limiting factor for gold distribution for the resource estimations.  Ordinary Kriging was used to develop global mineralization block models and the results have been reported in Section 14.  Table 1-1 lists the Indicated and Inferred Mineral Resources at various cut-off grades.

Table 1-1  North Bullfrog Project Mineral Resource Statement As Of March 25, 2014 -Cut-Off Grades defined by Whittle®
Input Parameters in Table 14-26 (Assumed Gold Price of $1,300 per ounce and silver:gold price ratio of 59).

Area	Cutoff Grade Au (g/t)	Class	Quantity (K tonnes)	Au (g/t)	Ag(g/t)	Au Moz	Ag Moz
Yellowjacket*	0.29	Indicated	3,693	1.03	5.52	0.123	0.655
	0.29	Inferred	18,404	0.94	6.16	0.555	3.648

Sierra Blanca**	0.12	Indicated	924	0.19	1.31	0.006	0.039
	0.12	Inferred	177,723	0.19	0.69	1.066	3.943

Mayflower**	0.20	Indicated	5,465	0.46	0.41	0.081	0.071
	0.20	Inferred	31	0.21	0.24	0.000	0.000

Jolly Jane**	0.15	Indicated	19,332	0.24	0.42	0.150	0.262
	0.15	Inferred	8,231	0.21	0.56	0.054	0.149

Total Yellowjacket*	0.29	Indicated	3,693	1.03	5.52	0.123	0.655
Total Disseminated**	0.13	Indicated	25,721	0.29	0.45	0.240	0.372
Total Yellowjacket*	0.29	Inferred	18,404	0.94	6.16	0.555	3.648
Total Disseminated**	0.13	Inferred	185,985	0.19	0.64	1.120	4.092
  *-     Assumed Mill Processing
  ** - Assumed Heap Leach Processing

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1.6	CONCLUSIONS

Corvus has conducted exploration, QA/QC, resource estimation and mineralization development procedures consistent with industry accepted practices.  Scott Wilson, the principal author of this report, has reviewed Corvus’ practices in this regard and has verified the resulting data, and in his opinion such data can be relied upon to estimate mineral resources at the NBP.

1.7	RECOMMENDATIONS

The recommended program for the NBP moving forward has six parts : 1) in-fill drilling at the Sierra Blanca and Jolly Jane areas to closer drill hole spacing to increase confidence in the mineralization estimates; 2) step-out/definition drilling around the Sierra Blanca and Jolly Jane areas; 3) further metallurgical testing to further define performance of a heap leach on the oxide and mixed-oxide/sulfide portion of the mineralization and define performance of gravity and cyanide leach milling processes; 4) re-evaluation of the several known alteration/geochemical anomalies which should result in the identification of additional drill targets; 5) expansion of drill testing of structural systems at Yellowjacket and other potential structural targets, and 6) development of environmental baseline data which requires a 1-year historical record prior to beginning the permitting process.

Recommended drilling at the Sierra Blanca and Yellowjacket areas include a combination of in-fill and step-out reverse circulation (RC) and core drilling within the existing mineralization area.  It is estimated that ~15,000m of additional drilling will be required in the next phase of delineation drilling.

A better understanding of known and newly discovered mineralization can be applied to other target areas on the NBP.  The costs for the recommended program are outlined in Table 1-2.

Table 1-2  Proposed Budget to Support Recommended Program at NBP

ACTIVITY	AMOUNT
Administration, Exploration and Infill Drilling for Sierra Blanca, Yellowjacket and Jolly Jane	US$ 5.8 M
Baseline Metallurgical Testing	US$ 0.4 M
Baseline Data Collection	US$ 0.8 M
Total	US$ 7.0M

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2	INTRODUCTION

2.1	GENERAL STATEMENT

The NBP is located in northwestern Nye County, Nevada, in the Northern Bullfrog Hills about 15 km North of Beatty (Figure 2-1).  The Project lies within the Walker Lane structural terrain about 12 km North of the Bullfrog mine where Barrick Gold Corporation (“Barrick”) (and predecessor companies) produced about 2.31 million ounces of gold and 3.0 million ounces of silver from 1989 through 1999 (NBMG MI-2000, page 34).  The NBP contains numerous epithermal low-sulfidation volcanic rock-hosted gold showings that had limited historic production.

Corvus controls the Project through a number of options with various land owners (Table 4-1 and Figure 4-1) and through numerous federal unpatented lode mining claim holdings.  In 2006, Redstar Gold Corp (“RGC”) initially assembled 213 unpatented lode mining claims and 33 patented lode mining claims through six option agreements, which were the property subject to the original joint venture agreement between RGC and ITH (called the North Bullfrog Project Joint Venture – “NBPJV”).  ITH leased an additional 11 patented lode mining claims in the Mayflower area, which became subject to the NBPJV agreement.  ITH earned into the NBPJV when in August 2009 they negotiated an agreement to purchase RGC’s interest in the joint venture property.  ITH spun out Corvus on August 26, 2010 as the controlling entity of the North Bullfrog property.  Corvus completed one additional option agreement on patented lode mining claims in the Jolly Jane area in March 2011, for a total of eight option agreements on private lands.  Corvus also expanded the North Bullfrog property in early 2012 by staking a total of 511 federal unpatented lode mining claims.  In late 2012 Corvus staked an additional 297 unpatented lode mining claims to the north and east (Figure 4-1) bringing the total unpatented lode mining claim holdings to 808.  All of these claims are in good standing with the BLM and Nye County.

On March 23, 2013 Corvus announced the purchase of surface rights only to five patented lode mining claims from Mr. and Mrs. Gordon Millman to facilitate shorter overburden haul distances for development of the Mayflower deposit.  The terms of the purchase as outlined in the Corvus press release (February 21, 2013) are, “USD 160,000, payable at closing.  The terms also include payment by Corvus Nevada of a fee of USD 0.02 per ton of overburden to be stored on the property, subject to payment for a minimum of 12 million short tons.  The minimum tonnage fee (USD 240,000) bears an interest at 4.2% per annum from closing and is evidenced by a promissory note due on the sooner of the beginning of production or December 31, 2015.”

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Figure 2-1  Regional Location Maps of The NBP; Nevada Map Shows Productive Gold Deposits In Black And
Location Of Enlarged Area With False-Color Remote Sensing Image Backdrop Showing The Project Area In Yellow
And The Productive Gold Deposits In Red

2.2	TERMS OF REFERENCE

Corvus requested that this Technical Report be prepared to support a revised Mineral Resource estimate to include the Yellowjacket mineralization outlined in 2013 drilling.  This report also updates material changes in the NBP ownership, land position, metallurgical data and drilling data completed since the 2013 NI 43-101 report (Steininger et. al., 2013), as well as recommendations for the next phase of evaluation of the Project.  This report outlines the geology, exploration history, and potential of the Project based on possible exploitation of mineralized areas.  Mr. Gary Giroux (GCL), Mr. Scott E. Wilson (MMC) and Mr. Herbert Osborne (HCO) were commissioned by Corvus to prepare this report.

The principal author, Mr. Scott E. Wilson, CPG and a Registered Member of SME, as an independent Qualified Person, was responsible for the overall preparation of this report and specifically for the

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Mineral Resource statement in Section 14 (except Sections 14.1-14.6 and Section 14.8).  Mr. Wilson visited the North Bullfrog Site on January 30 and 31, 2013 and March 24, 2014.  Mr. Wilson is independent of Corvus applying all of the tests in section 1.5 of NI 43-101.

Mr. Gary Giroux, P. Eng., as an independent Qualified Person, is responsible for the block model of the mineralization presented in this document and summarized in Sections 14.1-14.6 and Section 14.8.  Mr. Giroux is independent of Corvus applying all of the tests in section 1.5 of NI 43-101.

Mr. Herbert Osborne, Consulting Metallurgical Engineer and a Registered Member of SME, as an independent Qualified Person, was responsible for Section 13 on the analysis of metallurgical data summarized therein. Mr. Osborne has not visited the NBP. Mr. Osborne is independent of Corvus applying all of the tests in section 1.5 of NI 43-101.
All dollar amounts in this document are United States dollars unless otherwise noted.

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3	RELIANCE ON OTHER RELEVANT EXPERTS

The Qualified Persons have not relied on a report, opinion or statement of another expert who is not a Qualified Person in the preparation of this report.

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4	PROPERTY DESCRIPTION AND LOCATION

4.1	AREA AND LOCATION

The NBP is located in the Bullfrog Hills of northwestern Nye County, Nevada (Figure 4-1).  The Project covers about 4,426 hectares of patented and unpatented lode mining claims in Sections 20, 21, 25, 26, 27, 28, 29, 32, 33, 34, 35, and 36 of T10S, R46E; sections 1, 2, 11, 12, 13, and 14 of T11S, R46E; section 31 of T10S, R47E; and section 6, T11S, R47E, MDBM.  A summarized list of the claims covered by the NBP is given in this section.  Corvus has a total of eight option/lease agreements in place that give it control of 46 patented lode mining claims which are summarized in Table 4-1 below.

Figure 4-1  Property Map of The NBP (Blue).  Leased Private Land Identified in Green.

4.2	REDSTAR OPTION/JOINT VENTURE/ITH PURCHASE OF LAND

RGC originally staked 213 unpatented lode mining claims and optioned 21 patented lode mining claims from six private parties in 2006.  ITH optioned the original NBP land package from RGC in 2006, creating the NBPJV.  ITH added 11 patented lode mining claims (the Mayflower property) to the NBPJV in 2007 under the Greenspun lease agreement.  RGC added 12 patented lode mining claims (the Connection and

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adjacent properties) to the NBPJV in 2008 under the Lunar lease agreement.  In August 2009 ITH purchased 100% interest in the NBPJV from RGC by paying RGC CAD$250,000 and issuing 200,000 ITH common shares (News Release, August 4, 2009).  These holdings were then transferred to Corvus during the spin out.  Corvus completed one additional option agreement on two patented lode mining claims in the Jolly Jane area in March 2011, for a total of eight option agreements on private land.  Corvus has added an additional 808 federal unpatented lode mining claims which were staked in 2012.  Table 4-1 summarizes the obligations of the eight leases which are part of Corvus’ responsibilities on the Project and Table 4-2 lists the individual claim names and U.S Bureau of Land Management serial numbers for the eight lease obligations.  The principal author has verified that all lease obligations have been met and are paid in full as of the date of this report.

Table 4-1  Summary Of Lease Obligations That Are Part Of The Corvus Spin Out (All Funds USD)

Party	Area	Claims/Acres	Next payment	Property Taxes	NSR	Signing date
Gregory	North Pioneer	1/8.19	$3,000	$46.68	2%	6/16/2006
Hall	Savage	3/45.67	$7,200	$80.05	2%	5/22/2006
Kolo Corp	Jolly Jane	2/41.32	$3,000	$130.09	3%	5/8/2006
Milliken	Pioneer	3/24.53	$4,500	$80.05	2%	5/8/2006
Pritchard	Pioneer	12/203.01	$20,000	$230.18	4%	5/16/2006
Lunar	Connection	12/195	$16,200	$207.31	4%	10/27/2008
Greenspun	Mayflower	11/183.05	$10,0001	$213.50	4%	12/1/2007
Sussman	Jolly Jane	2/37.4	$25,000	$113.31	2%	3/14/2011
Total		46/738.17	$88,900	$1,101.63
1Plus 200,000 shares of ITH

4.3	MAYFLOWER PROPERTY

ITH, through its Talon Gold Nevada Inc. subsidiary (now called “Corvus Gold Nevada Inc.” and owned by Corvus (“CGN”), entered into a mining lease with option to purchase with the Greenspun Group for 183 acres of patented lode mining claims that cover much of the Mayflower prospect.  The Mayflower lease requires Corvus to make payments and complete work programs as outlined in Table 4-3.  During the term of the lease any production from the Mayflower property is subject to a sliding scale royalty, also outlined in Table 4-3.  Corvus has the right to purchase a 100% interest in the Mayflower property for $7.5 million plus an 0.5% NSR (if gold is less than $500) or 1.0% (if gold is above $500) at any time during the term of the lease (subject to escalation for inflation if the option is exercised after the 10th year of the lease).  The annual property taxes to be paid by Corvus for the Mayflower property are $213.50.

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All of these properties are held through CGN, which was a wholly owned subsidiary of ITH and was transferred to Corvus in connection with the spinout on August 26, 2010.

On February 21, 2013 Corvus signed a purchase agreement, which was subsequently closed on March 27, 2013, for the surface rights only to five patented lode mining claims owned by Mr. and Mrs. Gordon Millman and located east of the Mayflower deposit.  This ground could be used for potential overburden storage at the Mayflower deposit as well as improving access to the Mayflower deposit in general.  Corvus purchased the surface rights for $160,000.  Additionally, Corvus agreed to pay the Millmans a fee of $0.02 per ton of any potential overburden storage subject to a minimum storage 12 million short tons of material.  The minimum storage fee of $240,000 bears interest at 4.2% per annum from the closing date and is due on December 31, 2015.

4.4	OTHER PROPERTY CONSIDERATIONS

All of the unpatented lode mining claims are on U.S. public land administered by the Bureau of Land Management (“BLM”) and therefore are subject to exploration and development permits as required by the several current regulations.  The unpatented lode mining claims require payment of yearly maintenance fees to the BLM and Nye County (recording fees) of an aggregate of $121,604 (for 2013).  Annual property taxes to be paid by Corvus for the property subject to the original six RGC leases and subsequent leases are tabulated in Table 4-1.

Current exploration activities are covered by a Plan of Operations (NVN-83002) with the BLM.  Two Plans of Operation are in place with the Nevada Department of Environmental Protection (“NDEP”) (NDEP#0280 and #0290) that fulfill the State of Nevada permitting obligations on private and public lands, respectively.  Reclamation bonds, related to environmental liabilities to which the NBP is subject, are in place to cover activities on the property.  The reclamation bonds amount to $308,024 for 100 acres on public land with the BLM and $209,070 for 20.3 acres on private land with NDEP.  Additional permits and bonding will be required for the expanded exploration program outlined in the Recommendation Section of this report.

In December 2013, the Company completed the purchase of an 160 ha fee simple parcel of land 16 km north of the NBP which carries with it 1,600 acre feet of irrigation water rights within the Sarcobatus Flats water basin.  Cost of the land was USD 1,000,000.  The Company has registered the purchase of

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water rights with the Nevada State Engineer (“NSE”) and will make application to the NSE to move the production point to NBP, and change the application to mining.

None of the authors knows of any other significant factors and risks that may affect access or title to the NBP, or the right or ability to perform work on the Project.

Table 4-4 summarizes the unpatented lode mining claims on U.S. public land at the NBP.

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Table 4-2 Summary of Patented Claims in the Eight NBP Lease Agreements

Lease	Claim Name	U.S. Bureau of Land Management Serial Number
Gregory	Jim Dandy	448055
Hall	Gold Basin	330227
Hall	Savage	330227
Hall	Savage 2	330227
Kolo	Black Jack	163170
Kolo Corp	ZuZu	261838
Milliken	Indiana 1	245488
Milliken	Indiana 2	245488
Milliken	Indiana 3	245488
Pritchard	Banker's Life	493623
Pritchard	Bimettalic 1	46204
Pritchard	Bimettalic 2	46204
Pritchard	Bimettalic 3	46205
Pritchard	Bluff	493623
Pritchard	Conservative	611953
Pritchard	KK1	504301
Pritchard	Mutual	493623
Pritchard	Penn Mutual	493623
Pritchard	Prudential	493623
Pritchard	Sunrise 1	114544
Pritchard	Sunrise 2	114544
Lunar	Dewey Bailey	269019
Lunar	Four Aces	269019
Lunar	Parson Haskins	269019
Lunar	Bull Con	269019
Lunar	Ugly	296019
Lunar	Hardtack	341527
Lunar	Connection Mine	342533
Lunar	Equity	342533
Lunar	Geraldine 3	342533
Lunar	Grey Eagle 2	342533
Lunar	Grey Eagle 4	342533
Lunar	Vinegarroan	342533
Greenspun	Mayflower Lode Mining Claim	2548
Greenspun	Mayflower No. 1 Lode Mining Claim	2548
Greenspun	Mayflower No. 2 Lode Mining Claim	2548
Greenspun	Mayflower No. 3 Lode Mining Claim	2548
Greenspun	Moonlight Lode Mining Claim	2640
Greenspun	Moonlight No. 1 Lode Mining Claim	2640
Greenspun	Moonlight No. 2 Lode Mining Claim	2640
Greenspun	Starlight No. 4 Lode Mining Claim	2640
Greenspun	Starlight No. 5 Lode Mining Claim	2640
Greenspun	Starlight No. 6 Lode Mining Claim	2640
Greenspun	Starlight No. 7 Lode Mining Claim	2640
Sussman	Jolly Jane	402672
Sussman	Valley View	402672

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Table 4-3  Summary of the Terms for the Mayflower/Greenspun Group Lease

Term: Five years beginning December 1, 2007
Five additional years with an additional five year period, plus an additional 3 year period or so long thereafter as commercial production continues
Lease Payments: Due on each anniversary date of the lease
On regulatory acceptance - US$5,000 and 25,000 ITH shares Each of first – fourth anniversaries, US$ 5,000 and 20,000 ITH shares Each of fifth – ninth anniversaries,US$10,000 and 50,000 ITH shares
Work Commitments: Excess expenditures in any year can be carried forward, or if under spent the unspent portion paid to Greenspun Group
Years 1-3 US$100,000 each year the lease is in effect Years 4-6 US$200,000 each year the lease is in effect Years 7-10 US$300,000 each year the lease is in effect
Retained Royalty: Production sliding scale net smelter return based on price of gold each quarter
2% if gold is less than US$300 per ounce 3% if gold is between US$300 and US$500 per ounce 4% if gold is more than US$500 per ounce
Advance Minimum Royalty Payments (if not in commercial production by the tenth anniversary, in order to extend lease for an additional three years)
Years 11-13 US$100,000 each year the lease is in effect and commercial production has not been achieved
Purchase Option:
During first 10 years property can be purchased for US$ 7.5 million plus an 0.5% NSR (if gold is less than US$ 500) or 1.0% (if gold is above US$ 500)

After the tenth anniversary the US$ 7.5 million purchase price escalates by the Consumer Price Index, using the CPI immediately prior to the tenth anniversary as a base

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Table 4-4 Summary of the Unpatented Lode Mining Claims on U.S. Public Land At The NBP

Land Holder	Claim Name	US Bureau of Land Management Serial Number
Corvus Gold Nevada Inc.	NB 1 – NB 149	922928 – 923076
Corvus Gold Nevada Inc.	NB 150	943108
Corvus Gold Nevada Inc.	NB-151A	1078379
Corvus Gold Nevada Inc.	NB 152 – NB 154	943110 - 943112
Corvus Gold Nevada Inc.	NB-155A	1078381
Corvus Gold Nevada Inc.	NB 156 – NB 161	943114 - 943119
Corvus Gold Nevada Inc.	NB 162 – NB 213	989863 – 989914
Corvus Gold Nevada Inc.	NB 214 – NB 510	1069332 - 1069628
Corvus Gold Nevada Inc.	NB 511	1078379
Corvus Gold Nevada Inc.	NB 512 – NB 808	1085130 - 1085426

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5	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

The NBP is accessible as a two and one half hour (160 mile) drive north of Las Vegas Nevada along US Highway 95.  US 95 is the major transportation route between Las Vegas, Reno Nevada and Boise Idaho.  Las Vegas is serviced by a major international airport.  The Project lies immediately to the west of the highway.  Beatty, Nevada is the closest town to the Project with a population of about 1,100 and contains most basic services.  Access around the Project is by a series of reasonably good gravel roads that extend to most of the important exploration areas.

The NBP is in Western Nevada’s high desert which receives about 15 cm of precipitation per year, mostly as modest snow fall in the winter and thunderstorms in the summer.  The average daily temperature (F) varies from a low of 40.8° in January to a high of 80.8° in July.  Due to the mild climate at the NBP the operating season is year round.  Occasional thunderstorms may prohibit drilling for periods of an hour or so due to safety concerns about lightning strikes.

The hills at the Project are covered with sparse low brush including creosote, four-wing saltbush, rabbit brush and Nevada ephedra.  The Project is in the Basin and Range province, but the local topographic relief is only a few hundred feet.  The elevation of the Project ranges from 3,600 to 4,800 feet in elevation.  Most of the Project is characterized by low hills separated by modest width valleys (Figure 5-1).

As described in Section 4, Corvus maintains sufficient surface rights to support mining operations; including potential waste disposal areas, tailings storage areas, heap leach pads and potential mill sites.  Claim blocks are contiguous, power is readily accessible and Corvus has secured access rights to water.  The towns of Beatty, Pahrump and Tonopah support an ample population for mining personnel.

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Figure 5-1  Mayflower Ridge Looking To The Northwest

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6	HISTORY

The NBP is in the Bullfrog Mining District.  Gold was discovered at what was to become the Original Bullfrog mine by Frank “Shorty” Harris and Ernest Cross on August 9, 1904 (Elliott, 1966).  Two periods of mining activity account for the majority of production from the District.  Lincoln (1923) reported 111,805 ounces of gold and 868,749 ounces of silver were produced between 1905 and 1921, after which there was little production until the 1980s.  In early 1982 geologists from St. Joe America became interested in the District.  They conducted extensive exploration in the area of the Montgomery-Shoshone and Senator Stewart mines, resulting in the discovery of the Bullfrog deposit in mid-1986.  Several company acquisitions resulted in Barrick being the final owner of the mine.  The Bullfrog mine produced gold and silver from three separate deposits including: 1) main Bullfrog (open pit and underground); 2) Montgomery-Shoshone (open pit); and 3) Bonanza Mountain (open pit).  Between 1989 and 1999, the Bullfrog mine produced .31 Moz of gold and 3.0 Moz of silver (NBMG MI-2000, page 34).

The early history of the NBP is comingled with the greater Bullfrog Mining District.  The Pioneer and Mayflower were the principal mines in the northern part of the district.  The Pioneer mine was most active between 1909 and 1926 with about 15,000 feet of underground workings, all being developed within 330 feet of the surface.  There are no accurate production figures, but limited records suggest that head grades were about one quarter ounce of gold per ton.  The Mayflower mine was probably active during the same time, but again there are no reliable production records.  Underground development at Sierra Blanca, Jolly Jane, Savage Valley, and Yellow Jacket also attest to historic mining and production, probably during the same period.

Modern exploration started in the early 1970s and, as outlined in Table 6-1, consisted of a number of companies with focuses on different parts of the Project.  These programs consisted of a variety of activities including surface mapping and sampling, underground mapping and sampling, and drilling.

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Table 6-1  Summary of Companies That Explored the NBP

Company	Years of Activity	Principal Target
Cordex	1974-1982	Connection, Pioneer
US Borax	1982	Mayflower
Gexa/Galli	1984-1991	Pioneer, Connection
CR Exploration	1984-1985	Mayflower
Western States	1987	West Mayflower
Sunshine/Bond Gold JV	1988-1994	Sierra Blanca, Yellow Jacket
Pathfinder	1991, 1992	Pioneer
Barrick	1995-1996	Jolly Jane, Sierra Blanca, Mayflower

Through the Barrick program approximately 249 rotary and reverse-circulation drill holes were drilled on the Project (see Section 10 for detailed description of these programs).

With the downturn in gold price at the start of the 21st Century interest in the Project was essentially nonexistent.  RGC became attracted to the North Bullfrog area in late 2005, and started staking unpatented lode mining claims and acquiring leases on patented lode mining claims.  In March 2007, RGC granted ITH the right to earn an interest in the NBP and thereafter form the NBPJV.  In December 2007 ITH completed a lease of the Mayflower property, which was included in the NBPJV.  Following the execution of the NBPJV option/joint venture agreement, ITH commenced active exploration on the NBP.  In October 2008, RGC completed a lease of the Connection property, which was also included in the NBPJV.  On August 4, 2009, ITH purchased RGC’s interests in the property and continued the exploration program as sole owner/lessor.  On August 26, 2010 ITH spun out Corvus as a separate public company in a transaction which resulted in Corvus owning CGN, through which all interest in the NBP was held, thus resulting in Corvus indirectly acquiring all of the interest in and responsibilities for the NBP property.

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7	GEOLOGICAL SETTING AND MINERALIZATION

7.1	REGIONAL GEOLOGICAL SETTING

The NBP is within the Walker Lane structural province and the Southwestern Nevada Volcanic Field (“SWNVF”).  The Project lies approximately ten kilometres west of the western margin of the middle Miocene Timber Mountain caldera complex of the SWNVF and many of the volcanic units exposed on the Project originated from the caldera complex. However, it appears that many of the most important host rocks to the mineralization are locally derived from what is now known as the North Bullfrog Hills Volcanic Complex (“NBVC”) and are slightly older than the main ash flows erupted from the Timber Mountain Caldera.  The region is underlain by Paleozoic sedimentary rocks which are the basement for the mid-Miocene tuffs and related rocks that are the hosts for most of the mineralization in the Bullfrog mining district.  The region was subjected to extensional faulting which was contemporaneous with volcanism and localized sedimentary basins filled with reworked volcanic and basement debris developed as a result.  Multiple episodes of extension have been documented.  Most of the major fault zones have northerly strikes with normal displacement to the west.  However, hanging wall antithetic faults are also present.   Some of the major faults are interpreted to have listric shapes, similar to the MP fault at the Bullfrog mine, and likely sole into a district-scale detachment fault at depth.  During younger periods of extension many of the older faults in the hanging walls of these listric structures have experienced significant rotation.  At present the area is characterized by short low hills and ridges, separated by narrow gravel filled valleys (see Section 5).

7.2	NBP GEOLOGY

7.2.1	STRATIGRAPHY

7.2.1.1	LOCAL STRATIGRAPHY

The stratigraphy of the Northern Bullfrog Hills (“NBH”) was most recently described by Connors et al. (1998) who mapped the area.  Based on the extensive drilling and geochronology studies conducted by Corvus, the local stratigraphy has been refined enough to warrant the identification of the NBHVC (Table 7-1).

As far as possible the terminology of Connors et al. (1998) has been preserved but geochronology has shown that some units were incorrectly correlated and these have been given new names.  The most significant examples are the Sierra Blanca Tuff and the Pioneer Formation, which were previously

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included in the Crater Flat Group.  Brief descriptions of the Tertiary units which are present in the Project area are given below.

Major Unit Name	Symbol	Formation	Lithodeme	Major Unit Description
Quaternary Cover	Qc			Unconsolidated Quaternary alluvium, colluvium, talus, and mine dumps
Gravels of Sober-up Gulch	Tgs			Semi-consolidated boulder gravels
Pumiceous Sediments	Tps			Light colored tuffaceous sandstone and pebble comglomerate with pumice clasts
Rainbow Mountain Sequence	Trl	Donovan Mountain Latite		Latite and quartz latite lava flows and flow breccias
	Trt	Tuffs and Lavas of Rainbow Mountain		Non-welded crystal-lithic rhyolite tuff and aphanitic flow-banded rhyolite flows and domes with minor sedimentary interbeds.
	Tdf	Rainbow Mountain Debris Flows
A sequence of intercalated heterolithic and monolithic debris flow breccias derived from local volcanic and sedimentary units. Heterolithic sequences are bedded but poorly sorted, consisting of sand- to large boulder-size clasts of predominatly volcanic rocks. Monolithic breccias are interpreted as landslide megabreccia deposits that were shed off local fault scarps.

Timber Mountain Group	Tma	Ammonia Tanks Tuff		Single cooling unit of poorly to densely welded crystal-rich rhyolite ash-flow tuff.
	Tmr	Rainier Mesa Tuff		Single cooling unit of slightly to densely welded crystal-rich rhyolite ash flow tuff
Paintbrush Group	Tp	Paintbrush Tuff		Aphanitic phenocryst-poor welded rhyolite tuff.
Crater Flat Group	Tcb	Bullfrog Tuff		Variably welded crystal-lithic rhyolite tuffs. Possible equivalents of Tram and Bullfrog Members of the Crater Flat Tuff.

	Tct	Tram Tuff

North Bullfrog Hills Volcanic Complex	Td	Savage Valley Dacite		Intercalated lava flows, breccias and pyroclastics of dacitic to andesitic composition. Probable stratigraphic correlation to Tr1g quartz latite unit in Southern Bullfrog Hills

North Bullfrog Suite:
rhyolite and dacite
			dikes, sills and domes	Complex mixture of rhyolitic to andesitic lava flows, tuffs, domes, breccias and sedimentary rocks covering post-Sierra Blanca surface of ambiguous origin

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Major Unit Name	Symbol	Formation	Lithodeme	Major Unit Description
North Bullfrog Hills Volcanic Complex	Tsb	Sierra Blanca Tuff	Large compound cooling unit of variably welded crystal-lithic rhyolite tuff. Probable Upper Tuff of Sawtooth Mountain.

	Tpf	Pioneer Formation	Heterogeneous zone with tuffs and welded tuffs mixed with poorly sorted silty, sandy, pebbly and cobbly sediments

"Green tuff" of Sierra Blanca; rhyolitic tuffs; heterogeneous  non-welded to semi-welded, lithic-poor to lithic-rich crystal tuff with scattered intervals of bedded tuff and epiclastics.   Possible Lower Tuff of Sawtooth Mountain.

	Tnb Tsf	Savage Formation	Sequence of intercalated lava flows, intrusives and epiclastic debris of dacitic to rhyolitic compostion.

	Tjj	Jolly Jane Formation	Heterogeneous sedimentary sequence consisting of mudstone, siltstone, sandstone and conglomerate accumulated in localized structural basins.

Paleozoic Basement	PzC	Carrara Limestone	Micritic to and argillaceous carbonaceous limestone
	PzZ	Zabriskie Quartzite	Massive marine quartzite
	PzW	Wood Canyon Formation	Quartz-rich calcareous siltstone, sandstone, quartzite
Quaternary Cover	Qc		Unconsolidated Quaternary alluvium, colluvium, talus, and mine dumps

Gravels of Sober-up Gulch	Tgs		Semi-consolidated boulder gravels
Pumiceous Sediments	Tps		Light colored tuffaceous sandstone and pebble comglomerate with pumice clasts
Rainbow Mountain Sequence	Trl	Donovan Mountain Latite	Latite and quartz latite lava flows and flow breccias
	Trt	Tuffs and Lavas of Rainbow Mountain	Non-welded crystal-lithic rhyolite tuff and aphanitic flow-banded rhyolite flows and domes with minor sedimentary interbeds.
	Tdf	Rainbow Mountain Debris Flows
A sequence of intercalated heterolithic and monolithic debris flow breccias derived from local volcanic and sedimentary units. Heterolithic sequences are bedded but poorly sorted, consisting of sand- to large boulder-size clasts of predominatly volcanic rocks. Monolithic breccias are interpreted as landslide megabreccia deposits that were shed off local fault scarps.

Timber Mountain Group	Tma	Ammonia Tanks Tuff	Single cooling unit of poorly to densely welded crystal-rich rhyolite ash-flow tuff.
	Tmr	Rainier Mesa Tuff	Single cooling unit of slightly to densely welded crystal-rich rhyolite ash flow tuff
Paintbrush Group	Tp	Paintbrush Tuff	Aphanitic phenocryst-poor welded rhyolite tuff.
Crater Flat Group	Tcb	Bullfrog Tuff	Variably welded crystal-lithic rhyolite tuffs. Possible equivalents of Tram and Bullfrog Members of the Crater Flat Tuff.

	Tct	Tram Tuff

North Bullfrog Hills Volcanic Complex	Td	Savage Valley Dacite	Intercalated lava flows, breccias and pyroclastics of dacitic to andesitic composition. Probable stratigraphic correlation to Tr1g quartz latite unit in Southern Bullfrog Hills

Complex mixture of rhyolitic to andesitic lava flows, tuffs, domes, breccias and sedimentary rocks covering post-Sierra Blanca surface

North Bullfrog Hills Volcanic Complex	Tsb	Sierra Blanca Tuff	Large compound cooling unit of variably welded crystal-lithic rhyolite tuff. Probable Upper Tuff of Sawtooth Mountain.

	Tpf	Pioneer Formation	Heterogeneous zone with tuffs and welded tuffs mixed with poorly sorted silty, sandy, pebbly and cobbly sediments

"Green tuff" of Sierra Blanca; rhyolitic tuffs; heterogeneous  non-welded to semi-welded, lithic-poor to lithic-rich crystal tuff with scattered intervals of bedded tuff and epiclastics.   Possible Lower Tuff of Sawtooth Mountain.

	Tsf	Savage Formation	Sequence of intercalated lava flows, intrusives and epiclastic debris of dacitic to rhyolitic compostion.

	Tjj	Jolly Jane Formation	Heterogeneous sedimentary sequence consisting of mudstone, siltstone, sandstone and conglomerate accumulated in localized structural basins.

Paleozoic Basement	PzC	Carrara Limestone	Micritic to and argillaceous carbonaceous limestone
	PzZ	Zabriskie Quartzite	Massive marine quartzite
	PzW	Wood Canyon Formation	Quartz-rich calcareous siltstone, sandstone, quartzite

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7.2.1.1.1	NORTH BULLFROG HILLS VOLCANIC COMPLEX

7.2.1.1.1.1	JOLLY JANE FORMATION – TJJ

The lowermost Tertiary rocks consist of a basal conglomerate overlain by a sequence of heterogeneous sedimentary rocks including mudstone, siltstone and sandstone.  The basal conglomerate is a time transgressive surface lag deposit which generally contains abundant clasts of pre-Tertiary basement rocks.  The type locality for this unit is known from drilling in the Jolly Jane area and consists of up to 50 metres of heterogeneous sediments which appear to have been accumulated in a structural basin prior to and during the onset of volcanism.  Sandstone, silt, shale and calcareous sediments are present with both black organic-rich and hematitic intervals also present.  It is common to see tuffaceous sediments in the upper portions of the sand and shale sequences.  The thickness and composition of the Jolly Jane Formation is highly variable, and is interpreted to have been deposited on a Tertiary erosional unconformity of significant relief.

7.2.1.1.1.2	SAVAGE FORMATION – TSF

The Savage Formation consists of locally-sourced lava domes, flows, pyroclastics and associated intrusive rocks of dacitic to rhyolitic composition.  The type locality for these rocks is the southern end of Savage Valley.  The Savage Formation may also include intercalated epiclastic intervals of re-worked dacite and locally carbonaceous sediments.  The thickness of the Savage Formation varies greatly from 0-100 metres.  This reflects the areal distribution of individual domes, flows and epiclastic intervals.  Two distinct compositions can be identified on the basis of the Zr/Nb ratio.  While these have been recently mapped no definitive patterns have yet been derived from their distribution.  The Savage Formation is correlative to the Tr1g unit in the Southern Bullfrog Hills (“SBH”) as described in Eng et.al. (1996).  Tsf is locally mineralized in the Sierra Blanca and Jolly Jane areas.

7.2.1.1.1.3	PIONEER FORMATION – TPF

The Pioneer Formation consists of relatively monotonous lithic-lapilli tuffs which show marked variations in grain-size and clast composition ranging from coarse breccias to sandy facies.  The type locality for this Formation is the prominent topographic high to the north of the Pioneer Mine.  In the subsurface north of Sierra Blanca the pyroclastic rocks are mixed with a variety of rhyolite bodies which appear to be coeval with the pyroclastic deposits.  Locally bedded epiclastic intervals have been observed.  Near the upper contact of the Formation the composition becomes quite heterogeneous with

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local epiclastics, welded tuff intervals and marked variations in clast sizes and compositions that create marker horizons.

It appears that during the life of the Pioneer Formation there was either significant erosion or relief on the surface because the thickness of the unit varies from several hundred metres north of Sierra Blanca to just a few metres at the south end of Savage Valley.  However, the uppermost Mixed Epiclastic Member seems to blanket the entire surface prior to the eruption of the Sierra Blanca Tuff.  The Pioneer Formation is widely mineralized but is generally lower grade than the overlying Sierra Blanca Tuff.

7.2.1.1.1.4	SIERRA BLANCA TUFF – TSB

The Sierra Blanca Tuff is a large cooling unit of rhyolitic ash flow tuff that blankets the entire Project area with the type locality being Sierra Blanca.  It is possible that the deposit was sourced outside of the North Bullfrog Hills and it may be the equivalent of the Upper Sawtooth Mountain Tuff (see Geochronology section below), however, no definitive study has been done to confirm that correlation.

The Sierra Blanca Tuff has a very distinct geochemical stratigraphy but macroscopically is difficult to subdivide.  There is a distinctive pumice-rich interval in the basal 10-20 metres which is referred to as the lower Pumice Marker (Tsb1). Above that the tuff is a relatively homogeneous densely welded crystal tuff with variably developed compaction foliation.

At Jolly Jane there appear to be volcanics of the Savage Valley Dacite in the middle of the Savage Valley Tuff.  In outcrop these dacitic units appear to be pyroclastic in origin suggesting that although the Sierra Blanca acts like a single cooling unit there is enough time represented that a simultaneous local eruption may have occurred during the life of the regional ash outpouring.

Apparently, the brittle nature of the densely welded Sierra Blanca tuff allowed for significant fracturing.  The increased permeability from brittle fracturing apparently played a significant role in focusing hydrothermal fluids into the middle sub-unit.  The Sierra Blanca Tuff varies in thickness from 70 metres at Jolly Jane to 170 metres at North Sierra Blanca.

7.2.1.1.1.5	SAVAGE VALLEY DACITE – TD

The Savage Valley Dacite represents another sequence of what appear to be locally sourced volcanics.  At the base of the unit there is a very heterogeneous somewhat discontinuous sequence of domes, pyroclastic and epiclastic deposits which are frequently rhyolitic but mixed with the dacitic rocks.

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Upward the sequence evolves and is dominated by relatively homogenous purple magnetic dacitic to andesitic lavas and pyroclastic deposits.

Two distinct compositions of dacite can be distinguished geochemically based on the zirconium/niobium ratio.  These compositions are intercalated but no particular stratigraphic sequence has been defined.  The temporal duration of the Savage Valley Dacite sequence is not clear.  Locally the sequence appears to conformably overlie the Sierra Blanca Tuff but in other areas the purple dacites have been deposited directly on the Pioneer Formation indicating the removal of 10’s to 100’s of metres of stratigraphy.  The Savage Valley Dacite is locally mineralized in the Jolly Jane and Sierra Blanca areas.

7.2.1.1.1.6	NORTH BULLFROG DOMES AND INTRUSIVE SUITE – NB

Rhyolitic and dacitic bodies probably including plugs, domes, dikes and possibly sills are recognized over much of the NBH area.  These have been separated into a lithodeme in order to deal with the ambiguity about the emplacement mechanism and relative age of many of these bodies.

Outcropping dacitic plugs/domes are found at the south end of Savage Valley and at Jolly Jane.  These bodies have a variety of textures ranging from aphanitic to strongly porphyritic.  In both cases they are within the Savage Valley Formation.  Porphyritic dacite bodies of this type are not known in the Savage Valley Dacite unit but may be present.  Dacite porphyries definitely occur as dikes within the Pioneer and Sierra Blanca Formations.

Plug or dome-like rhyolite bodies are present at both the south end of Savage Valley and at Jolly Jane.  In both cases they are surrounded by pyroclastic rocks of the Savage or Pioneer Formations.  Field relationships suggest that these bodies are intrusive into the pyroclastic Pioneer Formation, however, there does not appear to be a significant age difference between the two suites of rocks and for the most part they are geochemically indistinguishable.

There is one suite of rhyolite bodies that have no compositionally similar pyroclastic rocks.  These rhyolites are relatively depleted in light rare earths such as cerium and lanthanum compared to the other rhyolites.  They are present as dikes and plugs both above and below the Sierra Blanca Tuff.

7.2.1.1.2	CRATER FLAT GROUP – TC

The regionally extensive Crater Flat Group has been described in detail by Carr et al. (1986) and several members have been defined.  In the NBH two of these members, the Bullfrog Tuff (Tcb) and the Tram

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Tuff (Tct), appear to be preserved in the hangingwall of major down to the east normal faults on the eastern sides of Savage Valley, Yellowjacket and Jolly Jane.  The Tram tuff is moderately to poorly welded with large pumice clasts.  In contrast the Bullfrog Tuff is densely welded with the degree of welding decreasing in the upper portions.  A minor but persistent interval of bedded epiclastic tuffs is frequently present at the base of the Bullfrog Member.  The Bullfrog Tuff has been dated at 13.25 Ma (Sawyer et al, 1994).  The Tram and Bullfrog Tuffs are undifferentiated is some areas and may simply be referred to as the Crater Flat Group.

The contact between the Savage Valley Dacite and the Crater Flat Group is not exposed at the surface so the stratigraphic relationship between these two is not known.  However, there appears to be a 0.7-1.0 Ma time gap between the two units (see Geochronology section below).

7.2.1.1.3	PAINTBRUSH TUFF - TP

The Paintbrush tuff is typically reddish brown and is distinctly phenocryst poor compared to other major ash flow sheets in the area.  The unit is approximately 30 metres thick and has a number of locally developed facies defined by variations in welding and phenocryst content.

Within the NBH the Paintbrush Group is represented primarily as slide blocks and clasts within the Rainbow Mountain debris flow sequence but there may be one area of intact Paintbrush Tuff on the east side of Jolly Jane.

Connors et al. (1998) suggested that the Paintbrush may be the correlative of the Tiva Canyon (12.7Ma) or Topopah Springs Tuffs (12.8Ma).

7.2.1.1.4	TIMBER MOUNTAIN GROUP

Regionally there are two major ash-flow sheets that make up the bulk of the Timber Mountain Group together with local lavas and tuffs (Table 7-1).  Within the NBH these units are represented only within the debris flow units of the Rainbow Mountain sequence where they occur as slide-block breccias and debris-flow components.  The age of the Rainier Mesa tuff is 11.6Ma (Sawyer et al., 1994) and the age of the overlying Ammonia Tanks Tuff is 11.45Ma (Sawyer et al., 1994).

7.2.1.1.5	RAINBOW MOUNTAIN SEQUENCE

The Rainbow Mountain Sequence incorporates a complex group of sedimentary and volcanic deposits that record the onset of major tectonic activity in the area.  Sediments deposited at the base of the

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Rainbow Mountain sequence at the Mayflower deposit had been rotated more than 40 degrees by the time the Rainbow Mountain Trt2 tuff was deposited.  Connors et al. (1998) suggest that this period of intense activity began after 11.4Ma and ended before 9.4Ma.

7.2.1.1.5.1	RAINBOW MOUNTAIN DEBRIS FLOWS - TDF

The Debris Flow sequence is the most heterogeneous unit of the NBH.  It consists of intercalated sequences of heterolithic and monolithic sedimentary breccias as well as large slide bocks derived from local Miocene volcanic and Paleozoic sedimentary units.  Heterolithic sequences are bedded but poorly sorted, consisting of sand- to large boulder-size clasts of predominantly volcanic rocks.

The debris flow breccia deposits are largely the result of the re-working of the SWNVF units and basement via gravity sliding and alluvial fan development around fault-bounded basement structural highs.  The volcanic debris is derived from many of the SWNVF units including the Crater Flat, Paintbrush and Timber Mountain Groups (Table 7-1).

Massive, relatively intact blocks of monolithic breccias are interpreted as landslide megabreccia deposits that were shed off local fault scarps.  Gold mineralization at Mayflower and Connection is hosted in the Debris Flow Breccia sequence.  The Debris Flow Breccia unit was deposited on an erosional surface (angular unconformity) cut on Sierra Blanca Tuff, Savage Dacite and Crater Flat Group tuffs.  The thickness of this unit exceeds 300 metres in the Mayflower area.

7.2.1.1.5.2	RAINBOW MOUNTAIN TUFF - TRT2

This unit consists primarily of light-colored, poorly- to non-welded, pumiceous crystal-lithic tuff that overlies and intercalates with the Debris Flow Breccia sequence.  It is correlative to the Tr11 unit within the Rainbow Mountain sequence of the SBH as described in Eng et.al. (1996).  Thickness is up to 300 metres in the Mayflower-Pioneer area.  The base of Trt2 is locally mineralized in the Mayflower area.  Trt2 has been dated using Ar-Ar at 10.1 Ma (Connors et al, 1998).

7.2.1.1.5.3	RAINBOW MOUNTAIN RHYOLITE DOMES AND FLOWS - TRR

This unit consists of locally-sourced aphanitic flow-banded rhyolite plugs, domes and flows that intrude and overlie Trt2 east of the Mayflower mine area.  Trr is probably age equivalent to compositionally similar rhyolite flows in the Rainbow Mountain Sequence of the SBH.

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7.2.1.1.5.4	RAINBOW MOUNTAIN RHYOLITE DOMES AND FLOWS - TRR

The Donovan Mountain Latite consists of numerous lava flows and flow breccias of dark-colored porphyritic latite.  The latites are relatively unaltered, and occur primarily in the hanging wall (west) of the Donovan Mountain Fault.  The unit is correlative to flows of similar composition that overlie the Rainbow Mountain Sequence in the SBH.  Ar-Ar dates of between 10.0 and 10.7Ma are reported by Connors et al. (1998).

7.2.1.1.6	PUMICEOUS SEDIMENTS - TPS

Connors et al. (1998) describe the Pumiceous Sediments as “White, light-gray, greenish-gray, buff, and orangish-buff, weakly indurated, tuffaceous sandstone and conglomerate, typically with fluvial bedding, with interbeds of reworked and air-fall(?) tuff.”  The beds may be well to moderately sorted, with abundant small pumice fragments and shards.  It contains abundant subrounded to angular grains of volcanic quartz, feldspar, and biotite.  The unit intertongues with, and underlies, the Gravels of Sober Up Gulch.  The thickness reflects varying paleo-topography, and ranges from 0 to more than 40 metres.

7.2.1.1.7	GRAVELS OF SOBER UP GULCH - TGS
Older alluvial deposits are correlated to the Gravels of Sober-up Gulch.  Terraces of semi-consolidated Tertiary heterolithic boulder gravel unconformably overlie many older, more steeply tilted, Tertiary units throughout the NBH.  Tgs is similar to Tdfh, but contains abundant conspicuous boulders of Donovan Mountain Latite.  Tgs typically forms a gently (<5 degrees) east-dipping pediment surface.

7.2.1.1.8	QUATERNARY COVER - QC
Quaternary Cover includes unconsolidated Quaternary deposits including alluvium, colluviums, talus and mine dump material.

7.2.1.2	GEOCHRONOLOGY

All of the major units in the NBH are separated by significant erosional unconformities which together with pervasive alteration have confounded local and regional stratigraphic correlations.  For this reason a series of samples were submitted for geochronological studies.  Laser ablation ICP analysis on zircons was used to determine the eruptive ages of the different volcanic units and Ar-Ar dating on adularia was used to date the vein mineralization.

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7.2.1.2.1	ZIRCON DATING

Samples were submitted for analysis to two different laboratories; A to Z and Victor Valencia.  Duplicate samples were included to confirm the analytical precision of the dates (Table 7-2).

Table 7-2  Summary Of Zircon Dates From North Bullfrog Hills Volcanics

Strat Symb	Age (Ma)	2s	Locality	Description	Lab	LabID	Num Of Dates
Trt2	10.5	0.1	Mayflower Mine	Rainbow Mountain Tuff	Valencia	115904
Trt2	11.4	0.2	Mayflower Mine	Rainbow Mountain Tuff	AtoZ	1335-003	26
Tcb	13.3	0.2	Ladd Mountain	Crater Flat, Bullfrog Member	AtoZ	1335-001	25
Tcb	13.5	0.2	Ladd Mountain	Crater Flat, Bullfrog Member	Valencia	115906	47
Tcb	13.5	0.2	Ladd Mountain	Crater Flat, Bullfrog Member	Valencia	115907	29
Tcb	13.4	0.2	East Savage Valley	Crater Flat, Bullfrog Member	Valencia	115902	35
Tct	13.7	0.2	East Savage Valley	Crater Flat, Tram Member	Valencia	115901	19
Tct	14.3	0.2	East Yellowjacket	Crater Flat, Tram Member	AtoZ	1293-06	28
Tct	14.5	0.2	East Jolly Jane	Crater Flat, Tram Member	AtoZ	1293-09	27
Td2	14.4	0.2	Jolly Jane	Savage Valley Dacite	AtoZ	1293-10	21
Td2	15.6	0.4	Yellowjacket	Savage Valley Dacite	AtoZ	1293-01	8
Td1	14.2	0.3	Air Track Hill	Savage Valley Felsic Facies	Valencia	115908	33
Td1	14.8	0.2	Yellowjacket	Savage Valley Felsic Facies	Valencia	115905	22
Td1	15.0	0.3	Yellowjacket	Savage Valley Felsic Facies	AtoZ	1293-02	28
	14.9	0.2	Sawtooth Mtn	Sawtooth Mtn Tuff, Upper Unit	AtoZ	1335-005	26
Tsb	15.0	0.2	Yellowjacket	Sierra Blanca Tuff	AtoZ	1293-07	28
Tsb	15.1	0.2	Pioneer	Sierra Blanca Tuff	AtoZ	1335-002	29
Tsb	14.4	0.2	Yellowjacket	Sierra Blanca Tuff	Valencia	P346369	30
Tpf	14.6	0.2	Yellowjacket	Pioneer Formation	AtoZ	1293-08	28
Tpf	14.5	0.2	Yellowjacket	Pioneer Formation	AtoZ	1293-05	27
Tnb	14.5	0.2	Yellowjacket	Rhyolite - flow banded	Valencia	P346202	20
Tnb	14.8	0.2	Yellowjacket	Rhyolite - flow banded	AtoZ	1293-04	28
Tnb	14.7	0.2	Radio Tower Hill	Rhyolite - flow banded	Valencia	115903	26
Tnb	15.9	0.3	Radio Tower Hill	Rhyolite - flow banded	AtoZ	1335-004	34
Tnb	14.3	0.3	Yellowjacket	Rhyolite - spherulitic	Valencia	NB171608	32
Tnb	14.7	0.2	Yellowjacket	Rhyolite - spherulitic	Valencia	P346250	26
Tsf	16.1	0.3	Savage Valley	Pre Sierra Blanca Rhyolite	AtoZ	1293-11	26
Tsf	15.8	0.3	Jolly Jane	Pre Sierra Blanca Dacite	AtoZ	1293-12	24
Tsf	1599.5	20.7	Yellowjacket	Basement Xenocrysts in Dacite	AtoZ	1293-03	3

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In general the match between the labs is reasonable, however, in many instances the A to Z dates are substantially older with differences far exceeding the analytical precision (Table 7-2).  The dates of Victor Valencia match the published stratigraphic ages for the Rainbow Mountain Tuff and the Crater Flat Group tuffs and in both cases the A to Z ages on these rocks are almost 1Ma younger than the other ages.  The A to Z age on the duplicate rhyolite from Radio Tower Hill is also approximately 1Ma older than Valencia (Table 7-2).  For this reason it appears that the oldest dates from A to Z may be too old.

The zircon data confirm the age difference between the NBHVC and the Crater Flat Group tuffs and suggest that volcanism in the NBH complex extended from around 15Ma to 14Ma (Table 7-2).  The zircon data also appear to confirm the proposed correlation between the Sierra Blanca Tuff and the Upper Tuff of Sawtooth Mountain (Table 7-2).

It is important to note that, prior to obtaining the zircon data, the Sierra Blanca Tuff was correlated with the ash flow tuff on the east side of Savage Valley and both were correlated to the Bullfrog Tuff of the Crater Flat Group.  This error in stratigraphic correlation had profound structural implications that have now been corrected.

7.2.1.2.2	AR-AR DATING

A suite of eight adularia samples from the vein mineralization at Yellowjacket and Mayflower were submitted to the University of Alaska Fairbanks for Ar-Ar dating (Benowitz and Layer, 2013).  Only four of the samples returned statistically valid ages but these came from 4 different Yellowjacket drillholes and seem to tightly constrain the age of mineralization there between 11.7-11.2Ma (Table 7-3).

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Table 7-3  Yellowjacket Vein Adularia Ar-Ar Age Determinations

HoleID	Sample	Mineral	Integrated Age (Ma)	Plateau Age (Ma)	Plateau Information	Isochron Age (Ma)	% Atmospheric 40Ar
NB-12-127	M610395	Adularia	11.2 ± 0.1	11.2 ± 0.1	5 of 7 fractions 98.4% 39Ar release MSWD = 1.09	__	15.8
NB-12-139	M612038	Adularia	11.6 ± 0.1	11.6 ± 0.2	4 of 7 fractions 99.1% 39Ar release MSWD = 2.43	__	13.5
NB-12-126b	M610140	Adularia	15.5 ± 2.1	11.7 ± 0.4	4 of 7 fractions 51.3% 39Ar release MSWD = 1.21	__	93
NB-12-138	M611584	Adularia	11.7 ± 0.4	11.7 ± 0.4	6 of 7 fractions 97.6% 39Ar release MSWD = 0.51	11.4 ± 0.4	42.7

The approximately 11.6Ma age for Yellowjacket is significant because it confirms earlier dating on adularia from this area published by Weiss (1996) that showed that Yellowjacket vein mineralization ages were around 11.3Ma while the Mayflower vein adularia was considerably younger at 9.9Ma.

7.2.1.3	REGIONAL CORRELATION

The geochronological studies together with the refined stratigraphy of the NBH provide important constraints on the geological setting of the district.  The first and most important conclusion is that with an age of 15-14Ma the NBHVC correlates with some of the oldest volcanics in the SNVF (Sawyer et al., 1994).  This means that they have experienced several significant periods of tectonic reorganization.  Sawyer et al. (1994) have one major period of extension between 13Ma and 12Ma culminating with the eruption of the Timber Mountain Group ash-flows between 11.6 and 11.45 Ma coincident with the Yellowjacket mineralization age.  Connors et al. (1998) postulate a second major period of extension occurred between 11.4Ma and 10.0Ma which resulted in major block rotation and the deposition of the Rainbow Mountain debris flow deposits between 10.6Ma and 10.0Ma.  The 9.9Ma age of Mayflower mineralization coincides with the waning of this tectonic activity.  Extension appears to have ceased by 9.4Ma (Connors, et al., 1998).

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7.2.2	STRUCTURE

Both pre-Tertiary and Miocene rocks have been subjected to large-scale, W- to WNW-directed, syn-volcanic and syn-mineral extension between 16-9.4 Ma (faulting and east-tilting).  It is important to recognize that this extension was not continuous but two separate periods of more intense fault activity.  Both these events affected the rocks in the NBH.

Some of the oldest faults in the NBH are probably represented by the Liberator, Savage, and East Jolly Jane Faults which have major down to the east movements that define the eastern sides of Yellowjacket, Savage Valley and Jolly Jane (Figure 7-1).  Evidence for an older age on these structures is the fact that the Crater Flat Group is only preserved on the downthrown side of these faults and the Crater Flat Group is in turn overlain by relatively flat-dipping debris flow sediments that appear to cover these faults.  It seems likely that these down to the east faults developed during the 13-12Ma deformation event just after the emplacement of the Crater Flat Group.  The Liberator Fault at Yellowjacket was definitely mineralized at 11.6Ma and there is strong mineralization in the hangingwall of the Savage Valley fault.  At Jolly Jane the Crater Flat Group is intensely altered in the hangingwall of the East Jolly Jane Fault.  These observations suggest that these major faults were present during the older mineralization event at North Bullfrog and may play an important role in the mineralizing process.

The most dramatic extension in both the northern and southern Bullfrog Hills took place during the second pulse of extension between 11.4 and 9.4Ma.  During this time extension was accommodated by the Bullfrog Hills fault system (“BHFS”), a complex group of kinematically-linked, predominantly NNE- to NNW-trending, and moderately west-dipping, down-to-the-west normal faults.  Some of the larger displacement faults (e.g. the MP Fault at the Bullfrog Mine) are interpreted to have listric shapes, and likely sole into a district-scale detachment fault at depth.  Hydrothermal alteration and gold mineralization are commonly spatially associated with major splays of the BHFS.

Three major splays of the BHFS cross the NBP including: the Donovan Mountain fault, the West Jolly Jane fault and the Road fault (Figure 7-1).  These are generally northerly striking, west-dipping, down-to-the-west, normal faults with apparent dip-slip displacements of ~600 to >1000 metres.  The Road fault is considered the northern continuation of the Contact fault from the SBH.  The Contact fault forms a bounding post-mineral structure that truncates the Montgomery-Shoshone deposit on the north.  The Contact fault also hosts sub-economic mineralization under Rhyolite Valley in the SBH.

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In the NBH, differential movement between the main strands of the BHFS was accommodated by cross faults, the most notable of which is the Pioneer Shear (Figure 7-1).  The Pioneer shear is a poorly understood EW-trending structural zone that facilitated the block rotation in the hangingwall of the Road Fault that allowed the accumulation of several hundred metres of debris-flow sediments in the Mayflower area prior to the eruption of the Rainbow Mountain Tuff.

The evolution of extension is well recorded at Mayflower where Rainbow Mountain Sequence sediments at the base of the Mayflower basin dip 40-50 degrees to the east but the Trt2 Tuff dips only 20 degrees, similar to the dip observed farther to the north.  Geopetal sediments in hydrothermal breccias at Mayflower have dips of less than 5 degrees indicating that by the time of mineralization (approximately 10Ma) rotation had largely ceased.

With the exception of the younger gravels (Tgs) all of the stratigraphy in the NBH dips to the east at angles of between 10 and 60 degrees.  The degree of tilting varies greatly indicating quite complex block rotation.  The steepest dips observed are found in the immediate hangingwall of the Road Fault at the Pioneer Mine where the Sierra Blanca Tuff compaction foliation is vertical and locally over turned.  Similarly, in the immediate hangingwall of the West Jolly Jane Fault, the Crater Flat Group tuffs dip 60-70 degrees to the east.  These patterns suggest that the entire area has been affected by rotation on large listric down-to the-west faults.

Within the NBH there are many faults with relatively minor displacements, the ages of which are difficult to constrain.  The “piano key” fault pattern at Sierra Blanca is an example of the relatively small scale faulting that has affected the blocks between the larger faults (Figure 7-1, Figure 7-2).  With the onset of major listric extension during the 11.4-10Ma event, any older faults riding in the hangingwall would be rotated.  This means that early east-dipping faults would steepen and early west-dipping faults would flatten.  This is nicely exemplified by the NE40 fault at Sierra Blanca which appears to have a reverse motion at this time, probably as a result of rotation (Figure 7-2).

Recent geochronology studies have helped to develop a clearer understanding of the relationship between the faulting and the mineralization.  Mineralization that formed during the 11.6Ma event would have been dramatically affected by the 11.4-9.4Ma deformation event.  In contrast, the younger mineralization formed at 10Ma would have seen only modest amounts of deformation.

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It appears that the bulk of the mineralization north of the Pioneer Shear formed during the older event so in that area it is essential to distinguish between older faults that were conduits for mineralization and younger faults that displace the mineralization.  Given the degree of reactivation this will be challenging.

7.2.3	MINERALIZATION

All of the mineralization known to date in the NBH can be classified as low-sulphidation epithermal mineralization.  As indicated above there are at least two and possibly three distinct periods of mineralization present at the NBP.  Based on cross-cutting relationships it is clear that the widespread silica-adularia alteration that typifies mineralization at Jolly Jane and Sierra Blanca predates the 11.6Ma quartz-adularia vein mineralization at Yellowjacket by some amount of time.  How much time is unknown, however, there is widespread superposition of barren jasper veining on the silica-adularia prior to the development of the grey-quartz veins that carry the gold and silver mineralization.  This alteration and veining will be discussed as “Older” mineralization.  The younger 10Ma mineralization is represented by the more structurally controlled silica-adularia alteration found at Mayflower together with the quartz or calcite dominated gold mineralization found at both Mayflower and Pioneer.  In addition there is barren opalite alteration which may represent steam-heated alteration associated with the younger hydrothermal events.

7.2.3.1	OLDER MINERALIZATION STYLES

Based on overprinting relationships observed in core it appears that multiple events have contributed to the gold endowment that developed before 11.2Ma, the youngest age observed at in the Yellowjacket Zone.

7.2.3.1.1	ALTERATION-STYLE MINERALIZATION

The most widespread mineralization at the NBP is associated with the pyritization of iron minerals in the host volcanic rocks.  The grade of the alteration mineralization reflects the intensity of alteration and the original iron content of the host rock succession.  Gold grade in the Pioneer Formation and Sierra Blanca Tuff, which on average have 1% iron, is on the order of 200-300 ppb gold whereas grades in the high Zr/Nb Savage Dacite which has on average 4.2% iron or the low Zr/Nb dacite which contain 2% iron may reach several thousand ppb gold.

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Silicate alteration associated with the sulphidation-style gold mineralization generally shows a progressive change from illite-smectite through illite-adularia to pure silica-adularia as the degree of mineralization increases.

The distribution of alteration-style mineralization appears to reflect a combination of rock matrix permeability and structural permeability.  Although both the Sierra Blanca Tuff and the Pioneer Formation pyroclastics are pervasively altered it appears that the welded ash-flow textures and possibly brittle nature of the Sierra Blanca Tuff enhanced the permeability of that cooling unit relative to the underlying crystal-lithic tuffs.  In contrast alteration in the underlying Savage Formation and the overlying Savage Dacite appear to be controlled almost exclusively by fault related permeability.

Alteration style mineralization has been observed locally in the Paleozoic siliciclastic sediments but they are not generally well mineralized.  One possible explanation is that in many cases the iron in these marine sediments was already hosted in pyrite before the mineralization event began.  Jasperoid is developed in the Carrara Formation limestone just below the Tertiary unconformity in many drillholes at both Jolly Jane and Savage Valley.  These jasperoids are typically only anomalous in Au, but locally yield 200-400 ppb values.

The normal silver to gold ratio of the alteration mineralization is approximately 1:1.  However, in some instances it may be three or four times higher.  This may indicate that there is more than one event alteration.  Work is currently underway to map the Ag:Au ratio and see if it defines a spatial pattern.

Analogies have been made between the widespread alteration at the NBP and the Round Mountain gold deposit in central Nevada.  However, at Round Mountain the predominant alteration is illite and sulphidation is not reported to be a key process.

7.2.3.1.2	VEIN STYLE MINERALIZATION

Vein mineralization that is demonstrably part of the older pre-11Ma mineralization event is found at the Yellowjacket prospect and along the crest of Sierra Blanca ridge.  A variety of textures typical of low sulphidation epithermal veins have been observed in these areas.  Bladed quartz pseudomorphs after calcite and milky chalcedonic quartz with distinct but fuzzy banding are found at Yellowjacket and are quite widespread spatially in the Sierra Blanca area.  Veins with these textures are typically barren or have only very low grade gold mineralization.  Occasionally there are some intervals with beautifully banded crustiform textures that may run several grams of gold per tonne.  However, the most common

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and best mineralized quartz textures at Yellowjacket are grey translucent veins with little distinctive internal structure.  Frequently fine particles of native gold can be observed in this quartz.  Occasionally there may be faint banding with gold, acanthite or pyrite along individual bands.

Where the quartz veins have formed in silica-adularia altered rocks there is generally very little alteration associated with the veining.  Occasionally, weak illite alteration overprints can be observed in the general vicinity of the veining and less frequently the illite alteration can be quite intense creating selvages around structures and destroying all the feldspar in the rocks.  Fault breccias in the mineralized vein structures are frequently silicified.

The primary ore minerals associated with the vein-style mineralization are gold, acanthite (Ag2S) and pyrite. Petrographic studies have also documented Pyrargyrite (Ag3SbS3), Stromeyerite (AgCuS), and Prousite (Ag3AsS3).  Sphalerite has been observed as a late cavity infill.  In general the silver to gold ratio in the vein mineralization is greater than 6:1 and may be 100’s:1 locally.

7.2.3.2	YOUNGER MINERALIZATION STYLES

In many cases the age of mineralization can be constrained by the fact that the mineralization is hosted in the Rainbow Mountain Debris flow sediments which were not deposited at 11.6Ma.  Recognition of differences in the styles between debris-flow hosted mineralization and the older styles of mineralization can be used to classify mineralization in more ambiguous structural settings.

7.2.3.2.1	SILICA-ADULARIA ALTERATION

At Mayflower the debris flow sediments and the Trt2 tuff have been affected by silica-adularia alteration developed around a central zone of faulting.  The silica-adularia alteration is mineralized and although the deposit is completely oxidized at present it appears that the original mineralizing process was sulphidation similar to that observed with the older silica-adularia alteration.

The distribution of silica-adularia alteration appears to reflect a combination of structural and stratigraphic permeability.  In the debris-flow sediments the alteration spreads out for 10’s of metres around the central structural zone whereas in the Trt2 tuff the alteration is restricted to just a few metres around the structures.  The silica-adularia alteration was a very important ground preparation for later vein mineralization because it made the rock brittle which led to cavity formation during later faulting.  The degree of alteration falls off relatively quickly around the silica-adularia and grades into a smectite dominated assemblage.  In the Trt2 tuff zeolites are common outside of the alteration selvage.

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The Mayflower deposit is almost completely oxidized so the sulphide mineralogy of the original alteration is not known.  However, the concentrations of arsenic and other metals are quite low.

7.2.3.2.2	QUARTZ VEINING - SILICIFICATION

At Mayflower, quartz veining is only known from the southeastern part of the deposit and primarily from the historical mine dumps there.  The quartz is generally white to grey translucent but is sometimes pink. It is frequently banded and may have very fine acicular textures indicating replacement of earlier adularia.  Bladed pseudomorphs of quartz after calcite are found in outcrop at the Pioneer Mine but have not been observed at Mayflower.  Blocks of silicified fault breccia have been observed on the Mayflower dumps.  Microscopic studies have found disseminated native gold in silicified fault breccia at Mayflower.  One grain of argentite was observed in thin section.

7.2.3.2.3	CALCITE VEINING

It appears that much of the gold at Mayflower is associated with grey calcite veining infill.  Occasionally this calcite can be banded but it is generally coarse grained and either lines cavities or fills them completely.  Observations from both macroscopic and microscopic studies observations at Mayflower show visible gold in the calcite bands rather than in the quartz and frequently gold grains are found at the calcite-wall rock contact.  In the David Adit at Mayflower the only cavity infill phase is coarse euhedral calcite.  Although it is not always mineralized, the highest grade areas have calcite cavity linings.  At both Mayflower and Pioneer, where core holes have intersected high-grade mineralization, the mineralized material is quartz-free iron-oxide-rich clay which probably represents the carbonate weathering residue.

The fact that gold is associated with calcite at Mayflower is very different to Yellowjacket where calcite is not associated with mineralization.  Another difference is that the Ag:Au ratio at Mayflower is generally <0.5 whereas at Yellowjacket it is generally higher than 5.

7.2.3.2.4	OPALITE ALTERATION

Opalite alteration, characterized by silica, kaolinite and locally alunite replacement of rock, reflects the presence of acidic steam-heated waters and is usually developed at the top of the groundwater table above boiling geothermal areas.  The recognition of steam heated alteration is important because if the elevation of the water table is known then the depth to boiling can be calculated.  Since boiling is the

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dominant cause of gold precipitation in low-sulphidation epithermal systems then this means that the depth to the potential gold target can be calculated.  For fluids hot enough to transport gold this depth is generally greater than 200 metres below the water table.

Opalite has been located at the NBP in a number of different places but most notably it is developed in the hangingwall of the Road Fault in the vicinity of the Connection Prospect (Figure 7-1).  In the opalite along the Road Fault mercury has been observed as cinnabar and is frequently anomalous in rock samples.  There is no gold associated with this alteration; however, there is no reason to expect gold to be associated with this alteration.  The boiling zone beneath the opalite represents a viable exploration target.

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Figure 7-1  Geologic Map Of The NBP With Target Areas, Resources And Property Outline

Quaternary Colluvium
Quaternary Alluvium
Gravels of Sober-up Gulch
Pumiceous Sediments
Rainbow Mtn Seq. Donovan Mtn Latite
Rainbow Mtn Seq. Rhyolite Body
Rainbow Mtn Seq. Rhyolite Tuff 2
Rainbow Mtn Seq. Trt2 Basal Epiclastics
Rainbow Mtn Seq. Rhyolite Tuff
Rainbow Mtn Seq. Ash Flow Breccia
Rainbow Mtn Seq. Fleur De Lis Breccia
Rainbow Mtn Seq. Ranier Mesa Breccia
Rainbow Mtn Seq. Paintbrush Breccia Altered
Rainbow Mtn Seq. Paintbrush Breccia
Rainbow Mtn Seq. Sierra Blanca Breccia
Rainbow Mtn Seq. Carrara Breccia
Rainbow Mtn Seq. Wood Canyon Breccia
Rainbow Mtn Seq. Heterolithic Debris Flow
Timber Mtn Group Rainier Mesa Tuff
Paintbrush Group Paintbrush Tuff
Crater Flat Group Bullfrog Tuff Upper
Crater Flat Group Tcb Basal Epiclastics
Crater Flat Group Tram Tuff
NB Suite Rhyolite Intrusion
NB Suite Andesite Porphyry
NB Suite Dacite Porphyry
NB Suite Rhyolite Poprhyry
NB Suite Spherulitic Rhyolite
Savage Dacite
Savage Dacite Lower Mixed Member
Sierra Blanca Tuff
Pioneer Fm.
Savage Formation
Paleozoic Jasperoid
Paleozoic Carrara Fm.
Paleozoic Zabriskie Qtzite
Paleozoic Wood Canyon Fm.
10 m countours
Resource Outlines
Faults
(hanging wall annotated)
0
500
1,000
meters
N
S
E
W
Donovan Mountain Fault
517,000 m
519,000 m
521,000 m
Savage Fault
Liberator Fault
Sierra Blanca
Yellowjacket
Figure 7-2
N40E Fault
West Jolly Jane Fault
East Jolly Jane Fault
Air Track Hill
Air Track West
Figure 7-7
Savage Valley
West Connection Fault
4,097,000 m
Jolly Jane
West Connection Vein
Pioneer Shear
Connection
Pioneer
4,095,000 m
Corvus Property Boundary
Road Fault
Mayflower

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Figure 7-2  Geological Cross Section Across Sierra Blanca Illustrating The Style Of Faulting.  Location Of Section
Is Indicated In Figure 7-1

7.3	TARGET AREAS

Corvus and previous operators exploring in the NBH have defined targets that generally correspond with the areas of historic mines or prospects (Figure 7-1).  The target areas that are discussed in detail within this report include Jolly Jane, Sierra Blanca, Yellowjacket, Air Track West, Connection, Mayflower, Pioneer and the Opalite Zones.

Most of these targets have been drilled to some extent, however, much of the drilling occurred during the pre-NI 43-101 era, and consequently little is known about quality control for sampling and assaying of the historic drill holes.  Therefore, most pre-2007 drilling results are considered historic in nature and used here only as indications of mineralization.  In 2007-2008, ITH/Redstar (NBPJV) drilled several holes at Air Track Hill and Mayflower, with two holes each at Sierra Blanca, Pioneer, and Savage Valley.  Between 2010 and 2013, Corvus drilled numerous holes at Sierra Blanca, Jolly Jane, Mayflower and Connection, leading to Mineral Resource estimates for those areas which are discussed in this document.  The results of the NBPJV and Corvus’ work will be discussed in detail within this document.

7.3.1	OLDER MINERALIZATION

7.3.1.1	JOLLY JANE

The pseudo-stratabound disseminated nature of mineralization within the Sierra Blanca Tuff at Jolly Jane (Figure 7-3 and Figure 7-5) was recognized by Barrick in 1996, but was not of sufficient grade to be pursued at that time.  This style of mineralization was the primary focus of Corvus’ drilling program in

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2010-11, when twenty-seven holes totaling 4,128.5 metres (13,545 ft.) were drilled.  In 2012 and 2013, 34 additional holes were drilled at Jolly Jane totaling 4,234 metres (13,891 feet).  These included three PQ3 core holes for metallurgical samples, 29 infill RC holes on the ZuZu patented claim, and two step-out RC holes to the north of the Mineral Resource area (see Figure 7-4 for locations).  Eight surface rock chip/channel lines totaling 384 metres (1,260 ft.) have been sampled at 5 ft. intervals to mimic drill holes.  The results of the 2010-13 work, along with drill data from Barrick, are the basis for the Indicated and Inferred Resources presented in this document.

The stratigraphy of the Jolly Jane area includes the following eleven major units (see Figures 7-3 and Figure 7-5) in ascending order:

1.	PzC - basement Cambrian Carrara Formation:

2.	Tjj- basal sedimentary sequence – Jolly Jane Formation;

3.	Tsf - the dacitic Savage Formation;

4.	Tpf – felsic pyroclastics of the Pioneer Formation;

5.	Tnb – rhyolite bodies of the North Bullfrog Lithodeme

6.	Tsb – welded ashflow Sierra Blanca Tuff;

7.	Td - Savage Dacite volcanics;

8.	Tcb – Bullfrog Tuff Member of the Crater Flat Group;

9.	Tdf-Tp - monolithic debris flow breccias of Paintbrush Tuff;

10.	Tdf-Tmr – monolithic debris flow breccias of the Ranier Mesa Tuff; and

11.	Trt2 – middle tuffs of the Rainbow Mountain sequence.

The Paleozoic Carrara Formation consists of primarily of calcareous shale, argillaceous limestone and micritic limestone.  Jasperoid is common at the transition between shale and limestone in many drill holes.  It is not clear whether the jasperoid is 100% hydrothermal in nature, or in-part a cherty horizon at a shale/limestone stratigraphic transition.  However, the jasperoids occur in proximity to gold mineralization in the overlying Bullfrog Tuff throughout the deposit area, and are often anomalous in gold (0.020-0.100 ppm, and locally up to 0.372 ppm).  The interpretation is that the jasperoids are a part of the mineralizing system, representing structurally controlled alteration in the basement.  Carrara Formation lithologies account for 2% of the samples of >0.100 ppm Au in the Jolly Jane drill hole database.

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The Jolly Jane Formation was deposited uncomformably on the Cambrian basement and includes a rather heterogeneous sequence of: 1) siliceous hematitic conglomerate, pebbly sandstone and siltstone; 2) calcareous and variably carbonaceous lithic-volcaniclastic sediments that appears in-part to be re-worked dacite or tuffaceous sediments; and 3) locally intercalated monolithic debris flow breccias of the Carrara Fm.  The conglomeratic intervals are largely Paleozoic-clast dominated, and generally occur directly along the basement unconformity, grading upward into finer pebbly sandstone and red siltstone.

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Figure 7-3  Geologic Map Of The Jolly Jane Target Area

Qcc
Quaternary Colluvium
Qca
Quaternary Alluvium
Trt2
Rainbow Mtn Seq. Rhyolite Tuff 2
Trt2_e
Rainbow Mtn Seq. Trt2 Basal Epiclastics
Tdf_aft
Rainbow Mtn Seq. Ash Flow Breccia
Tdf_Tmr
Rainbow Mtn Seq. Ranier Mesa Breccia
Tdf_Tpa
Rainbow Mtn Seq. Paintbrush Breccia Altered
Tdf_Tp
Rainbow Mtn Seq. Paintbrush Breccia
Tdf_h
Rainbow Mtn Seq. Heterolithic Debris Flow
Tmr
Timber Mtn Group Rainier Mesa Tuff
Tp
Paintbrush Group Paintbrush Tuff
Tcb
Crater Flat Group Bullfrog Tuff Upper
Tcbe
Crater Flat Group Tcb Basal Epiclastics
Tct
Crater Flat Group Tram Tuff
Tnb_ri
NB Suite Rhyolite Intrusion
Tnb_rs
NB Suite Spherulitic Rhyolite
Td
Savage Dacite
Tsb
Sierra Blanca Tuff
Tpf
Pioneer Fm.
Tsf
Savage Formation
PzC
Paleozoic Carrara Fm.
PzW
Paleozoic Wood Canyon Fm.
10 m countours
Resource Outline
Faults
(hanging wall annotated)
compaction foliation
bedding
Shaft/Adit
Drill Holes
pre-Corvus
2010-2011 Corvus
2012-2014 Corvus
0 100 200
meters
Savage Fault
JJ_Long_04
West Jolly Jane Fault
East Jolly Jane Fault
West Connection Fault
Pioneer Shear
NB-12-123
NB-12-122
JJ_sect_K
JJ_sect_G
JJ_sect_B
4,097,000 m
4,096,500 m
4,096,000 m
518,500 m
519,000 m
519,500 m
58
15
22
54
21
27
62
50
44
45
34
30
59
12
28
25
35
15
10
10
55
20

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The volcaniclastic sedimentary rocks generally overlie the hematite-rich lithologies, but are locally intercalated.  Dacitic volcanics of the Savage Formation may be locally intercalated with the sediments.  The thickness of the Jolly Jane unit varies dramatically from 0-50 metres between drill holes and lithologic variations are also quite dramatic between drill holes.  This variation is due in-part to original basement topography (fault scarps and small adjacent basins), as well as subsequent juxtaposition by pre-, syn-, and post-mineral faulting and tilting.  Jolly Jane Formation lithologies account for 2% of the samples of >0.100 ppm Au in the Jolly Jane drill hole database.

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 Figure 7-4  Drill Hole Locations For The Jolly Jane Target Area And Location Of The Zuzu Claim

Corvus Gold
Corvus Chip Channel
Historical
0
150
300
metres
NB-12-122
NB-13-209
NB-13-210
NB-12-190
NB-13-211
NB-13-212
NB-12-191
NB-13-213
NB-11-116
NB-12-193
NB-13-215
NB-11-75
NB-12-192
NB-13-216
NB-13-214
NB-11-76
NB-12-194
NB-12-199
NB-13-218
NB-12-197
NB-11-74
JJRX-7
NB-12-198
NB-12-200
NB-11-115
NB-11-114
JJRX-2
NB-12-195
JJRX-8
NB-10-42
NB-12-196
NB-12-201
NB-11-73
JJRX-6
NB-12-202
NB-12-203
JJRX-3
NB-11-112
NB-10-43
NB-12-208
NB-12-204
NB-11-113
NB-11-111
NB-13-217
NB-11-110
NB-12-207
NB-10-45
NB-10-44
ZuZu Claim
NB-12-206
NB-12-131
JJRX-4
NB-12-205
NB-11-69
NB-11-105
NB-11-104
NB-10-47
NB-10-46
JJRX-5
NB-11-70
NB-11-108
NB-12-130
NB-11-107
NB-11-106
4096400°N
JJRX-1
NB-11-72
NB-11-109
NB-11-71
518800°E
519200°E

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The Savage Formation sequence consists of aphanitic to porphyritic dacites and flow-banded to spherulitic rhyolites.  It is interpreted as a dacitic to rhyolitic flow-dome complex with associated intrusives and intercalated epiclastic deposits.  If the stratigraphic association is unclear these rhyolites may be assigned to the North Bullfrog Suite Lithodeme.  The basal flows of the Savage Formation intercalate with the underlying sedimentary rocks.  The Savage Formation varies dramatically in thickness from >100 metres in the south end of Jolly Jane to nothing in the northern portion of the Jolly Jane area.  Approximately 3% of the samples with >0.1g/t gold are found in the Lower Dacite.

The Pioneer Formation pyroclastics are only a few 10’s of metres thick at Jolly Jane but can vary dramatically across some faults suggesting that there was active tectonism between the eruptions of the two units (Figure 7-5).  The preserved portion coincides with the uppermost intervals found at Sierra Blanca (see below) suggesting that Jolly Jane was a topographic high area during that time.  Approximately 17% of the mineralized samples occur in the Pioneer Formation tuffs.

A number of aphanitic, commonly flow banded, rhyolite bodes are present in the Savage Formation and the Pioneer Formation sequences.  In many cases the origin of these is not clear but they do appear to cross cut the Pioneer Formation rocks at the southern end of Jolly Jane.  Zircon dating of one of the bodies in the Pioneer Formation immediately south of Jolly Jane returned an age of 14.7Ma making it essentially contemporaneous with the Pioneer Formation (Radio Tower Locality, Table 7-2)

The Sierra Blanca Tuff is the dominant host rock for mineralization at Jolly Jane, comprising 68% of the samples of >0.100 ppm Au in the Jolly Jane drill hole database.  The preserved thickness of the Bullfrog Tuff at Jolly Jane is approximately 70 metres compared to a thickness of >160 metres at Sierra Blanca. This suggests that Jolly Jane continued to be a topographic high throughout that period.

The Savage Dacite overlies the Sierra Blanca Tuff, and hosts 8% of the samples of >0.100 ppm Au in the Jolly Jane drill hole database.  As at Sierra Blanca, the Upper Dacite is a heterogeneous sequence of lava flows, pyroclastics, and probable associated intrusive of predominantly dacitic composition.  There may be an angular unconformity between the Sierra Blanca tuff and the Savage Dacite but faulting makes it difficult to map.

The Crater Flat Group overlies the Savage Dacite and is also juxtaposed against the Savage Dacite along the eastern side of Jolly Jane (Figure 7-3).  Limited compaction foliation data suggests this unit dips to the northwest suggesting an unusual block rotation.  The tuff is intensely silica-adularia altered and was

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almost certainly present during the main mineralization event.  However, trenching and some drilling failed to find significant gold mineralization in this unit.

A large semi-tabular mass of Paintbrush Tuff and monolithic Paintbrush Tuff debris flow breccia (Tdf-Tp) makes up the ridge on the east side of Jolly Jane.  The compaction foliation in the welded tuff dips 20 to 30 degrees to the east indicating a significant angular discordance to the adjacent Crater Flat Tuff.  It is possible that the entire section represents a major slide block overlying the Crater Flat Tuff because in the south the section becomes monolithic breccia of Paintbrush Tuff.  Alternatively, a major down to the east fault may be present between the Crater Flat Group and the Paintbrush Tuff.  The Paintbrush breccias are not mineralized at Jolly Jane, but they do exhibit silicification and were likely present at the time of mineralization.

The geology of Jolly Jane is quite complex, mostly due to the presence of active faulting and erosional unconformities between each of the major stratigraphic units (Figure 7-3).  The Jolly Jane gold deposit is preserved as a horst between the West Jolly Jane fault and the East Jolly Jane Fault (Figure 7-3 and Figure 7-5).  The block between these two faults is cut by steep NE-trending faults that appear to have been critical controls on the deposition and preservation of the basal Tertiary sediments and the Sierra Blanca Tuff (Figure 7-5, Sections Long 04 and G).  In the north the structure is relatively simple with large coherent zones between faults (Figure 7-5, Section K).  In contrast the structure in the south becomes increasingly complex with large volumes of lower dacite and rhyolite developing beneath the Sierra Blanca Tuff (Figure 7-5, Section B).

The ZuZu portion of the Jolly Jane Mineral Resource is named for the ZuZu patented claim (Figure 7-4).  The ZuZu claim covers a ridge top where the pseudo-stratabound Jolly Jane mineralized zone daylights at the surface.  The Jolly Jane zone is truncated on the west side of the ZuZu claim by the West Jolly Jane Fault (Figure 7-3).  The West Jolly Jane Fault exhibits ~600 metres of down-to-the-west normal displacement, which essentially repeats the Jolly Jane stratigraphy in the Savage Valley area to the west.

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Figure 7-5  Cross Sections Through Jolly Jane Target Area. See Figure 7-3 For Locations. Drill Traces Are
Colored By Gold Assay Values

Section Long 04
SE
NB-12-190
NB-12-191
NB-13-216
NB-12-199
NB-12-198
NB-12-200
NB-12-201
NB-12-202
NB-11-113
NB-11-69
NB-10-47
NB-11-107
NB-11-109
Tdf_Tpb
Trt2
Td
Tsb
Tpf
PzC
RDH-741
RDH-745
NB-12-131
NB-10-46
NB-10-45
NB-11-104
NB-11-106
Tjj
Tsf
Tcb
0
100
200
meters
Section K
NE
NB-12-194
NB-13-216
NB-13-215
RDH-775
NB-11-116
RDH-771
RDH-772
Tdf_Tpb
Tsb
Td
Tpf
Tcb
PzC
0
100
200
meters
Gold (ppm)
0.001 - 0.03
0.03 - 0.06
0.06 - 0.1
0.1 - 0.3
0.3 - 0.6
0.6 - 1
1 - 59
Section G
NE
Tnb_ri
RDH-740
NB-12-207
NB-13-217
NB-11-113
RDH-745
NB-10-43
RDH-749
NB-11-112
RDH-774
Tdf_Tmr
Tdf_Tp
Tsb
Tsf
Tpf
PzC
Tjj
Tcb
Td
0
100
200
meters
Legend
Qca - Quaternary Alluvium
Tnb_ri - North Bullfrog Suite Rhyolite Intrusion
Trt2 - Rainbow Mountain Tuff
Tdf_Tmr - Rainbow Mtn. Rainier Mesa Breccia
Tdf_Tp - Rainbow Mtn. Paintbrush Tuff Breccia
Tcb - Crater Flat Group Bullfrog Tuff
Td - Savage Dacite
Tsb - Sierra Blanca Tuff
Tpf - Pioneer Formation
Tsf - Savage Formation
Tjj - Jolly Jane Formation
PzC - Cambrian Undifferentiated
Section B
NE
RDH-737
Tsb
RDH-742
Tdf_Tp
Tpf
Tcb
Tnb_ri
Tsf
RDH-416
Td
PzC
Tjj
0
100
200
meters

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7.3.1.2	SIERRA BLANCA

The greater Sierra Blanca area includes the Savage Valley, Sierra Blanca, North Sierra Blanca, Yellowjacket, Air Track Hill and Air Track West areas (Figure 7-6).  Corvus drilled 44 holes totaling 12,785 metres (41,945 feet) in the Sierra Blanca area in 2010-11.  In 2012, 16 additional holes totaling 3,548 metres (11,640 feet) were drilled in and around the Sierra Blanca area including 4 PQ3 holes for metallurgical samples, 6 HQ3 exploration holes, and 6 step-out/infill RC holes.  In 2013 Corvus drilled 87 holes totaling 19,000 metres (62,340 feet) including 35 HQ3 core holes, 2 PQ3 core holes for metallurgical samples, and 50 RC holes.  In addition, 13 channel sample profiles were completed along new roadcuts totaling 888 metres. The Sierra Blanca Mineral Resource has been updated using this additional data.

7.3.1.21.1	SIERRA BLANCA GEOLOGY

7.3.1.2.1.1	STRATIGRAPHY

The stratigraphy of the Sierra Blanca-Savage Valley-Yellowjacket-Air Track Hill and Air Track West area is similar to Jolly Jane including the following major units in ascending order:  1) early Paleozoic basement rocks including the Cambrian Zabriskie Quartzite and Carrara Formation; 2) the Jolly Jane Formation; 3) the Savage Valley Formation; 4) the Pioneer Formation; 5) the Sierra Blanca Tuff; 6) the Savage Dacite; 7) the rhyolite bodies of the North Bullfrog Lithodeme; 8) the Crater Flat Group; 9) Rainbow Mountain monolithic and heterolithic debris flow breccias; 10) the Rainbow Mountain Trt2 Tuff and 11) the Sober Up Gulch Gravels (Table 7-1).  The Zabriskie Quartzite (PzZ) crops out along the southwest side of Savage Valley, and was penetrated in a few drill holes (Figures 7-6).  The Zabriskie consists of light brown, pink or light grey, non-calcareous to weakly calcareous vitreous quartzite.  The Carrara Formation (PzC) overlies the Zabriskie and consists of primarily of carbonaceous calcareous shale, argillaceous limestone and micritic limestone, with lesser intervals of sandy limestone and calcareous sandstone.  PzC is the primary bedrock unit encountered under Savage Valley.  Jasperoid is locally developed in PzC lithologies in the Savage Valley drill holes.  The jasperoids occur in proximity to gold mineralization in the overlying Sierra Blanca Tuff, and are locally anomalous in gold.  The assumption is that the jasperoids are a part of the mineralizing system, representing structurally controlled alteration in the basement.  The stratigraphic transition zone from PzC to PzZ is present under the west side of Savage Valley.  Paleozoic lithologies (primarily Pzc) account for 1% of the mineralized samples of >0.100 ppm Au in the Sierra Blanca drill hole database.

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Figure 7-6  Geological Map Of The Greater Sierra Blanca Area

Qcc Quaternary Colluvium
Qca Quaternary Alluvium
Trl Rainbow Mtn Seq. Donovan Mtn Latite
Trt2 Rainbow Mtn Seq. Rhyolite Tuff 2
Trt2_e Rainbow Mtn Seq. Trt2 Basal Epiclastics
Trt Rainbow Mtn Seq. Rhyolite Tuff
Tdf_aft Rainbow Mtn Seq. Ash Flow Breccia
Tdf_Tmr Rainbow Mtn Seq. Ranier Mesa Breccia
Tdf_Tpa Rainbow Mtn Seq. Paintbrush Breccia Altered
Tdf_Tp Rainbow Mtn Seq. Paintbrush Breccia
Tdf_Tsb Rainbow Mtn Seq. Sierra Blanca Breccia
Tdf_PzW Rainbow Mtn Seq. Wood Canyon Breccia
Tdf_h Rainbow Mtn Seq. Heterolithic Debris Flow
Tcb Crater Flat Group Bullfrog Tuff Upper
Tcbe Crater Flat Group Tcb Basal Epiclastics
Tct Crater Flat Group Tram Tuff
Tnb_ri NB Suite Rhyolite Intrusion
Tnb_rp NB Suite Rhyolite Poprhyry
Tnb_rs NB Suite Spherulitic Rhyolite
Td Savage Dacite
Tdl Savage Dacite Lower Mixed Member
Tsb Sierra Blanca Tuff
Tpf Pioneer Fm.
Tsf Savage Formation
PzJ Paleozoic Jasperoid
PzC Paleozoic Carrara Fm.
PzZ Paleozoic Zabriskie Qtzite
PzW Paleozoic Wood Canyon Fm.
10 m countours
Shaft/Adit
Drill Holes
pre-Corvus
2010-2011 Corvus
2012-2014 Corvus
Chip channel
Resource Outline
Faults (hanging wall annotated)
compaction foliation
bedding
0 250 500 meters
N S E W
517,000 m
519,000 m
4,098,000 m
4,097,000 m
Donovan Mountain Fault
NE10 Fault
NE30 Fault
NE40 Fault
NE50 Fault
NE60 Fault
NS20 Fault
NS30 Fault
NS40 Fault
NS50 Fault
Liberator Fault
Gold Note Fault
Savage Fault
Cairn Fault
Cairn2 Fault
West Jolly Jane Fault
Yellowjacket
Sierra Blanca
Air Track West
Air Track Hill
Savage Valley
Figure 7-2
Figure 7-7
NB-13-366
NB-12-117
SBRC-7
25
25
28
23
28
40
55
15
76
30
40
58
15
35
54
45
40
60
40
35
62
59
45
50
34
40

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At Sierra Blanca the Jolly Jane Formation includes a heterogeneous sequence of: 1) Paleozoic clast-dominated conglomeratic sediments; 2) calcareous and variably carbonaceous lithic-volcaniclastic sediments that appear to be largely re-worked dacite; and 3) rare monolithic debris flow breccias of the Carrara Formation.  Basal Tertiary conglomerate is the common lithology at the basement unconformity, grading upward into volcaniclastic sediments.  The Tertiary sediments under Savage Valley are typically intercalated with and overlain by porphyritic dacite lavas of the Savage Formation.  The thickness of the Jolly Jane Formation varies dramatically from 0-35 metres between drill holes.  Thickness and lithologic variation are due in-part to original basement topography (fault scarps and small adjacent basins).  Monolithic breccias of Carrara Formation are interpreted to occur as local gravity slide blocks in proximity to buried basement fault scarps.  The Jolly Jane Formation at Sierra Blanca is generally much thinner and less volumetrically significant than at Jolly Jane.  Gold mineralization is very rare in the Tertiary sediments in Savage Valley.

The Savage Formation at Sierra Blanca consists of porphyritic dacitic volcanics which thicken to the south where they mix with dome and stock-like bodies of dacite and rhyolite from the North Bullfrog lithodeme.  These rocks can be mineralized and make up 1% of samples with >0.1 ppm Au at Sierra Blanca.

The Pioneer Formation exhibits dramatic thickness variation in the Sierra Blanca area ranging in thickness from 10’s of metres in the south to at least 250 metres in the north, however the base of the unit has never been drilled there.  The sequence is composed primarily of felsic pyroclastic rocks, generally lithic lapilli tuffs.  In the north rhyolite bodies appear within the Pioneer Formation which included in the North Bullfrog Lithodeme.  These exhibit a variety of textures including spectacular spherulitic flow banded bodies and thick intervals of monolithic breccias, possibly representing some type of auto breccia.  The top of the sequence may represent an unconformity because the surface is covered by a compositionally distinctive sequence of pyroclastic and epiclastic rocks including heterolithic conglomeratic intervals with clasts of spherulitic rhyolite and other rocks.  Rocks of this sequence show varying degrees of silica adularia alteration and gold mineralization with approximately 31% of the samples with >0.1 ppm gold coming from this interval.

The Sierra Blanca Tuff is the dominant host rock at Sierra Blanca, comprising 46% of the mineralized samples of >0.100 ppm Au in the Sierra Blanca drill hole database.  The preserved thickness of the Sierra Blanca tuff varies in thickness from >160 metres in the north to 30 metres in the south.  The Sierra

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Blanca Tuff represents a single cooling unit which shows a high degree of compaction and welding.  It appears that the brittle nature of the rock was important in facilitating the movement of hydrothermal fluids and the rock is frequently fractured and brecciated.  The unit is almost always completely altered to silica adularia throughout the Sierra Blanca area.

The Sierra Blanca Tuff is overlain, locally unconformably, by the Savage Dacite sequence, which is a heterogeneous package of domes, flows, pyroclastic and epiclastics of predominantly dacitic composition.  Several eruptive cycles, probably from multiple local vent sources, have been identified based on geochemistry.  The unit exhibits inconsistent stratigraphy between drill holes, and the internal stratigraphy is still a work in progress.  It does appear that there is a very heterogeneous lower sequence which changes upward into a more uniform sequence of purple dacitic to andesitic lava flows and breccias.  The Savage Dacite unit collectively hosts ~7% of the mineralized samples of >0.100 ppm Au in the Sierra Blanca drill hole database.  In contrast to the pervasive alteration that is typical in the Pioneer Formation and the Sierra Blanca Tuff, alteration in the Savage Dacite is almost always structurally controlled and results most commonly in illite-adularia alteration, which can have grades of several ppm gold.

The Crater Flat Group is preserved along the eastern side of Savage Valley and the east side Yellowjacket (Figure 7-6).  At Yellowjacket, the Crater Flat Group dips 40-60° to the east-northeast and is intensely altered but does not appear to host gold mineralization.  At Savage Valley, the Crater Flat Group dips 50-70° to the east-southeast and the tuff is essentially unaltered.

A major section of monolithic Paintbrush Tuff debris flow breccia (Tdf-Tp) is faulted into contact with the Crater Flat Tuff along the ridge east of Savage Valley and at Yellowjacket by a structure strongly analogous that that found at Jolly Jane.  Scarce bedding measurements within the Paintbrush breccia at Savage Valley indicate that this unit may dip 25-30o to the east.  At Yellowjacket this monolithic breccia unit appears to be overlain by heterolithic debris flow sediments of the Rainbow Mountain Sequence. Locally heterolithic debris flow breccias are intercalated with the monolithic Paintbrush breccias.  The Paintbrush breccia is not known to be mineralized at Sierra Blanca, but can locally exhibit intense hydrothermal alteration (mostly silica-adularia).  The age of the Paintbrush Tuff (12.8Ma) is contemporaneous with the onset of the 13-12Ma deformation event postulated by Sawyer et al. (1994).  Therefore it is possible that these monolithic domains of breccia could have been in place prior to the onset of the 11.45Ma deformation event postulated by Connors et al. (1998).  In either case it is possible

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that the Paintbrush blocks could have been in place during the 11.6-11.2Ma mineralization event.  However, it is also possible that alteration in these rocks and the heterolithic debris flows reflect the local development of 10Ma hydrothermal systems in this area.

To the east of Yellowjacket and Savage Valley, the Paintbrush breccias and heterolithic debris flows are buried unconformably beneath a relatively unaltered, non-welded, pumiceous crystal-lithic rhyolite tuff of the Rainbow Mountain Sequence identified as Trt2 Tuff.  The base of the tuff is frequently marked by a thin unit of bedded sediments and locally significant erosional channels are filled with tuff.  The lower contact of the tuff dips generally 15-20° to the east.  This zircon age of this unit is 10.5Ma which agrees, within errors, with the 10.1Ma age reported by Connors et al. (1998) and indicates that this unit was deposited after the 11.6Ma mineralization event which has affected the Sierra Blanca Area.

The last unit of importance at Sierra Blanca is the Sober Up Gulch Gravels.  These younger gravels fill the valley to the west of Air Track Hill.  They are important because the Air Track West deposit appears to be hosted in them.  This sequence is only known from percussion drilling but it appears that a large slide block of gold mineralized rhyolite is present in the gravel sequence.  In addition, some of the gravel horizons appear to have low concentrations of gold.  A small Mineral Resource has been defined at Air Track West.

7.3.1.2.1.2	STRUCTURE

The structural setting of the Sierra Blanca area is remarkably similar to Jolly Jane, but the Sierra Blanca area is at least four times larger.  Overall the deposit is exposed on a horst block defined on the east by the combination of the Savage and Liberator Faults and on the West by the NS10 and NE10 Faults (Figure 7-6).

The area is effectively divided in two by the E-W-trending, north-dipping, down to the north Cairn and Cairn2 Faults which separate Savage Valley from Sierra Blanca (Figure 7-6).

The structure in Savage Valley is relatively simple with a series of down to the east faults on the western side of the valley and then the large down to the east Savage Fault on the east side (Figure 7-7).  The stratigraphy dips steeply to the east between these faults probably reflecting rotation in the hangingwall of the West Jolly Jane Fault (Figure 7-1).

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The structure north of the Cairn Fault is more complex, with a “piano key” array of faults that all seem to dip to the west but have mixed apparent normal and reverse displacements (Figure 7-2).  The dip in this block is quite variable but is generally 20-40° to the east-southeast.

Figure 7-7  Geological Cross Section Through Savage Valley Illustrating The
Style Of Faulting. Location Is Shown In Figure 7-6

7.3.1.2.2	SIERRA BLANCA MINERALIZATION

The Pioneer Formation and Sierra Blanca Tuff are mineralized over virtually the entire area at Sierra Blanca.  The Sierra Blanca Tuff is pervasively moderately to strongly altered to silica-adularia with associated gold mineralization whereas alteration in the Pioneer Formation is less consistently developed.  In less altered areas the Pioneer Formation tuffs are distinctly green with a smectite-chlorite composition.  As the alteration intensity increases the tuffs are progressively converted to illite-adularia and finally to silica-adularia.  With wide-spaced drilling the detailed controls on alteration development are difficult to constrain.  However, it appears that alteration is controlled by a combination of structure and stratigraphy.  It is clear that there is a major upwelling beneath Sierra Blanca where intense silica-adularia alteration extends for more than 200 metres vertically beneath the ridge resulting in a major resistivity anomaly.

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Fault hosted alteration and mineralization, particularly in the Savage Dacite, constitutes an important target type at Sierra Blanca.  It is known that several of the NE-trending faults host this type of mineralization.

Quartz vein stockworks are present at Air Track Hill and along the crest of the northern Sierra Blanca ridge.  Drilling has shown that these veins are mineralized with modest gold grades.  These vein systems represent another type of target at Sierra Blanca.  The Yellowjacket Vein System is geochemically distinct from these smaller stockwork zones and is discussed separately below.

Another poorly understood style of mineralization at Sierra Blanca consists of quartz-free zones with anomalous tellurium and gold found at Air Track Hill.  Where this mineralization has been found it is completely oxidized so the original character is not known.  However, the mineralization is most likely related to the occurrence of hairline pyrite veins in volcanic rocks.

7.3.1.2.3	YELLOWJACKET ZONE

The Yellowjacket Zone is defined as the structurally complex mineralized zone between the east-dipping Liberator Fault and the west-dipping Josh Vein Structure (Figure 7-8).  The two principal fault zones are both mineralized and the zone between has a complex series of fractures and faults that host a variety of mineralization styles.  The bounding faults have slightly different strike directions so they converge in the southern part of Yellowjacket and diverge going north.  As a consequence the nature and intensity of interaction between the faults changes from south to north.  Mapping of illite crystallinity at Sierra Blanca shows that Yellowjacket is significantly hotter than Savage Valley to the south.  It also indicates that the temperature of the alteration increases from south to north within the Yellowjacket Zone.  For the purposes of exploration and mineralization evaluation the Yellowjacket Zone has been divided into the following domains (Figure 7-9):

1.	Josh Vein- consists of five separate zones defining the vein and associated stockwork,

2.	NE30 Domain- a zone of mineralization in the Savage Dacite developed along the NE30 Fault; and

3.	Yellowjacket Domain- encompasses everything from the peripheral stockwork of the Josh vein to the top of mineralization in the hangingwall of the Liberator Fault.

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7.3.1.2.3.1	JOSH VEIN

The Josh Vein was discovered with drillhole NB-12-138 and has been systematically followed north for more than 600 metres (Figure 7-8).  Although the surface trace of the fault is shown in Figure 7-8, it is nowhere recognizable at the surface.

The Josh Vein consists of a central quartz vein structure surrounded by stockwork veining in the hanging wall and footwall.  Five zones have been modeled based generally on the percentage of quartz veining in the interval.  The Josh Vein itself is defined as the central quartz vein/fault structure or quartz dominated breccia and can be several metres wide.  The hanging wall and footwall stockworks are generally defined as having more than 15% quartz veining and there is always a marked decrease in veining at that boundary.  In general, the peripheral stockwork zones have more than 5% quartz veining and are designed to pick up the scattered higher grade intervals more distal to the main vein.  The thicknesses of these zones vary significantly from section to section and the grade distribution can move back and forth from the hanging wall to the footwall (Figure 7-10).

7.3.1.2.3.2	NE 30 ZONE

The NE30 zone was first recognized in the northern part of Yellowjcket where the NE30 fault intersects the Josh Vein structural zone (Figure 7-8).  Here, the Savage Dacite forms the hanging wall to the NE30 fault and as it approaches the Josh Vein structure the dacite becomes increasingly mineralized, primarily in the form of illite-adularia-pyrite alteration but also with the development of veins (Figure 7-9).  A number of drill holes have crossed the NE30 fault farther to the south and they have been persistently mineralized, however, at this time the NE30 volume has been restricted to the north end of Sierra Blanca Ridge.

7.3.1.2.3.3	YELLOWJACKET DOMAIN

The Yellowjacket Domain is the catch all zone between the peripheral footwall domain of the Josh Vein structure and the edge of mineralization in the hanging wall of the Liberator Fault (Figure 7-9).  The density of drilling in this zone is not great because early drilling was focused on the Liberator Fault and later drilling was focused on the Josh Vein structure.  However, within the Yellowjacket Zone a number of different styles of mineralization have been documented including:

1.	Grey translucent quartz-vein and vein stockwork mineralization,

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2.	Illite-adularia-pyrite mineralization in dacite and rhyolite,

3.	Pyrite and quartz-pyrite veining, and

4.	Silica-adularia-pyrite alteration in the Pioneer Formation and Sierra Blanca Tuff.

Significant volumes of grey-translucent quartz vein stockwork are developed in the south where the Liberator Fault and Josh Vein Fault come close together.  It was this stockwork in hole NB-12-127 that led to the discovery of the Josh Vein zone.  It is noteworthy that the silver to gold ratio in these stockworks is less than one and therefore distinct from the Josh Vein mineralization.  However, there are examples of narrow veins in the Yellowjacket Zone that do have high silver to gold ratios that could be related to the Josh Vein mineralization.

Where the Savage Dacite, with 5-6% iron, comes in contact with mineralizing fluids, pyritization can lead to the development of good gold grades.  However, even rhyolites with only 1% iron show substantially elevated gold grades in the Yellowjacket Zone.  This is particularly the case along the Liberator Fault, where gold grades of up to 17g/t have been encountered in Savage Dacite.  The silver to gold ratio of this mineralization is also less than one.

Deeper in the Yellowjacket Zone a slightly different style of pyrite mineralization has been encountered in several holes.  In contrast to the simple sulphidation and deposition of disseminated pyrite found so widely in the deposit at depth in Yellowjacket, non-planar pyrite veinlets and irregular quartz-pyrite veinlets are present in rhyolites and Pioneer Formation tuffs.  The overall iron content of the rocks does not increase dramatically above the original 1% which is typical for these rocks.  However, the gold grade is frequently in the 0.5-1.5 g/t range, which is substantially higher than the grades found in these rocks outside the Yellowjacket Zone.  The fact that iron is being locally mobilized from one site to another within the rock indicates that the reaction is different from the normal sulphidation reaction.  The fact that this mineralization has been found in several holes suggests there could be significant volumes of this mineralization.

In addition to the varied styles of mineralization described above, the Yellowjacket zone also contains typical silica-adularia-pyrite mineralization in the Sierra Blanca and Pioneer Formation tuffs.

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Figure 7-8   Geological Map Of The Yellowjacket Zone Showing Major Structures And Drill Holes
Related To The Discovery Of The High-Grade Vein System.  Geological Sections Are Shown In Figure 7-9 And Figure 7-10

Qca
Quaternary Alluvium
Trl
Rainbow Mtn Seq. Donovan Mtn Latite
Tdf_Tpa
Rainbow Mtn Seq. Paintbrush Breccia Altered
Tdf_Tp
Rainbow Mtn Seq. Paintbrush Breccia
Tdf_h
Rainbow Mtn Seq. Heterolithic Debris Flow
Tcb
Crater Flat Group Bullfrog Tuff Upper
Tct
Crater Flat Group Tram Tuff
Td
Savage Dacite
Tdl
Savage Dacite Lower Mixed Member
Tsb
Sierra Blanca Tuff
Faults
(hanging wall annotated)
Josh Vein
compaction foliation
bedding
Drill Holes
pre-Corvus
2010-2011 Corvus
2012-2014 Corvus
Shaft/Adit
10 m countours
0
100
200
meters
NW10 Fault
518,000 m
Liberator Fault
518,400 m
4,098,600 m
4098542N
Josh Vein
4098431N
Gold Note Fault
Figure 7-9
25
4098363N
NE30 Fault
NB-10-63,
NB-12-126
4098265N
25
40
NE40 Fault
4,098,200 m
4098190N
NB-12-127
NE50 Fault
NB-11-91
23
NE60 Fault
NB-12-138
NB-12-139
4098008N

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Figure 7-9  Geological Cross Section Through Yellowjacket Illustrating The Spatial Relationships Between
The Various Structural Zones Modeled For The Mineralization Estimate. Section Location Is Shown In Figure 7-8

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Figure 7-10  Drill Sections Through The Josh Vein Structure Showing The Grade And Thickness Characteristics

To date, drilling has confirmed the continuity of the Yellowjacket mineralization and related structures over a distance in excess of 700 metres.  The Josh Vein has proven continuity over 600 metres of strike length.

The structural concepts developed and proven at Yellowjacket are now being applied to generate targets on the rest of the Project.  As part of this exploration program Corvus is conducting an integrated high-grade targeting study that incorporates the new 3D IP geophysical data with new geological and structural mapping to further define and delineate these new targets.

7.3.1.3	AIR TRACK WEST

Air Track West is a new target area for Corvus at the NBP that has not been previously discussed.  Air Track West was originally discovered in 1991 by Sunshine Mining.  Sunshine found what apparently are detrital boulders of silificied/adularized Sierra Blanca Tuff in the pediment area ~500 metres west of Air

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Track Hill.  The boulders have yielded gold values up to 0.273 g/t.  Sunshine drilled the discovery hole GS-45 which yielded 17.8m/15.2-32m/1.81 g/t.  Sunshine did some additional drilling in the area and got a few additional low-grade intercepts.  Corvus drilled one hole (NB-12-117) in 2012 and confirmed this mineralization with an intercept of 15.2m/10.7-25.9m/2.36 g/t.  At present, the mineralization is interpreted to be a monolithic slide block of North Bullfrog lithodeme rhyolite within the Gravels of Sober-up Gulch.  The mineralized block most probably slid westward into the hanging-wall of the NS10 Fault from the Sierra Blanca area (Figure 7-6).  A mineralization inventory has been estimated for Air Track West as part of this report.

7.3.2	YOUNGER MINERALIZATION

Based on the combination of Ar-Ar dating and host rock ages, a number of deposits in the NBP area are believed to have formed after the deposition of the 10.5Ma Rainbow Mountain Tuff.  These include the fracture controlled deposits at Mayflower and Pioneer as well as the opalite alteration in the hangingwall of the Road Fault.  The timing of the mineralization at the Connection deposit is somewhat problematic but it could be in part related to the younger event.

7.3.2.1	MAYFLOWER

Historically, the Mayflower mine was developed on a quartz-calcite vein and stockwork zone along a NW-striking, steeply SW-dipping, fault zone in silica-adularia altered heterolithic debris flow breccias.  The zone is traceable for at least 900 metres along strike, disappearing under alluvial cover to the northwest and into a younger? rhyolite to the southeast (Figure 7-1 and Figure 7-11).  The zone is possibly off-set by faulting to the northwest.  Mineralization has been traced down-dip by drilling at least 275 metres.  The zone is characterized by wall rock silicification and adularization that surrounds a steeply southwesterly dipping zone of vein breccias and stockworks.  Multiple high-grade gold areas have been identified, surrounded by lower grade mineralization.

Mineralization is controlled by a complex zone of anastomosing structures with local development of echelon veins.  As evidenced in the geochemistry of the zone, there is a clear correlation between higher gold grades and arsenic, both of which are associated with potassium feldspar (adularia) replacement of the host lithology (Myers, 2008).  Overall the zone appears to narrow with depth and has a steeper more planar hanging-wall than footwall.

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The initial development of the deposit was in the early 20th Century when an inclined shaft was opened and production came from four levels.  The David adit was also driven to explore the northwest extension of the system.  The Mayflower prospect was the focus of modern exploration and drilling by numerous companies starting in 1982 (Table 7-4).  Drilling results have been collected for most of the drill holes.  Original assay certificates are available for the Barrick drilling and that data was used in the mineralization estimate presented in Section 14.5.

The mineralization in the Mayflower Mine area is controlled by northwest striking, variably southwest dipping anastamosing structures.  Pervasive silicification* occurs as an envelope around the structures, predominantly but not exclusively on the hangingwall side.  The silicification occurs within the Trt2 and all units of the Tdf, but appears to favor the finer sedimentary layers (Tdfs).  Strong pervasive silicification generally occurs over a width of about 50 metres around the Mayflower structure.  An outer shell of selective silicification extends in the order of 50 metres beyond the pervasive silicification.  Drilling has confirmed the existence of silicification over a strike length of 700 metres.  The down dip potential has not been defined by drilling (Hunter 2008).

The paragenetic sequence for the Mayflower mineralization appears to be silica flooding containing low level gold (< 1 ppm) emplaced along NW striking, SW dipping anastamosing structures developing a silicified envelope around these structures.  Later movement on the structures broke the silicified rock and high-grade gold bearing quartz veining was locally emplaced (Mayflower shaft area).  Additional gold mineralization likely occurs on dry or clay filled fractures as found at the Pioneer Mine, a mile to the north of the Mayflower Mine (Hunter 2008).

Late stage black manganese calcite occurs as veins and fracture fillings along the mineralized structures.  This calcite is not known to be mineralized but because of the intimate spatial relationship with the mineralized structure it is thought to be a late stage of the waning hydrothermal system (Hunter 2008).

The principal author notes that Hunter (2008) incorrectly interpreted the alteration as silicification rather than adularia alteration.

Historical records indicate that some stoping occurred on the 200, 300 and 400 levels with the bulk of the production coming from the 300 level (Spencer, 1919).  Based on the 1919 map, it appears that approximately 17,000 tonnes of material had been extracted by that time, although no subsequent records are available.  The David adit was driven to explore the northwest extension of the system but

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the only stoping occurred in a shoot that was also exploited by the Starlight workings.  There is no information on the volumes stoped in that shoot.  Both the Mayflower Mine and the David adit were mapped and sampled by Cyprus Minerals Company in 1987.  The David adit is still accessible and has been mapped by ITH geologists.

In 2012, Corvus drilled 52 additional holes totaling 7,352 metres (24,120 feet) in the Mayflower area including: 1) 14 PQ3 core holes totaling 1,922 metres (6,306 feet); 2) 26 in-fill/definition RC holes totaling 3,077 metres (10,095 feet); 3) seven condemnation RC holes totaling 1218 metres (3,500 feet); 4) four water monitor wells (RC) totaling 981 metres (3,220 feet); and 5) one water pilot RC hole totaling 305 metres (1,000 feet, Table 7-4).  All RC holes were sampled as typical exploration holes.  The PQ3 core holes have been used for additional metallurgical testing including bottle roll and column leach tests, as well as waste rock characterization testing.  Data for both the core holes and in-fill RC holes have been incorporated into the current mineralization estimate.

Table 7-4  Companies That Drilled In The Mayflower Area

Company	Year in which drilling occurred
U.S. Borax	1982
CR Exploration	1984-1985
Western States	1987
Bond/Sunshine JV	1989 1 hole-180 metres
Sunshine	1991 1 hole-220 metres
Barrick	1995-1996 26 reverse circulation holes – 3,880 metres
International Tower Hill Mines (Talon Gold)	2008 24 reverse circulation holes - 5,953 metres
Corvus	2012 14 PQ3 core holes - 1,922 metres
2012 38 reverse circulation holes - 5,581 metres

The mineralization at Mayflower is hosted in the Rainbow Mountain Sequence debris flow deposits (Tdf) which at this location are dominated by conglomeratic debris flows with minor channelized sandstone interbeds.  The debris flow stratigraphy has an average dip of 34° to the east-southeast.  However, the dip decreases from 40° at the base to 25° near the base of the Rainbow Mountain Tuff (Trt2), suggesting that the sediments were being deposited in an actively subsiding basin with the controlling fault on the eastern side of the basin.  The debris flows are overlain unconformably by the Trt2 tuff which dips approximately 20° degrees to the east.  Locally there are significant conglomeratic interbeds near the

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base of the Trt2 sequence suggesting that there was still some topography in the area during the onset of the Trt2 eruptions.

The clast assemblage in the Mayflower debris flow sequence is very diverse and includes both basement and volcanic clasts.  Frequently the clasts in an individual debris flow will be dominated by a specific lithology suggesting that there were different stream sources for the debris flows.  Clasts up to 4 metres in diameter have been observed.

In addition to the sedimentary components a number of slide blocks are intercalated with the sedimentary units.  These are represented by monolithic breccias of Paintbrush tuff which may be 10 metres thick and 100 metres long and coherent blocks of Cambrian sediments which may have dimensions of several 10’s of metres in all directions (Figure 7-11, Tdf-Tp at SW end of Section 38).

Alteration and mineralization occur in both the Tdf and Trt2 units and are controlled by the Mayflower Fault Zone (“MFZ”), a NW-trending zone of steeply SW-dipping fault strands with complex network of fractures linking the main strands.  Historical mining was developed on en echelon quartz-calcite veins and stockwork zones along the MFZ.  Multiple high-grade gold areas have been identified, surrounded by lower grade disseminated mineralization.  Based on the displacement of the base of the Trt2 the total apparent vertical displacement across the MFZ is approximately 60 metres on Section 31 (Figure 7-12).  However, the displacements on the various strands are generally less than 10 metres.  At the northwestern end of the property a prominent Tpbx marker unit is offset by approximately 15 metres across the MFZ (Figure 7-11).  There may be a horizontal component of motion on the fault but the actual movement vector cannot be determined with the present data.

There appear to be three main fault strands within the MFZ in the southeastern part of the deposit.  Two of these strands merge in the vicinity of the David Adit and only two strands remain in the northwestern end of the deposit (Figures 7-11 and 7-12).  Mineralization appears to be best developed in the zones between the structures rather than in the main fault strands themselves suggesting dilation caused by differential movement between the faults was the main control on mineralization (Figure 7-12).  The Mayflower inclined shaft was developed on the central Mayflower strand while the David Adit and Starlight workings were developed on the footwall David Adit strand.  Overall, the zone appears to narrow with depth and has a steeper more planar hanging-wall than footwall (Figure 7-12).

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Figure 7-11  Geological Map Of The Mayflower Prospect Indicating Locations Of Drill Holes And Important Underground
Workings. The Locations Of Cross Sections In Figure 7-12 Are Shown

Qca
Quaternary Alluvium
Trr
Rainbow Mtn Seq. Rhyolite Body
Trt2
Rainbow Mtn Seq. Rhyolite Tuff 2
Trt
Rainbow Mtn Seq. Rhyolite Tuff
Tdf_Tp
Rainbow Mtn Seq. Paintbrush Breccia
Tdf_h
Rainbow Mtn Seq. Heterolithic Debris Flow
Resource Outline
Faults
(hanging wall annotated)
Underground workings
compaction
foliation
bedding
Drill Holes
pre-Corvus
2010-2011 Corvus
2012-2014 Corvus
Shaft/Adit
10 m
countours
0
100
200
meters
518,200 m
518,600 m
519,000 m
4,094,400 m
4,094,000 m
Section 42
Section 38
Section 33
Section 31
40
35
50
35
30
25
20
20
20

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As revealed in the David adit, there is an alteration and mineralization sequence that indicates at least two periods of hydrothermal activity.  An early potassic feldspar low-grade gold event was followed by fracturing and the development of high-grade gold mineralization along a central zone.  The zonation pattern that developed is a central higher grade gold-calcite-quartz zone that is surrounded by lower-grade gold with potassic feldspar alteration and strongly anomalous arsenic.  Outward from this core is a montmorillonite-rich zone with peripheral propylitic alteration.

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Figure 7-12  Cross Sections Through The Mayflower Deposit. See Figure 7-11 For Locations.
The “Mineralized Volume” Is The Envelope That Constrained The Mineralization Inventory

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7.3.2.2	PIONEER

The Pioneer workings are located immediately north of the Mayflower Mine (Figure 7-1).  A series of underground workings were developed at Pioneer in the early 1900’s but little is known about the production or nature of the ore extracted.  Based on maps of historical underground workings mineralization appears to occur along intersecting northeast and northwest striking faults.  Dumps suggest that alteration styles include silicification, adularization, argillization, and minor quartz veining.  The fault zones also host argillized dacite dikes.  Much of the historic drilling and surface/underground sampling demonstrates that the system is low-grade (<1 g/t Au) with a few scattered >1 g/t Au samples.  Most of the higher grade gold samples came from the upper levels of the Pioneer mine with grades over a few metres of 1 to 14 g/t Au.  During 2007, ITH drilled two holes to investigate the Pioneer mineralization.  The first hole targeted the down dip extension of the mineralization and only encountered anomalous gold over 130 metres, with a maximum of 0.26 g/t Au in weakly silicified and argillized rock.  A second hole was designed to drill across known higher grade mineralization and encountered a total of 8 metres of about 2 g/t Au (including 17.6 g/t over 0.4 m) on either side of a 3.5 metre wide stope.  This high-grade interval is in a clay altered fault zone without visible quartz veining. No new drilling has been undertaken at the Pioneer since 2007.

7.3.2.3	CONNECTION

A historical shaft and numerous prospect pits were developed at Connection in the early 1900’s (Figure 7-13).  Between 1974 and 1982 Cordex drilled a number of holes and delineated a small mineralization inventory there.  Corvus drilled three holes totaling 606.6 metres (1990 feet) in 2010-11 with the objective of confirming the validity of the Cordex results.  There has been no follow up drilling since that time.

Five general lithologic units were identified in the Connection area including (in ascending stratigraphic order): 1) probable rooted Sierra Blanca Tuff at depth below the debris flow sediments; 2) a monolithic debris flow breccia unit consisting of welded aphanitic crystal-poor tuff which is likely Paintbrush Tuff (Tdf-Tp); 3) a monolithic debris flow unit consisting of quartz-biotite welded tuff which is likely Rainier Mesa Tuff (Tdf-Tmr); 4) a massive slide block of jumbled Paleozoic lithologies; and 5) a quartzite-clast-dominated heterolithic debris flow (Tdfh) which caps Connection Hill.  For the sake of simplicity, the Paleozoic slide block has been lumped together into a single unit; but it appears to contain a variety of

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Paleozoic lithologies including carbonaceous calcareous shale and limestone of probable Carrara Fm (40-50% of total volume) and calcareous siltstone and quartz sandstone of probable Wood Canyon Fm (50-60% of total volume).  There is no indication of a preferential host lithology as all Paleozoic lithologies appear to be mineralized.  Some mineralization also occurs in overlying heterolithic debris flows.  The established stratigraphy, based largely on the 2010-11 drill holes, is generally consistent with what can be observed at Cat Hill to the south and areas west of Connection.  The true thickness of each unit is unknown and is expected to be highly variable in a debris flow environment.  The Paleozoic rock slide block appears to pinch out to the north and south, and thickens dramatically at depth to the east of the area, where it becomes largely Wood Canyon Formation.

In the Corvus drilling, two holes located within the historic mineralization area (NB-11-78 and NB-11-79) encountered significant intervals of expected gold mineralization in the Paleozoic slide block (Figure 7-13).  While there is not a distinct correlation between gold and iron in the Paleozoic rocks it is clear that with an average iron content of nearly 5 percent the iron content of the slide block is much higher than the surrounding lithologies, which have 1-2 percent.  In hole NB-11-78 the monolithic breccias of Paintbrush Tuff are weakly mineralized with gold and in NB-11-80 they are mineralized with silver.  In addition the Sierra Blanca Tuff beneath the debris flow sequence is also silica-adularia altered and mineralized with gold.

At this time there is insufficient outcrop to accurately interpret the structural setting of this mineralization, its relationship to the nearby Road Fault, or relationship to structures to the south or east.

At face value it would appear that because there is mineralization within the debris flow sequence it should be part of the younger hydrothermal system.  However, Connors et al. (1998) reported that the second main phase of deformation began at around 11.4 Ma which overlaps slightly with the age of mineralization at Yellowjacket.  Therefore it is conceivable that the mineralization at Connection represents mineralization formed during the waning of the Yellowjacket event.  If that is the case it would greatly expand the area affected by this mineralization.  Understanding the age of this mineralization is quite important because of its close proximity between Connection and the opalite occurrences discussed below.

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Figure 7-13  Geological Map Of The Connection Target Area

Qca
Quaternary Alluvium
Tdf_Tmr
Rainbow Mtn Seq. Ranier Mesa Breccia
Tdf_Tp
Rainbow Mtn Seq. Paintbrush Breccia
Tdf_PzC
Rainbow Mtn Seq. Carrara Breccia
Tdf_PzW
Rainbow Mtn Seq. Wood Canyon Breccia
Tdf_h
Rainbow Mtn Seq. Heterolithic Debris Flow
Tmr
Timber Mtn Group Rainier Mesa Tuff
Tp
Paintbrush Group Paintbrush Tuff
Tnb_ap
NB Suite Andesite Porphyry
Faults
(hanging wall annotated)
West Connection Vein
Drill Holes
Shaft/Adit
pre-Corvus
2010-2011 Corvus
2012-2014 Corvus
compaction foliation
bedding
10 countours
0
100
200
meters
West Connection Fault
519,600 m
15
Road Fault
520,000 m
4,096,200 m
NB-11-78
NB-11-77
NB-11-80
NB-11-79
12
Pioneer Shear
4,095,800 m

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7.3.2.4	WEST CONNECTION VEIN

The West Connection vein lies ~1500 ft. west of the Connection area (Figure 7-13).  The vein consists of a zone of high-level chalcedonic quartz and quartz-flooded breccia up to 50 ft. wide, hosted within silicified monolithic debris flow breccias of Paintbrush Tuff.  The vein zone strikes N5E, dips 70-80° to the east, and persists along strike for ~800-900 ft.  The vein zone has formed along one or more hanging wall splays of the West Connection Fault.  The fault and vein geometry suggests that the vein fluids may have ascended from the Road fault at depth.

Pathfinder drilled a shallow hole (P92-3) which encountered 6.1 metres from 48.7 to 48.8 metres (20’/160-180’) of 0.243 g/t Au at the south end of the vein zone on the Sunrise patented claim.  This intercept has better gold grades than any of the surface rock sampling, indicating that the gold tenor is increasing with depth.  The vein zone has yielded surface trace element values up to 503 ppm As, 33 ppm Sb, and 2.74 ppm Hg.

Corvus drilled one hole (NB-11-77) in 2011 and, while it did not encounter significant quartz veining, it encountered a narrow zone from 94 to 107 metres with >0.1ppm gold and several zones with anomalous arsenic and antimony.  Significantly well crystalline hydrothermal kaolinite was found in a number of intervals in this hole possibly linking this structure to the opalite alteration discussed below.

There has been no follow-up drilling in this area since 2011.

7.3.2.5	OPALITE

Over a strike length of more than 2 kilometres there is opalite alteration developed in the immediate hanging wall of the Road Fault (Figure 7-1, Figure 7-14).  In places, the opalite makes massive ledges but in general the area is low relief and outcrop is poor.  Additional areas of opalite have recently been described further to the east along a recently constructed power line access road (Figure 7-15).

This acidic alteration results in the almost total destruction of original rock components leaving behind only opaline silica and kaolinite.  Recent mapping has also documented alunite and cinnabar in the opalite horizon.

Opalite alteration is generally interpreted to reflect the elevation of the ground water above a boiling geothermal zone.  The fact that all the opalite is roughly at the same elevation suggests that the opalite

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along the Road Fault has not been dramatically displaced by later motion on the Road Fault and suggests that the Road Fault may be the primary conduit for the boiled fluids.

The age of the opalite is not well constrained, however, the fact that the horizon has not been displaced by significant faulting suggests that it formed relatively late in the tectonic history of the area, probably in the waning stages of the 11.4-9.4Ma deformation event.

Although the opalite itself has no gold mineralization, each major center could be developed above a zone of gold precipitation in the boiling zone.  Additional mapping and geophysical surveys are planned to evaluate the potential of these zones.

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Figure 7-14  Geological Map Of Opalite Occurrences Along The Road Fault Near Connection

519600
519800
520000
520200
520400
4097600
4097400
4097200
4097000
4096800
4096600
4096400
4096200
4096000
4095800
N
58
61
44
66
57
52
52
68
81
80
Connection
Approximate
Certain
Concealed
Inferred, queried
Alunite
Illite
Mont
good Kaolinite
mod Kaolinite
poor Kaolinite
Chalcedony float & o/c
Mod Gry Opalite
Strong Gry Opalite
Strong Opalite
Mod-Strong Opalite
Mod Opalite
Cly Alt, Opl Float

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Figure 7-15  Opalite Occurrences At North Bullfrog

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8	DEPOSIT TYPES

Gold mineralization in the district is best characterized as low-sulfidation epithermal with the precious metal mineralization associated both with sulphidation of iron in the host rocks and the precipitation in veins of quartz and/or carbonate controlled by boiling.  Silica-adularia alteration is intimately associated with the disseminated mineralization and is an important form of ground preparation for later vein forming events.

Mineralization at the NBP is typical of other low-sulfidation type gold systems in, and around, the Walker Lane trend, such as: Round Mountain, Rawhide, Aurora, Bodie and Comstock.  These deposits commonly contain higher grade gold in vein mineralization surrounded by zones of lower grade disseminated mineralization.

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9	EXPLORATION

The mineralization potential of the NBP has not yet been fully defined.  There are three main opportunities for the Project to grow.  The first is through the continued expansion of disseminated mineralization outside of the extents of known mineralization.  The second is to discover and delineate more high-grade vein-style mineralization similar to that recently discovered at Yellowjacket and the third is to follow up the opalite alteration zones at depth.

There is still potential to grow the disseminated mineralization to the west of Sierra Blanca under the gravels north, south and west of Air Track Hill.  Drill hole NB-13-366 encountered 40 metres of 1ppm gold in Savage Dacite just under the gravel veneer (Figure 7-6).  Holes NB-12-122 and NB-12-123, located 100 and 300 metres north of the Jolly Jane Mineral Resource, intersected 92 metres and 138 metres of disseminated mineralization respectively (Figure 7-3).  The grades and thicknesses of the mineralization in these step-out holes clearly show that the system is still strong in these areas so there is good reason to anticipate that the mineralization will expand into these areas.  In 2013, roadcut channel sample profile SBRC-07 encountered new low-grade mineralization in the Pioneer Formation in the southwest portion of the Sierra Blanca Mineral Resource.  Additional step-put drilling is warranted in this area as well.

The Yellowjacket zone is still open to the north, south and at depth so additional drilling will be required to close off that zone.  In addition, there are a number of anomalous gold and silver values in many holes drilled in 2013 that need to be followed up with additional core drilling looking for veins.  A core rig will dedicated to the vein exploration program throughout 2014.

The opalite horizons will need to be mapped in more detail and mineralogical zoning patterns determined to prioritize targeting.

In 2012, a major Three Dimensional Induced Polarization and Resistivity survey (3D IP) was carried out on the northern half of the Project area (Figure 9-1).  The resistivity component of that survey has proved invaluable for mapping lithologies, faults and silica-adularia alteration.  The results of the survey also proved to be capable of mapping the depth extent of the opalite horizons north of Connection.  Additional 3D IP data will be acquired in 2014 to facilitate targeting at both Sierra Blanca and the opalite areas.

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Figure 9-1  Survey Layout For 3d Induced Polarization Survey Conducted At Nbp In August 2012

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10	DRILLING

Between 1974 and 1996 approximately 249 rotary and reverse circulation holes totaling 33,775 metres were drilled on the Project by several different companies.  RGC was able to obtain the assays and geological data for most of these holes and this data was acquired by ITH and then Corvus.  Drilling by the NBPJV on many of the same targets encountered similar gold grades and thicknesses as the historic holes, suggesting that the earlier results are reliable.  Additionally, much of the historic drilling was conducted by larger companies who mostly conducted sampling and assaying to industry standards at the time.  Unfortunately, there is no quality control data available for these historic programs.  Therefore, while it seems reasonable to put reliance on the older drill hole results they must be treated as historic and as guidelines to the location of mineralized areas.

The NBPJV drilled six core holes totaling 1300 metres in 2007 and 35 reverse circulation holes in 2008 totaling 8,422 metres.  All of the core holes were drilled at an angle to intersect the mineralized structures at nearly right angles.  Sample intervals in core varied with rock and alteration type, and represent nearly true thicknesses.  Most of the 2008 holes drilled at Air Track Hill and all of the Mayflower holes were angle drilled nearly perpendicular to the mineralized zones.  Reverse circulation drilling above the water table was with a 5 ½ inch hammer bit and, where water became a problem, a 5 ¼ inch tricone bit was used.  Samples were collected at 5 foot intervals starting from the top of each hole.

Corvus completed a 75 hole (17,820 metres, 58,465 feet) reverse circulation drilling program between October 2010 and June 2011 using Boart Longyear out of Elko, Nevada.  Each five foot sample was analyzed using a hand held XRF unit at the drill site.  The XRF analysis was used to determine the arsenic content of the sample (a direct indicator of mineralization) and the probable stratigraphic correlation of the sample.  The drill chips were cursorily logged for lithology and alteration at the drill site, and later logged in greater detail in an office setting using a binocular microscope.  Magnetic susceptibility was also measured on the chips for each five foot interval.  The geologic characteristics that were determined routinely on drill chips include: lithology and stratigraphic unit assignment, alteration style and intensity, vein type and percentage, color, sulfide type and percentage, and oxide type and relative intensity.  The following five oxide classes were used to quantify the oxidation state of each sample:

Class 1: Total sulfide, no oxide present
Class 2: Mostly sulfide with minor oxide present

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Class 3: Mixed oxide/sulfide in generally equal proportions
Class 4: Mostly oxide with minor fresh sulfide present
Class 5: Total oxide, no sulfide present

Oxide classes 5, 4, and 3 have consistently yielded favorable gold recoveries in bottle rolls tests (Section 13).  Model blocks assigned to classes 5, 4 and 3 comprise the oxide mineralization category.  Oxide classes 2 and 1 have consistently yielded un-favorable gold recoveries in bottle roll tests.  Model blocks assigned to oxide classes 2 and 1 comprise the sulfide mineralization category.

Between January 2012 and January 2013 additional geological information was collected including 47 new reverse circulation holes totaling 7,128 metres (23,386 feet), and 18 core holes totaling 3,438 metres (11,279 feet).  The 2012 RC drilling included step-out holes in the Sierra Blanca, Jolly Jane, and ATW areas; infill holes in the Mayflower and Jolly Jane Mineral Resource areas; and condemnation holes and water monitor wells around the Mayflower area.  The 2012 core drilling included PQ3 holes for metallurgical studies in the Mayflower, Jolly Jane and Sierra Blanca Mineral Resource areas; and HQ3 exploration holes in the Yellow Jacket area.  Holes NB12-117 through 143 were drilled by AK Drilling and holes NB12-144 through 176 were drilled by Boart Longyear.  Logging protocols were the same as those employed in 2010-2011, with the exception of the addition of a hydrochloric acid fizz test log which is now done on all RC and core samples.

In 2013, Corvus drilled 87 holes at Sierra Blanca and Yellowjacket totaling 19,000 metres (62,340 feet) including 35 HQ3 core holes, 2 PQ3 core holes for metallurgical samples, and 50 RC holes.  In addition, 13 channel sample profiles were completed along new roadcuts totaling 888 metres. The logging protocol was the same as that carried out in 2012.  These new drill results form the basis for the revised estimate of the Sierra Blanca Zone and first estimate of the Yellowjacket mineralization reported in this report.

The Yellow jacket mineralization is structurally related and occurs in zones of quartz veins and stockwork, as opposed to the move typical disseminated mineralization at the NBP.  This is illustrated by the cross section in Figure 10-1, which shows higher grade intercepts along drill holes NB-13-367 and NB-13-372 forming in veins at the footwall of the NE30 Fault.  Significant intercepts from Yellowjacket drilling between September and the end of November, 2013 are listed in Table 10-1 to illustrate the distribution of veins and vein stockworks encountered in this structurally controlled mineralization.  The intersections in Table 10-1 are not true width of the mineralization and evaluation of the true width is

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not certain until the geologic interpretation along the structures is complete.  Corvus orients all core and surveys all boreholes to support the structural interpretation which is ongoing at this time.

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Table 10-1  Significant drill intercepts from the Yellowjacket structural zone showing the distribution of higher grade mineralization in structurally related quartz vein  and stockwork intervals

HoleID and Orientation	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
NB-13-358 Az 90 Incl -50	22.8	32.1	9.3	0.25	0.80	HW Peripheral Stockwork
	32.1	51.4	19.3	0.82	3.08	HW Stockwork
	51.4	52.7	1.3	10.73	189.01	Main Vein
	52.7	56.4	3.7	0.40	10.98	FW Stockwork
			24.3	1.30	14.38	Vein + Main Stockwork
	56.4	65.8	9.5	0.21	1.41	FW Peripheral Stockwork
	65.8	116.7	50.9	0.16	0.55	Disseminated
	121.3	150.3	29.0	0.14	0.49	Disseminated
	160.90	163.08	2.18	0.30	10.40	Liberator Fault
	191.4	213.9	22.5	0.19	0.58	Disseminated
	213.9	226.7	12.8	0.55	1.03	Illite-pyrite
NB-13-359 Az 90 Incl -82	12.1	18.4	6.3	0.15	0.56	Si-Ad Alt
	18.4	68.9	50.5	0.39	1.14	HW Peripheral Stockwork
	68.9	90.7	21.8	3.43	21.48	HW Stockwork
	90.7	103.3	12.6	8.53	81.16	Main Vein
	103.3	134.0	30.7	0.42	1.81	FW Stockwork
			65.1	3.00	23.80	Vein + Main Stockwork
	134.0	175.4	41.4	0.32	0.60	FW Peripheral Stockwork
	188.5	200.9	12.4	0.35	0.89	Illite-pyrite
	206.8	235.9	29.1	0.39	0.88	Illite-pyrite
NB-13-360 Az 5 Incl -70	16.9	62.7	45.8	0.28	1.54	HW Peripheral Stockwork
	62.7	82.0	19.2	0.41	2.05	HW Stockwork
	82.0	91.6	9.6	6.34	132.78	Main Vein
	91.6	109.4	17.8	0.93	10.96	FW Stockwork to TD
			46.7	1.83	32.44	Vein + Main Stockwork
NB-13-361 Az 25 Incl -45	25.3	30.5	5.2	0.15	0.65	Disseminated
	30.5	47.8	17.4	0.92	3.65	HW Stockwork
	47.8	49.2	1.4	0.78	5.21	Main Vein; base faulted out
	49.2	52.8	3.5	0.34	0.96	FW Stockwork
			22.3	0.82	3.32	Vein + Main Stockwork
	52.8	90.8	38.1	0.16	0.70	FW Peripheral Stockwork

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HoleID and Orientation	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
NB-13-362 Az 100 Incl -54	57.2	92.6	35.5	0.2	0.8	Disseminated
	92.6	102.9	10.3	0.4	2.8	HW Peripheral Stockwork
	102.9	116.9	14.1	0.5	2.4	HW Stockwork
	116.9	124.5	7.6	4.9	57.9	Main Vein
	124.5	137.8	13.3	7.1	10.2	FW Stockwork
			35.0	4.0	17.4	Vein + Main Stockwork
	137.8	162.3	24.5	1.2	1.8	FW Peripheral Stockwork
NB-13-363 Az 90 Incl -82	55.4	63.5	8.0	0.4	7.5	HW Peripheral Stockwork
	63.5	67.0	3.5	2.1	7.0	HW Stockwork
	67.0	70.1	3.1	3.3	11.5	Main Vein
	70.1	83.0	12.9	3.7	24.1	FW Stockwork
			19.5	3.4	19.0	Vein + Main Stockwork
	83.0	133.3	50.3	0.4	1.4	FW Peripheral Stockwork
NB-13-367 Az 90 Incl -42	97.3	105.4	8.1	1.28	3.16	HW Stockwork in andesite
	105.4	107.9	2.5	1.06	13.19	Main Vein
	107.9	114.5	6.6	1.02	2.48	FW Stockwork in andesite
			17.2	1.15	4.37	Vein + Main Stockwork
	114.5	144.4	29.9	0.15	1.2	Disseminated
	144.4	185.9	41.5	0.40	1.53	Illite-pyrite Stockwork
NB-13-368 Az 60 Incl -45	109.3	122.1	12.7	5.99	42.49	HW Stockwork
	122.1	124.1	2.0	26.97	334.68	Main Vein
	124.1	142.6	18.5	0.35	4.27	FW Stockwork
			33.3	4.14	39.16	Vein + Main Stockwork
	142.6	194.1	51.5	0.30	1.45	FW Peripheral Stockwork
	194.1	245.4	51.3	0.15	0.6	Disseminated
B-13-369 Az 60 Incl -65	120.1	129.2	9.2	1.0	1.3	NE 30 Stockwork
	129.2	150.9	21.7	3.0	13.6	HW Stockwork
	150.9	163.8	12.9	4.1	60.6	Main Vein
	163.8	166.1	2.4	0.2	15.0	FW Stockwork
			36.9	3.2	30.1	Vein + Main Stockwork
	166.1	172.6	6.4	0.2	3.4	FW Peripheral Stockwork
	188.5	190.7	2.2	1.2	8.8	FW Vein

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HoleID and Orientation	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
NB-13-370 Az 125 Incl -45	94.5	101.4	6.9	0.1	2.6	NE 30 Stockwork
	101.4	161.2	59.8	0.4	2.5	HW Peripheral Stockwork
	161.2	189.2	28.0	0.7	9.4	HW Stockwork
	189.2	194.1	4.9	21.2	117.0	Main Vein
	194.1	202.9	8.7	9.2	45.9	FW Stockwork
			41.7	4.9	29.7	Vein + Main Stockwork
	202.9	204.6	1.7	0.3	1.1	FW Peripheral Stockwork to TD
NB-13-371 Including	118.3	128.3	10.0	0.6	1.9	NE 30 Stockwork did not test YJ Vein
	125.1	128.3	3.1	1.4	3.2	Az 125 Incl -67
NB-13-372 Az 90 Incl -60	105.8	116.3	10.6	0.7	1.4	NE 30 Stockwork
	116.3	129.6	13.2	3.1	5.7	HW Stockwork
	129.6	132.8	3.2	3.9	33.3	Main Vein
	132.8	144.2	11.4	2.4	2.8	FW Stockwork
			27.8	2.9	7.7	Vein + Main Stockwork
	144.2	183.5	39.3	0.3	1.6	FW Peripheral Stockwork to TD

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Figure 10-1  Cross section (looking South) in the Yellowjacket zone illustrating the relationship of high grade mineralization related to the NE30 fault.

E
W
1300m
1200m
1100m
12.2m
0.5g/t Au
7.4g/t Ag
17.2m
1.2g/t Au
4.37g/t Ag
27.8m
2.9g/t Au
7.7g/t Ag
NB-13-230
NB-13-367
NB-13-372
NE30 Fault
Approximate
True Thickness
5-20 metres
4098503N

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11	SAMPLE PREPARATION, ANALYSES AND SECURITY

In the 2007 NBPJV core drilling program, HQ core was extracted using triple-tube barrels to insure the recovery in broken rock intervals.  The entire core was oriented using an ACE accelerometer.  Percent recovery, RQD, and magnetic susceptibility measurements were made on all core intervals.  An assessment was made of the quality of the orientation data and the core was marked accordingly.  The core was then logged recording lithological, alteration, mineralization, and structural information including the orientation of faults, fault lineation’s, fractures, veins, and bedding.  With a few exceptions, the entire lengths of the holes were sampled.  Sample intervals were based on the geological logging, separating different lithologies and styles of mineralization and alteration.  Samples were marked and tagged in the core box before being photographed, after which the core was sawed in half with one half sent for assay and one half retained for future reference.  Each sample interval was bagged separately and shipped to the lab for analysis.

During the 2008 reverse circulation drill program the cuttings were divided into two streams, one for sampling and the other for excess discarded to the sump.  Using a “Y” splitter the sample stream was further divided into two sample bags: one designated for assaying and the second duplicate designated for QA/QC and metallurgical studies.  Samples were collected at five foot intervals and bagged at the drill site.  Each five foot sample was sealed at the drill site and not opened until it reached the analytical lab.  At each 20 foot rod connection, the hole was blown clean to eliminate material that had fallen into the hole during the connection.  The designated assay samples for each five foot interval were collected by the site geologist and moved to a secure sample collection area off of the property for shipment to the laboratory.  The corresponding duplicate sample was retained at the drill site as a reference sample if needed.  If the duplicate samples were not used prior to the reclamation of the pad they were interred in the sump at the time of reclamation.

Sample recovery was a problem in 11 of the NBPJV holes at Mayflower.  Recovery issues were also noted on the logs for some of the Barrick drill holes.  Recovery problems occurred in the silicified zones around the David adit.  It appears that silicified rock is strongly fractured and contains open fractures so that sample is lost when drill chips move out into the fractures rather than along the hole and into the interchange.  Zones of poor recovery up to 60 metres wide were encountered in strongly fractured rock.  Where old workings were encountered the down-hole intervals also had poor recovery.

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Table 11-1 outlines the intervals in the several holes where poor sample recovery occurred.  Several of the intervals were in mineralized ground and may impact the mineralization estimate.  Of the 6,375 samples that were shipped for analyses in 2008, about 8% contained weights that were more than 1.5 standard deviations below the mean and only 145 samples were more than two standard deviations lighter than the mean.  Because most of the light samples are from unmineralized intervals, the sample recovery issue does not represent a major problem in the mineralization estimate.  However, future drilling should try to overcome this problem.

Table 11-1  Intervals Of Poor Recovery In The 2008 ITH Drilling In Mayflower Area

Drill hole number	From (metres)	To (metres)	Comment
NB-08-08	109.73	114.30	Weak Au <0.25g/t around interval
NB-08-08	144.78	182.88	No mineralization in and around interval
NB-08-11	128.02	132.59	Mineralized zone at 1 g/t Au level
NB-08-16	79.25	134.11	Variable recovery, >1g/t Au samples normal weights
NB-08-18	83.82	91.44	Just above mineralized zone
NB-08-18	103.63	115.82	Just below mineralized zone
NB-08-18	178.31	195.07	Unmineralized zone
NB-08-40	80.77	88.39	Well mineralized interval
NB-08-40	123.4	143.26	Consistently poor recovery
NB-08-40	160.02	190.5	Unmineralized in and around interval
NB-08-41	88.39	120.4	Weak Au <0.25 g/t around interval

There is no information available about how samples from the historic drilling were handled, processed, and analyzed.

In the 2007 NBPJV core program, blank basalt rock and certified standard materials were each inserted at a ratio of 1:20 throughout the sample sequence.  Samples for duplicate analysis were identified at a ratio of 1:20 and given sequential sample numbers at the end of the shipment.  Once the samples were marked out, the core was photographed and then sawed in half using a diamond saw.  Half of the core was then sent for assay and half was kept for future reference.  Prior to shipment the samples were weighed, photographed and then placed in bags that were sealed with a security tag.  Each hole was sent to ALS Minerals in Reno as a separate shipment with a chain of custody document to certify that the seals were intact when the shipment was received.  In Reno, the samples were weighed so that the shipped and received weights could be compared and then the samples were sent to the crusher.

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Duplicate samples were prepared by splitting the crushed sample in half and creating two numbered samples.  All samples were assayed for gold using a 50 gram fire assay and multi-elements were analyzed using a four acid digest with ICP-MS analysis.

For the NBPJV RC drilling program in 2008 Hunter (2008) describes the procedures for inserting quality control samples into the drill sample sequence as noted below.  The principal author observed these procedures and concurs with them.  A similar approach was used during the 2007 core program with similar analytical results.

The samples are taken from the drill site to the sample prep area where they are laid out in order on a tarp to dry.  Each drill hole is treated as a separate shipment.  While the samples are drying, control samples are inserted.  Pre-bagged crushed blank material supplied by ALS Chemex Labs [now, ALS Minerals], is inserted at the beginning of each shipment and also as every 20th sample throughout the hole.  Commercially prepared (Rock Labs) standards with a known gold content are inserted throughout the hole as the 10th sample and every 20th sample after that so that every 10th sample in the shipment is either a blank or a standard.  Generally three levels of gold standards are used; a low level (100-200 ppb), a medium level (1 ppm) and a high level (7 ppm).  The geologist matches the level of gold standard to the anticipated level of mineralization in the drill hole.  At the end of each shipment empty bags are provided for duplicate samples.  There is approximately one duplicate sample for every 20 samples in the shipment.  The samples to be duplicated are selected by the geologist and recorded in the drill log.  The samples to be duplicated are split up in the lab and placed in the bar-coded empty bags provided by the geologist.

When the samples have dried to the point where they are dry or just damp a bar-coded tag is attached to each sample and the entire shipment is photographed.  The photo is taken to establish that all samples are accounted for.

While placing the samples into rice bags for shipping each sample is weighed and the weight is recorded next to the sample number on the drill logs.  Trucks from ALS Minerals pick the samples up from the sample prep area and take them directly to their Lab.  When the lab receives the samples they weigh each one as they place their identifier on it and they are instructed to incorporate the attached barcodes for sample tracking.

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The QA/QC protocol utilized inserted blanks and reference standards, as well as lab duplicates and field duplicates.  Each drill hole was started with a blank (barren) sample inserted in the number sequence before the first sample.  Reference standards and blanks were alternately inserted every 10th sample down the hole.  Five samples were selected at random from each drill hole for lab duplicates.  ALS Minerals was instructed to split off a lab duplicate from each selected sample, and each lab duplicate was assigned a new unique sample number at the end of the drill hole number sequence.  Four drill site reject samples were also selected from each drill hole as field duplicates, and were later submitted to ALS Minerals in field duplicate shipments.

At ALS Minerals’ Sparks, Nevada facility the samples were dried as needed, then crushed and a 350-500 gram split of the crushed material was then pulverized to make the analytical sample.  Fifty grams of this material was analyzed by fire assay with an atomic absorption finish (AuAA24 procedure).  Samples were also analyzed for multi-elements using ALS Minerals’ ME-MS61m procedure.  Grind tests were also reported as a further quality control to insure that the pulps were sufficiently fine to supply a quality analytical pulp.

Sample procedures for the 2010-11 RC drilling were similar to those of the 2008 RC drilling, with some variations described below.  Standard RC drilling techniques were used to optimized recovery, minimize contamination, and keep the sampling circuit as clean as possible.  Continuous sampling was done on 5 foot (1.52m) intervals, and the splitter was thoroughly cleaned prior to the start of drilling of each 20 foot rod.  Two equal samples for each 5 foot interval were split-off at the drill site using a Y in the sample stream.  One was used as the primary assay sample and the second retained as a drill site reject for QA/QC and metallurgical uses.  The samples were captured, stored, and transported in pre-labeled barcoded sample bags.  Large sample bags placed inside 5 gallon buckets were utilized throughout the program to minimize sample loss/overflow in high-water drilling and in clay-rich drilling intervals.  The primary samples were analyzed using a handheld XRF unit at the drill site.  The XRF analysis was used primarily to determine the arsenic content of the sample (a direct indication of mineralization) and the probable stratigraphic correlation of the sample.  The primary assay samples were transported to a staging area near the property and placed in bulk polypropylene “super sacks” for shipment to ALS Minerals in Reno, NV.  Each super sack was sealed with a security seal immediately after filling.  Each drill hole was submitted to ALS as a single shipment with unique shipment number.  All samples were transported by ALS Minerals to their lab in Reno.  The drill site rejects remained at each drill site until

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the final results were received for each drill hole.  The drill site rejects for all mineralized intervals were subsequently transported and preserved in a secure storage area near the property.

The 2012 and 2013 RC sampling protocol and analytical procedures were a continuation of that used in the 2010-11 RC program described above.  The PQ3 core holes were drilled to supply metallurgical samples and were consumed in their entirety for testing.  The HQ3 exploration core holes drilled at Yellowjacket were sawn in half with one portion sent to ALS Minerals in Reno, NV for analyses with the other half retained on site for geological study.

11.1	CORVUS 2012 AND 2013 - 2014 QA/QC PROGRAM

The principal author has reviewed previous QA/QC programs for the Project contained in previous reports and finds the information sufficient to confirm the validity of earlier sampling and assaying programs.  This section summarizes QA/QC data related to new sampling carried out between January 2012 and December 2013 which has been used for the revised Sierra Blanca mineralization estimate.

11.1.1	RC DRILLING

Corvus has implemented a standardized sampling protocol on all RC drilling during the 2012 and 2013 - 2014 programs.  The protocol utilizes two sets of pre-marked 20”x24”sample bags with numbered barcode tags for each drill hole.  The drill cuttings exiting the cyclone are split through a rotary wet splitter where one stream is diverted for sampling and the other stream of excess sample is diverted into the sump.  The sample stream is then divided into two streams using a “Y” splitter, which allows for two duplicate samples to be collected.  One sample designated for assaying and the other designated for QA/QC and metallurgical studies.  Two sets of pre-marked 20”x24”sample bags are placed in five gallon buckets hung on the “Y” splitter to collect duplicate five foot samples from the two streams.  Using the large bags placed in five gallon buckets allows for capture of fines and dramatically reduces sample loss as the interval is being drilled.  In general, an effort is made to collect approximately 10kg of sample material.  Once a five foot interval is drilled, the two duplicate bags/buckets are removed and replaced with the next set of duplicate bags/buckets.  The sample bags are tied-off with little or no water loss, then removed from the buckets and laid in rows to allow slow decantation by evapotranspiration.

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11.1.2	CORE DRILLING

Corvus has also implemented a standard core sampling protocol in 2012 and 2013 – 2014 program.  HQ3 and PQ3 core are drilled and extracted using triple-tube tooling to insure the best recovery through highly fractured intervals.  Triple tube also minimizes core separation and rotation within the extraction tube, which is imperative in preserving reliable orientation data.  The entire length of each hole is sampled with continuous intervals based on careful logging of geological characteristics.  In conjunction with the logging, sample intervals are marked in the core box and assigned unique sample numbers in a sequence that includes pre-selected QA/QC samples every tenth sample.  Each hole starts with a blank QA/QC sample, and alternates between blanks and reference standard just like the RC holes.  Once a hole is logged and tagged for sampling, each box is photographed within a fabricated lighting and reference frame.  The reference frame allows rectification of the image so that in future applications true lengths can be measured on the core using the photos.  Once a hole, or a group of boxes in a hole, are photographed, the photos are reviewed for adequacy and the photo files renamed using hole number and box number.

11.1.3	TRANSPORT AND SECURITY

Prior to shipment all rock and core samples were weighed, photographed and then placed in bags that are sealed with a security tag.  RC samples are not weighed but are accumulated in super sacks which are sealed with a security tag prior to shipment.  Each drill hole is sent to ALS Minerals in Reno, NV as a separate shipment with a chain of custody document to certify that the seals were intact when the shipment was received.

11.1.4	DUPLICATES

Duplicates are used to monitor the precision of the assays that are incorporated into the mineralization estimate.  Duplicates monitor 3 sources of variation, e.g. sampling, preparation and assaying.  Field duplicates are used to document the precision associated with sampling, prep duplicates are used to monitor the sample preparation process and pulp duplicates monitor the assaying process.  Corvus uses all three types of duplicates to monitor the precision of the gold and silver analyses.

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11.1.4.1	FIELD DUPLICATES

Field duplicates are only collected for RC samples and they are created by putting a Y-splitter into the sample stream and creating two identical samples (referred to as the “Met Split” since they are often used for metallurgical testing).  There is no specific ratio of field duplicates to normal samples but field duplicates are selected by the project geologist to represent the geological and grade variation based on the logging and original assays.

Figure 11-1 and Figure 11-1 show that in general field duplicates reproduce within the analytical precision of both the gold and silver assays as defined by the analytical precision equation:

Analytical Precision = value+/-(( value*method precision)+(2*detection limit)).

The method precision quoted by ALS Minerals is 10% and the detection limit for the Au-ICP22 gold method is 0.001 ppm.  The gold coefficient of variation for the field duplicates is 13% which is only marginally greater than the method precision.  For silver the coefficient of variation is 15%, again only marginally more than the method precision.

For gold samples that lie outside of the analytical precision field there seems to be a very slight tendency for the original sample to report higher value than the duplicate.  This may reflect gold particle settling in the duplicate which is related to the fact that the original sample is shipped wet while the duplicate continues to dry for several weeks before it is finally selected for assaying.  Vibration during the handling the dry sample could allow gold particles to preferentially settle making it more difficult to get a representative split later.

For silver there is an obvious bias with 90% of the samples that lie outside of the analytical precision field having higher silver in the original sample than in the duplicate.  The consistency of the bias and the distinctly different character compared to gold suggests that this bias is much more likely to reflect analytical problems than sampling problems.  An important difference between the field duplicates and other duplicates discussed below is that field duplicates are analyzed in batches that are completely separate from the original samples therefore they are able to detect subtle shifts in the analytical methods that cannot be easily detected within a single batch.  The origin of the observed bias in silver is currently under investigation by Corvus and ALS Minerals.

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Figure 11-1  RC Drilling Field Duplicate Gold Assays From Sierra Blanca In 2012, 2013, 2014

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Figure 11-2  Rc Drilling Field Duplicate Silver Assays From Sierra Blanca In 2012, 2013, And 2014

11.1.4.2	PREPARATION DUPLICATES

Sample preparation duplicates are created by crushing the sample and then splitting it in half.  The two halves are then processed as separate samples.  As a general rule the ratio of prep duplicates to samples is 1:20 but usually five prep duplicates are created for each drill hole.  The selection of which samples to duplicate is made by the logging geologist based on their interpretation of lithologies and degree of mineralization.

Figure 11-3 and Figure 11-4 show that, in general, the preparation duplicates reproduce very well for both gold (coefficient of variation 17%) and silver (coefficient of variation 19%).  There is no evidence of bias in the gold but there may be a hint of bias in the silver with slightly more samples falling below the analytical precision field than above.  This effect is also under investigation by ALS Minerals.

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Figure 11-3  Preparation Duplicate Gold Assays From Sierra Blanca In 2012, 2013, And 2014

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Figure 11-4  Preparation Duplicate Silver Assays From Sierra Blanca In 2012, 2013, And 2014

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11.1.5	VISIBLE GOLD SAMPLING PROTOCOL

In 2013, many of the vein intervals drilled on the NBP contained abundant visible gold.  This represented a challenge for sampling which was overcome in the first instance by ensuring that all samples with visible gold were isolated and that the half core sample weights were between 500 and 1200 grams.  This meant that the entire sample could be processed using a metallic screen fire assay (ALS Minerals code Au-SCR21 (multi-element) or Au-SCR24 (gold only)).  A total of 188 samples were assayed in this way.

As the program went on and it was apparent that the number of visible gold samples was increasing it became important to evaluate what would happen if larger samples were taken and the samples were actually split to separate the 1kg required for the metallic screen fire assay.  To accomplish the objectives of the test without compromising the quality of the assays being used for the mineralization estimation a new method called Au-SCR24AV was developed at ALS Minerals.  With this method samples of 1 to 2 kilograms are submitted to the lab.  They are crushed and homogenized and then split in half and both halves are subjected to a metallic screen fire assay.  The two results are then combined to produce a final assay which is reported on the certificate.  A total of 156 samples were analyzed in this way providing a body of data on how duplicate assays for the visible gold samples compare.

11.1.5.1	PERFORMANCE OF 1KG NORMAL AU-SCR21 AND 24 ANALYSES

The metallic screen fire assay reports the amount of gold that reports to the +100 micron and -100 micron fractions after screening.  The degree to which coarse gold affects the assays can then be evaluated by considering the percentage of gold that ends up in the coarse fraction (Table 11-2).  Of the 344 samples with visible gold submitted for metallic screen fire assay only about 6% have more that 35% of the gold in the coarse fraction.

Table 11-2  Distribution Of Gold In The Plus Fraction Of Metallic Screen Fire Assays

% Plus fraction Au	Count of Samples	% of samples
<16%	286	83.1%
btw 16% & 35%	37	10.8%
btw 35% & 50%	9	2.6%
>50%	12	3.5%

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A simple plot of grade versus the percentage of gold in the coarse fraction shows that there is no correlation between these two variables and samples with as little as 1g/t gold can have more than 60% of the gold in the plus fraction (Figure 11-5).  However, it is noteworthy that virtually all samples with more than 50g/t gold have more than 35% of the gold in the coarse fraction.

Figure 11-5  Gold Grade Versus The Percentage Of Gold In The Coarse Fraction For Normal Au-Scr24 Assays

The metallic screen fire assay also reports duplicate 50g fire assays from the minus 100 micron size fraction.  Comparing these duplicate analyses measures the extent to which fine particulate gold still controls the assay value (Figure 11-6).  It is clear from Figure 11-6 that only a small number of samples fall outside of the 20% precision field so it appears that the nugget effect is not too severe in the fine fraction.

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Figure 11-6  Comparison of Duplicate Minus Fraction Fire Assays Generated As Part Of The Metallic
Screen Fire Assay. Precision Limits For 10% And 20% Are Shown For Comparison

11.1.5.2	DUPLICATE METALLIC SCREEN FIRE ASSAYS

In order to evaluate the possible effect of splitting samples with visible gold samples weighing between 1 and 2 kilograms were crushed to 1.7mm and then split in half with both halves being subjected to metallic screen fire assays (Figure 12-7).  These duplicates are equivalent to the preparation duplicates discussed earlier except that the entire sample has now been assayed.  It is clear from Figure 12-7 that, in spite of the presence of visible gold, splitting the samples repeats to within the limits of 20% precision suggesting that, in general, the visible gold does not represent a severe sampling problem at the NBP.  In spite of this, work is still underway to develop a sampling protocol that will allow the geologists to distinguish samples where coarse gold is a problem from where it is not.

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Figure 11-7  Comparison of Duplicate Metallic Screen Fire Assays On Samples With Visible Gold

11.1.6	BLANKS

Blank material is used to monitor for carryover contamination and to ensure that there is not a high bias in the assay.  Carryover is a process where a small portion of the previous sample contaminates the next sample.  ALS Minerals allows a total of 1% carryover from preparation and analytical processes combined.  Each blank that assays higher than three times the detection limit is evaluated to see if the value reflects carryover or some other problem.  For example, if a blank assayed 0.006 ppm Au for the Au-ICP22 method and the previous sample ran 1ppm Au then the blank is not investigated because acceptable carryover could explain up to 0.01 ppm.  However, if the blank had assayed 0.015 ppm Au then that is more than can be explained by carryover from a 1 ppm previous sample and an investigation will be initiated.  The investigation includes a rerun of the blank and surrounding samples as well as any documentation that was associated with the work order at ALS Minerals.   There are cases where the investigation does not resolve the reason for the higher than expected value.  Figures 11-8 and 11-9 show the historical performance of blank samples submitted for the NBP Quality Control.

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Figure 11-8  2012-2014 Sierra Blanca Blanks For Au-Icp22 Method

In Figure 11-9 there are two blanks that have 0.02 ppm Au.  Both of these blanks were the first in the preparation and assay sequence for their respective work orders.  Upon investigation, the re-assay of the pulps returned similar values to the original assay so new pulps were made from the coarse reject and assayed.  The coarse rejects also returned a similar value to the original which indicates that the original samples were contaminated during preparation.  Investigation into the laboratory preparation logs could not identify a source of the contamination. For Corvus, it is standard practice to put a blank at the beginning of each sample shipment because of the problem of carryover from the previous unrelated samples.  The initial blank serves to clean the crushing and pulverizing systems in case cleaning was not done properly before the new work order was processed.

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Figure 11-9  2012-2014 Sierra Blanca Blanks For Au-Scr21/24 And Me-Gra21

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11.1.7	CERTIFIED REFERENCE MATERIAL

Certified Reference Materials (“CRM’s”) or “standards” are used to monitor the accuracy of the assay results reported by ALS Minerals.  CRM’s are inserted into the sample sequence at a ratio of 1:20 and serve to monitor both accuracy and sample sequence errors.  A number of different CRM’s covering a range of grades and mineral compositions are used at the NBP.  Each CRM comes with a certified concentration with a stated uncertainty.  However, the precision on the assay is ultimately controlled by the 10% analytical precision reported by ALS Minerals.  Therefore in the following discussion the performance of the CRM’s is discussed relative to the theoretical ALS Minerals precision.

CRM’s used in the 2012-2014 drilling campaign were analyzed using the Au-ICP22 analytical method.  All the CRM values fall within the theoretical analytical precision quoted by ALS Minerals (Figure 11-10).  It is clear from the limits of precision in Figure 11-10 that with the lower detection limit there is no dilution of precision even at concentrations of 0.05 ppm gold which was the reason for changing the analytical method in 2012.

Figure 11-10  Au-Icp22 Certified Reference Material Gold Assays

The low G303-8 standard sample P346684 (Figure 11-10) is currently under investigation.  At present it appears that the standard was erroneously replaced with sample material during weighing.

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Figure 11-11  Performance Of Crms Over Time

Figure 11-11 illustrates that a range of concentrations are being monitored with the CRM suite used at the NBP.

Some of the CRM’s used by Corvus have certified silver values while others that are certified for gold only have “reported” silver values.  Nevertheless, these values can all be used to monitor the accuracy and precision of the silver assays (Figure 11-12).  It is clear that most of the CRM silver values do report within the analytical precision of the ME-MS61 method.  There are clearly problems with precision in the CRM’s with values less than 0.1ppm silver.  The low value in P343341 (Figure 11-12) was not investigated because there were no significant silver assays in the sample shipment and the other standards in the shipment had correct values.  The large scatter shown by standard G306-1 (6ppm Ag) is due to the incorrect use of an over-limit method for Ag.  An automatic trigger was set so that any sample with over 5 ppm Ag would be rerun using Ag-GRA22.  Unfortunately, this method has a 5ppm detection limit.  This error was detected and corrected so that over-limits are now run with the Ag-OG62 method which has a detection limit of 1 ppm.

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Figure 11-12  Silver Assays For CRM’s With Some Published But Not Certified Values

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Figure 11-13  Silver Performance Of CRM’s Over Time

In 2014, two new CRM’s with certified silver values of 60 and 119 ppm have been added to the CRM suite.  The problems with G306-1 in the first half of 2012 are discussed with Figure 11-12.

11.1.8	OTHER SAMPLE QUALITY PARAMETERS

In addition to the accuracy and precision described above a number of other parameters can be used to monitor the reliability of the sampling used to support the mineralization estimate.  Among these are variations in sample recovery and tests for contamination in reverse circulation drilling.

11.1.8.1	SAMPLE RECOVERY

The sample recovery from drilling has an important effect on how representative the sample is of the volume of rock which has been sampled.  Core recovery can be easily measured on site by the length of core recovered.  For RC it is much more difficult to determine the actual recovery from the interval because of the way it is collected.  As a result RC recovery is best reflected in the relative weights of the samples submitted for assay.

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11.1.8.1.1	DUPLICATE METALLIC SCREEN FIRE ASSAYS

The core recovery at Sierra Blanca is reasonably good, with an overall average of 93% (Table 11-3).  Forty one percent (41%) of the intervals with less than 50% recovery are within 13 meters of the surface and reflect a combination of colluvium and heavily weathered rock.

Table 11-3  CORE RECOVERY FROM SIERRA BLANCA

Recovery %	Meters	Percent
>120	36.06	0.4%
110-120	59.76	0.6%
110-90	9397.82	92.8%
90-85	196.17	1.9%
85-50	328.74	3.2%
50-5	74.70	0.7%
<5	28.98	0.3%
Total	10122.23	100%

Figure 11-14  SIERRA BLANCA CORE SAMPLE RECOVERY VERSUS GRADE

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Figure 11-14 shows that there is no particular relationship between grade and core recovery.  However, many of the samples from intervals with <60% recovery are from mineralized zones reflecting the inherent link between faults and mineralization at Sierra Blanca.  Nevertheless only a small percentage of the samples are affected by low recoveries (Table 11-4).
Table 11-4 Sierra Blanca Core Samples With Less Than 85% Recovery

Au_ppm	# samples with <85% recovery	% of total samples
0-0.1	112	1.46%
0.1-0.25	73	0.95%
0.25-0.5	57	0.74%
0.5-1	29	0.38%
1-5	9	0.12%
5-25	3	0.04%
>25	1	0.01%

11.1.8.1.2	RC RECOVERY

It is very difficult to monitor RC recovery because the drillers constantly adjust the sample stream to collect an appropriate volume of sample, e.g. try to maintain the target 10kg sample weight.  This means that they increase the fraction of the cuttings going to the sample stream when recoveries are lower and cut the fraction when recoveries are higher.  Because of this, variations in the sample weight only vaguely reflect the actual sample recovery in any given interval.  However, light samples do, in general, indicate that the flow of sample decreased, at least momentarily, possibly reflecting sample loss into cavities around the hole.  RC sample dry weights are measured by ALS Minerals as part of the sample QA/QC program and these weights indicate how consistent the RC sampling has been (Figure 11-15).  In Figure 11-15 the sample weight distribution for each hole is represented by a line of samples.  If the line has a distinct inflection point it indicates that the driller was actually quite consistent in his sampling and that many of the samples have a similar weight near that inflection point.  If the line is straight then the weights are randomly distributed indicating less drill control or more geological variations.  Since 2010, the target weight for RC samples has been 10kg and it is clear that with some notable exceptions most holes have achieved that target as an average weight (Figure 11-15).  Importantly, only a very small number of samples have weights less than 3kg which almost certainly reflects major sample loss to the surrounding formations (Figure 11-15).

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11.1.8.2	LABORATORY HANDLING OF SAMPLES

Samples are monitored throughout the preparation process with various weights, e.g. shipped weights, received weights, dry weights, and coarse reject weights.  This data is used to monitor sample login, layout and sample spillage or mixing.  Theoretically, the only difference between the “dry weight” and the “coarse reject weight” should be the weight of the material extracted for pulverizing.  Beginning in 2012 this “extracted weight” has been reported by ALS Minerals as a certified value on assay certificates to help monitor excess material loss, e.g. spillage that could affect the representative nature of the sample.

The standard requested pulp size for all drill samples is 1Kg with an acceptable range of values from 0.5 to 1.5Kg.  Extracted weights outside of the acceptable range indicate there may be preparation issues such as spillage or blending of two samples.  For blending of drill samples the protocol is to combine and homogenize all the materials from both samples and then split it in half to create two identical samples which are then assigned the original sample numbers.  During 2012-2013, ten instances of sample blending were documented.  When a sample pair is partially blended, one sample will have exceedingly low (negative or below 0.5kg extracted weights) and the other sample will have a large weight extracted (Figure 11-16).  Theoretically, the weights of blended samples will show a symmetric weight gain and loss.  However, it is clear that this is not always the case.  In Figure 11-16, one of the asymmetric samples was a prep dup specified by Corvus while another was selected by ALS Minerals for QA/QC testing.

Figure 11-17 shows extracted weights for RC samples without the blended sample weights or duplicate samples.  The clustering of samples just above 2kg reflects samples from which ALS Minerals has extracted QA/QC materials.  When scatter is continuous across the interval between 1.5kg and 2kg it indicates that either the splitter is incorrectly configured or the sample is added too fast and swamps the rotary splitter.  The problem seems worst when the dry weights are between 8 and 15 kilograms (Figure 11-18).  This pattern of sample loss almost certainly reflects sample spillage during splitting and has been tracked down to the ALS Minerals preparation facility in Elko, Nevada where additional training has been instituted.

Core samples are generally not split using a rotary splitter and as a result the weights are much better controlled (Figure 11-19).

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Figure 11-15  Variations In RC Sample Weights For Sierra Blanca Drilling

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Figure 11-16  Sierra Blanca Reported Extracted Weights For Blended Samples

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Figure 11-17 Sierra Blanca RC Extracted Weights For Pulp Over Time

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Figure 11-18 Sierra Blanca RC Sample Dry Weight Versus Extracted Weight For Pulps

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Figure 11-19 Sierra Blanca Core Extracted Weights For Pulp Over Time

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11.1.8.3	TWIN HOLE COMPARISONS

RC hole NB-08-21 was twinned with a core hole in 2013 to determine the nature of gold mineralization in the hole.  The precise location of the collar for NB-08-21 could not be determined because the drill pad had been rehabilitated but the twin hole was within 4 metres of the original location.  There is a good correlation between the gold values in both holes.  It is noticeable that the detection limit for gold in NB-08-21 was 0.01g/t whereas in NB-13-364 it was 0.001 g/t.  It is possible that the high gold peak at 30 metres in NB-13-364 could be the same structure as the high gold spike at 42 metres in NB-08-21 indicating a very oblique angle of intersection of that particular zone (Figure 11-20).

Figure 11-20  Gold Assays for Twin Holes Nb-08-21 And Nb-13-364

Drill hole NB-13-363 is a PQ3 diameter core hole drilled as a twin of HQ3 diameter NB-13-347 in order to collect metallurgical sample material (Figure 11-21).  The average sample length of NB-13-363 was 3.3

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metres while the sample length in NB-13-347 ranges from 0.1 metre to 1.4 metres.  In order to compare the data between holes the samples in hole NB-13-347 were combined into sample intervals of approximately 3 metres. It is important to understand that the original samples in NB-13-347 were taken in such a way that once the core was sawn in half the high grade samples were never split again and the entire sample was assayed using a metallic screen fire assay.  This means that the nugget effect was minimized in the sampling.  In contrast, for the metallurgical samples the entire core was sampled and crushed to 19mm before a 4 kg split was taken for the head assay.  The 4kg split was then crushed to 1.7mm and 1kg was extracted for a metallic screen fire assay.  This means the metallurgical samples were certainly affected by the nugget effect during sampling.  Figure 11-21 shows that there is a good correlation overall between the two holes with higher grade spikes in the original hole almost certainly reflecting the absence of nugget effect in those samples compared to the larger metallurgical samples.

Figure 11-21  Gold Assays for Twin Core Holes Nb-13-347 And Nb-13-363

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11.2	AUTHORS OPINION ON SAMPLE PREPARATION, ANLYSIS AND SECURITY

In the opinion of the principal author, Corvus has utilized industry accepted standards for sample preparation, security and analytical procedures and these sample preparation, security and analytical procedures ensure that the databases can be relied upon for estimating mineralization for the NBP.

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12	DATA VERIFICATION

No limitations were placed on the principal author’s ability to review data or to independently verify the data used in the Mineral Resource estimate.
The principal author has verified the data used in this report by:

•	Visiting the Project and confirming the geology and mineralization
•	Visiting the core and RC storage areas and inspecting the core cutting facility
•	Reviewing drill core
•	Verifying the location of drill holes in the field
•	Reviewing the QA/QC protocols

The principal author concludes that:

•
Exploration drilling, drillhole surveys, sampling, sample preparation, assaying, and density measurements have been carried out in accordance with CIM Best Practice Guidelines and are suitable to support Mineral Resource estimates

•	Exploration and drilling programs are well planned and executed and supply sufficient information for Mineral Resource estimates and Mineral Resource classification
•	Sampling and assaying includes quality assurance procedures
•	Exploration databases are professionally constructed and are sufficiently error free to support Mineral Resource estimates.

Therefore, in the opinion of the principal author, such data can be relied upon to estimate mineral resources at the NBP.

12.1	DATABASE ERROR CHECKS

The principal author reviewed the database by selecting 10% of the nearly 16,000 sample records added in 2013 to the database.  The certified assay certificates were reviewed and the results compared to data entry in the database.  The principal author verified that the data entry procedures are accurate as compared to the certificates.

12.2	DATA VERIFICATION BY CORVUS

Dr. Roger Steininger, the principal author of the October 23, 2013 technical report (Steininger et al 2013), collected twelve coarse rejects from mineralized intervals of the 2012 RC drill holes at random for submission to American Assay Laboratories (AAL) and Inspectorate, both in Sparks, Nevada.  Table 12-1

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presents the gold analyses from the two labs, and compares them with the results that Corvus reported from the same intervals (Corvus analyses by ALS Minerals).

The nature of low-grade volcanic hosted gold deposits is that gold content in the rock varies considerably over small distances.  This was evident in two instances (NS165085 and 165493) as there was considerable variation between labs, but generally and on average there was close agreement between the three labs.  It was Dr. Steininger’s opinion that variations to those cited were not unusual for a low-grade volcanic hosted gold deposit, but were to be expected.  Excluding these outliers, there is very good correlation between labs, and the average gold grade for each lab is remarkably similar between the three labs.  It was Dr. Steininger’s conclusion that ALS Minerals is supplying Corvus with good quality analyses and that the areas outlined as contain concentrations of gold are as represented.

Table 12-1  COMPARISON OF COARSE REJECTS SUBMITTED TO THREE LABS IN 2012 (STEININGER ET AL 2013)

Sample Number	AAL Au (ppb)	Inspectorate Au (ppb)	Corvus (ALS Minerals) Au (ppb)
4NB 165085	398	588	893
NB 165088	300	598	384
MB 165216	446	531	618
NB 165240	80	171	177
NB 165343	267	254	227
NB 165359	538	680	684
NB 165493	113	91	106
NB 165494	940	72	69
NB 165571	14	18	6
NB 165610	9	13	4
NB 165795	153	159	171
NB 165796	153	162	185
Avg. All Samples	284	278	294

In 2013 Dr. Steininger selected a series of check samples from the “met split” library and submitted them for analysis at an independent laboratory (Figure 12-1 and Figure-12-2).  These samples serve both as field duplicates and test the validity of the original assay results reported by Corvus for these samples.  The results show that, with only one exception, the gold assay values reproduce well within the 10% analytical precision of the assays reported by ALS Minerals.  Silver shows slightly more variability but is also generally within the analytical precision of the method.

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Figure 12-1 Sierra Blanca Gold Data Verification Check Assays Collected by Steininger in September 2013

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Figure 12-2 Sierra Blanca Silver Data Verification Check Assays Collected by Steininger in September 2013

Silver check assays submitted by Dr. Steininger to American Assay labs show that most of the silver values reproduce within the 10% precision for the ALS Minerals method, which has a 0.01ppm detection limit (Figure 12-2).  All but one of the samples fall well within the analytical precision of the American Assay Labs method, which has a detection limit of 0.2ppm (Figure 12-2).

In the opinion of the principal author, the verification work by Dr. Steininger was carried out to industry standards, and the results can be relied upon by the authors of this report.

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13	MINERAL PROCESSING AND METALLURGICAL TESTING

Metallurgical test work has been performed on samples from core and RC drill cuttings generated during the exploration programs at the NBP and on bulk sample materials collected from surface outcrops and from dumps resulting from previous underground mining at the NBP.  The data consist of the results of both cyanidation bottle roll tests at different particle sizes and of cyanidation column leach tests at 80% passing (P80) minus 12.5 mm (½ inch), minus 19 mm (3/4 inch) and 51 mm (2 inch).  The majority of the metallurgical test work is focused on the disseminated, oxidized portion of the mineralization.  Recent bottle roll test data on samples and on drill core composites constructed to be representative of the Yellowjacket Zone are also included in the data.  Those results demonstrate high cyanide solubility of the contained gold and silver in Yellowjacket material at 100-200 mesh, but show substantial decrease in recovery with increasing particle size.  These data indicate that milling of Yellowjacket mineralization will be required to obtain high recovery.

This section presents a general outline of the met test performed to date and available for inclusion in this report.  In section 13.1, the early bottle roll test data is summarized.  Section 13.2 presents the results from the column leach testing which are combined with bottle roll tests from the bulk samples and from RC drilling composites to project the particle size – Au recovery relationship.  Section 13.3 presents comminution test data, and Section 13.4 discusses the results of gold deportment studies on tail material from leaching of unoxidized samples.

The met testing is organized by laboratory and by mineralization area, as follows:

Hazen Research, Inc., Golden, CO (“Hazen”) – bottle roll testing of six samples collected from drilling in the Mayflower area;

Kappes, Cassidy and Associates, Reno, NV (“KCA”) – bottle roll testing on materials from the Connection area, core material from the Sierra Blanca area, and on RC sample materials from the Sierra Blanca and Jolly Jane areas;

McClelland Laboratories, Inc., Sparks, NV (“McClelland”) – bottle roll testing on RC sample materials from the Sierra Blanca, the Jolly Jane, the Savage Valley, and the Mayflower areas, and Column Leach tests at P80 of minus 12.5 mm (1/2 inch), minus 19 mm (3/4 inch) and minus 51 mm (2 inch) for the Sierra Blanca, Savage Valley, Jolly Jane, and Mayflower areas.  Bottle roll testing on these column leach composites at nominal P80 % of 0.075 mm (200 mesh) and 1.7 mm (10 mesh), 6.3 mm (1/4 inch), and 19 mm

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(3/4 inch) were also performed to define a particle size-recovery relationship).  Finally, preliminary bottle roll test results for vein and stockwork materials representative of the Yellow Jacket mineralization are presented for P80 -0.075mm particle size.

Advanced Mineral Technology Laboratory Limited, London, ON, Canada (“AMTEL”) - gold deportment studies of two samples from the Savage Valley area were performed to evaluate the leached tail fraction of unoxidized samples of the mineralized material.

The gold mineralization at the NBP contains various amounts of silver.  Silver ratios in the Sierra Blanca mineralization average 3.5 silver to 1.0 gold, the Jolly Jane mineralization averages 1.6 silver to 1.0 gold, and the Mayflower mineralization averages 0.64 silver to 1.0 gold.  Yellowjacket mineralization averages approximately 5 silver to 1 gold.  Bottle roll and column leach recoveries of silver are also reported in the data.  Column Silver recoveries ranged from 10% to 30%.  No discussion of the silver data is contained in this report, with the exception of the Yellowjacket data, where relatively high silver recovery is indicated.

13.1	METALLURGICAL TESTING – BOTTLE ROLL TESTING

13.1.1	HAZEN – MAYFLOWER MINERALIZATION AREA
Initial metallurgical testing focused on the Mayflower area, which was first investigated in 2008.  A total of six samples of core material were submitted to Hazen.  The results are summarized in Table 13-1.

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Table 13-1  Summary Of Cyanide Leach Testing Of Mayflower Metallurgical Samples

Hazen ID	Corvu ID	Hole ID	From (m)	To (m)	From (ft.)	To (ft.)	Au (ppm) orig. borehole assay	Head Assay (ppm)	Tail Assay (ppm)	Estimated Au Recovery (%)
HRI 51858-1	E152440	NB08-07	47.24	48.77	155	160	0.80	0.6	0.2	67%
HRI 51858-2	E152336	NB08-10	102.11	103.63	335	340	1.62	1.7	0.3	83%
HRI 51858-3	E155073	NB08-11	117.35	118.87	385	390	0.87	1.1	0.1	91%
HRI 51858-4	E155191	NB08-12	70.10	71.63	230	235	3.09	2.4	0.9	63%
HRI 51858-5	E155211	NB08-12	97.54	99.06	320	325	14.20	11.1	1.2	89%
HRI 51858-6	E157203	NB08-17	91.44	92.96	300	305	2.03	1.2	0.4	67%

The submitted samples were stage crushed to 100% minus 10 mesh (1.7 mm) and then bottle roll leached for 72 hours.

Each sample comes from a separate borehole drilled at Mayflower, from depths ranging between 47 and 118 metres.  Mayflower is distinctly different from the other resource areas currently being considered at the NBP, in that it forms along a high angle structure, striking NW.  It is also higher grade than the other areas, and contains vein like intervals with much higher grade within the total mass.

13.1.2	KCA METALLURGICAL TESTING DATA

KCA performed three separate bottle roll test campaigns beginning in early 2010 and completing mid-2011.  The first campaign was performed on material obtained from the Sierra Blanca area, the second campaign was performed on samples from the Sierra Blanca, Yellow Jacket, Savage Valley and Jolly Jane areas, and the third campaign was performed on samples from the Connection area.  The test data generated by KCA are discussed in the following sections.

13.1.2.1	KCA BOTTLE ROLLS SIERRA BLANCA CORE MATERIAL

The initial test work performed by KCA was on the Sierra Blanca area samples.  Table 13-2 provides a summary of the bottle roll test results.

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Table 13-2  North Bullfrog Project - Sierra Blanca Pulverized Material (Minus 0.075mm)
Summary Of Cyanide Bottle Roll Tests (Grams-G; Kilograms-Kg; Tonnes-T)

KCA Sample No.	KCA Test No.	Calculated Head (g Au/t)	Extracted (g Au/t)	Avg. Tail (g Au/t)	Au Extracted %	Leach Time (days)	Consumption NaCN (kg/t)	Addition Ca(OH)2 (kg/t)
43790 A	44111 A	0.59	0.46	0.13	78%	3	0.04	0.50
43790 B	44111 B	0.78	0.56	0.22	71%	3	0.09	0.50
43790 C	44111 C	0.46	0.42	0.03	92%	3	0.09	0.50
43790 D	41111 D	0.63	0.52	0.11	82%	3	0.04	0.50
43790 E	41112 A	0.34	0.29	0.05	84%	3	0.11	1.00
43790 F	41112 B	0.40	0.35	0.05	88%	3	0.24	0.50
43790 G	41112 C	0.47	0.43	0.04	91%	3	0.08	0.50
43790 H	41112 D	0.28	0.08	0.19	30%	3	0.05	0.50
43790 I	41113 A	0.29	0.13	0.16	46%	3	0.09	0.50
43790 J	41113 B	0.64	0.02	0.62	4%	3	0.27	1.00
43790 K	41113 C	0.74	0.13	0.62	17%	3	0.17	1.00
-	Average	0.51	0.31	0.20	62%	--	0.12	0.64

13.1.2.2	KCA BOTTLE ROLLS ON SIERRA BLANCA, YELLOW JACKET, SAVAGE VALLEY AND JOLLY JANE

The second test work program performed by KCA was on the Sierra Blanca, Yellowjacket, Savage Valley, and Jolly Jane areas.

Bottle roll testing results generated from RC samples are reported for Sierra Blanca (10 tests), Jolly Jane (4 tests), Savage Valley (6 tests) and Yellowjacket (4 tests).  The tests include oxide, mixed oxide/sulfide and sulfide sample material, which are outlined in Table 13-3.

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Table 13-3 North Bullfrog Project Pulverized Material (P80 Minus 0.075 Mm) Summary of Cyanide Bottle
Roll Leach Tests (Grams-G; Kilograms-Kg; Tonnes-T)

Hole ID	KCA Sample No.	KCA Test No.	Description	Area	Oxidation	Calculated Head (g Au/t)	Extracted (g Au/t)	Avg. Tail (g Au/t)	Au Extracted %	Leach Time (days)	Consumption NaCN (kg/t)	Addition Ca(OH)2 (kg/t)
NB-10-42	48425 A	48432 A	NB150063M	Jolly Jane	5-oxide	0.46	0.42	0.04	90%	3	0.08	1
NB-10-43	48425 B	48432 B	NB150157M	Jolly Jane	5-oxide	0.43	0.41	0.02	95%	3	0.12	2.25
NB-10-45	48425 C	48432 C	NB150400M	Jolly Jane	5-oxide	0.34	0.3	0.04	89%	3	0.08	1
NB-10-47	48425 D	48432 D	NB150639M	Jolly Jane	5-oxide	0.26	0.22	0.04	85%	3	0.09	1
NB-10-48	48425 E	48433 A	NB150794M	Sierra Blanca	4-mostly oxide	0.35	0.3	0.04	87%	3	0.08	1
NB-10-48	48425 F	48433 B	NB150879M	Sierra Blanca	3-mixed ox/sulf	0.3	0.14	0.16	47%	3	0.16	1
NB-10-51	48425 G	48433 C	NB151271M	Sierra Blanca	5-oxide	0.35	0.27	0.08	77%	3	0.08	1
NB-10-51	48425 H	48433 D	NB151279M	Sierra Blanca	4-mostly oxide	0.35	0.25	0.1	70%	3	0.35	1
NB-10-52	48425 I	48434 A	NB151642M	Sierra Blanca	1-sulfide	0.46	0.03	0.44	6%	3	0.27	1
NB-10-53	48425 J	48434 B	NB151685M	Sierra Blanca	5-oxide	0.27	0.24	0.03	90%	3	0.32	1
NB-10-55	48425 K	48434 C	NB152098M	Sierra Blanca	2-mostly sulfide	0.3	0.06	0.24	19%	3	0.19	1
NB-10-55	48425 L	48434 D	NB152104M	Sierra Blanca	3-mixed ox/sulf	0.27	0.19	0.07	72%	3	0.16	1
NB-10-55	48425 M	48435 A	NB152106M	Sierra Blanca	2-mostly sulfide	0.3	0.06	0.24	20%	3	0.21	1
NB-10-56	48425 N	48435 B	NB152362M	Sierra Blanca	1-sulfide	0.25	0.03	0.23	10%	3	0.7	1
NB-10-64	48425 O	48435 C	NB153880M	Savage Valley	1-sulfide	0.43	0	0.43	0%	3	0.08	1
NB-10-64	48425 P	48435 D	NB153910M	Savage Valley	2-mostly sulfide	0.46	0.06	0.4	12%	3	0.08	1
NB-10-64	48425 Q	48436 A	NB153912M	Savage Valley	3-mixed ox/sulf	0.36	0.14	0.22	40%	3	0.01	1
NB-11-65	48425 R	48436 B	NB154004M	Savage Valley	5-oxide	0.63	0.59	0.04	94%	3	0.09	1.25
NB-11-65	48425 S	48436 C	NB154029M	Savage Valley	5-oxide	0.43	0.4	0.03	93%	3	0.08	1
NB-11-67	48425 T	48436 D	NB154512M	Savage Valley	1-sulfide	0.62	0	0.62	0%	3	0.08	1
NB-10-62	48425 U	48437 A	NB153462M	Yellow Jacket	1-sulfide	0.49	0.06	0.43	12%	3	0.35	1
NB-10-63	48425 V	48437 B	NB153655M	Yellow Jacket	1-sulfide	16.66	14.37	2.28	86%	6	0.59	1
NB-10-63	48425 W	48437 C	NB153677M	Yellow Jacket	1-sulfide	0.61	0.05	0.56	8%	3	0.05	1
NB-11-68	48425 X	48437 D	NB154852M	Yellow Jacket	1-sulfide	0.35	0.11	0.25	30%	3	0.09	1

13.1.2.3	KCA BOTTLE ROLLS ON CONNECTION

The third test work program performed by KCA was on the Connection area.

Two oxide samples were selected from the drill holes in the Connection area.  The bottle roll tests were performed on P80 0.075 mm material for 72 hours and are summarized in Table 13-4.

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Table 13-4  North Bullfrog Project Pulverized Material (Minus 0.075mm) Summary Of Cyanide
Bottle Roll Leach Tests (Grams-G; Kilograms-Kg; T-Tonnes)

KCA Sample No.	KCA Test No.	Calculated Head (g Au/t)	Extracted (g Au/t)	Avg. Tails, (g Au/t)	Au Extracted %	Leach Time, (days)	Consumption NaCN, (kg/t)	Addition Ca(OH)2 (kg/t)
48455 A	48456 A	5.87	2.85	3.03	48%	3	0.16	1.5
48455 B	48456 B	4.23	3.85	0.38	91%	3	0.22	2.0

Connection is a relatively small portion of the mineralization at the NBP.  Gold recovery was 48% and 91% in the two samples.  Silver recovery was high at 91% and 73%, respectively.  The submitted samples had relatively high Au grades (5.9 and 4.2 g/t).

13.2	MCCLELLAND METALLURGICAL TESTING, BULK SAMPLES, AND COLUMN LEACHING

McClelland has performed several test campaigns on the NBP mineralization.  The first campaign was completed in March of 2012, the second campaign involved leach tests on bulk samples from the Mayflower mineralization area dump and adit was completed in July of 2012, and the third campaign was initiated during the second half of 2012 with column leach tests on PQ core materials from each of the mineralization areas.  All three campaigns are reported here in chronological order beginning with the campaign that was completed in March of 2012.

13.2.1	MCCLELLAND METALLURGICAL TESTING – MARCH OF 2012

Surface outcrops at Jolly Jane and the existence of surface dumps from previous underground mining at Sierra Blanca (“SB”) provided an opportunity to develop bulk sample composites for column leach testing.  These two areas comprise approximately 90% of the currently estimated Mineral Resource.  Three testing objectives were developed with McClelland:

•	Perform column leaching on duplicate samples at P80 of minus 12.5 mm (-½ inch) and minus 51mm (-2 inch) from bulk sample material of the Sierra Blanca and Jolly Jane (“JJ”) areas;
•
Project a particle size – leach recovery relationship from combing the column leach results with bottle roll testing of material from the 2 bulk samples at P80s of minus 0.075mm ( 200 mesh) and -1.7 mm (10 mesh); and

•
Perform comparative bottle roll testing on sample composites developed from RC drilling samples at the smaller particle sizes [P80s of minus 0.075mm ( 200 mesh) and 1.7mm (10 mesh)] to verify that the bulk sample materials were characteristic of the low grade mineralized material throughout Sierra Blanca and Jolly Jane areas.

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13.2.1.1	MCCLELLAND BOTTLE ROLL TESTS

McClelland performed a series of bottle roll tests in conjunction with the column tests to establish gold recovery on material at a particle size of P80 minus 0.075 mm (-200 mesh) and 1.7 mm (-10 mesh) to compare to the results obtained from the column leach tests.  Table 13-5 lists the results from these bottle roll tests.

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Table 13-5  North Bullfrog Project Summary of McClelland Bottle Roll Tests

Composite	Area	Feed Size	Au Rec. %	Tail Grade (g/t)*	Calculated Head (g/t)*	NaCN Cons. (kg/t)**	Lime Added (kg/t)**
NBMC-1	Jolly Jane Oxide	79.3%-1.7mm	64.3	0.15	0.42	0.08	1.5
NBMC-1	Jolly Jane Oxide	80%-75µm	80.0	0.073	0.365	0.14	0.9
NBMC-2	Jolly Jane Oxide	64.8%-1.7mm	66.7	0.07	0.21	0.08	1.3
NBMC-2	Jolly Jane Oxide	80%-75µm	76.8	0.044	0.190	0.08	0.9
NBMC-3	Jolly Jane Oxide	65.3%-1.7mm	67.5	0.13	0.40	0.07	1.2
NBMC-3	Jolly Jane Oxide	80%-75µm	79.5	0.071	0.347	0.07	1.0
NBMC-4	Sierra Blanca Oxide	79.5%-1.7mm	88.1	0.05	0.42	<0.07	1.3
NBMC-4	Sierra Blanca Oxide	80%-75µm	88.2	0.049	0.415	<0.07	1.1
NBMC-5	Sierra Blanca Oxide	69.7%-1.7mm	83.8	0.06	0.37	0.07	1.3
NBMC-5	Sierra Blanca Oxide	80%-75µm	92.1	0.024	0.302	<0.07	1.0
NBMC-6	Sierra Blanca Oxide	78.5%-1.7mm	52.6	0.09	0.19	0.15	1.4
NBMC-6	Sierra Blanca Oxide	80%-75µm	86.7	0.025	0.188	0.07	1.2
NBMC-7	Sierra Blanca Mixed	20.4%-1.7mm	68.0	0.08	0.25	0.09	1.8
NBMC-7	Sierra Blanca Mixed	80%-75µm	71.0	0.080	0.276	0.08	1.3
NBMC-8	Sierra Blanca Mixed	85.3%-1.7mm	71.1	0.11	0.38	0.15	2.1
NBMC-8	Sierra Blanca Mixed	80%-75µm	75.1	0.085	0.341	0.24	1.6
NBMC-9	Savage Valley Oxide	48.7%-1.7mm	63.8	0.21	0.58	0.14	1.3
NBMC-9	Savage Valley Oxide	80%-75µm	91.0	0.050	0.554	0.53	2.4
NBMC-10	Savage Valley Oxide	70.3%-1.7mm	87.1	0.04	0.31	<0.07	1.4
NBMC-10	Savage Valley Oxide	80%-75µm	85.5	0.053	0.366	0.68	2.4
NBMC-11	Savage Valley Oxide	63.8%-1.7mm	76.5	0.04	0.17	0.07	1.4
NBMC-11	Savage Valley Oxide	80%-75µm	89.8	0.017	0.167	0.22	2.7
NBMC-12	Savage Valley Mixed	74.4%-1.7mm	73.5	0.09	0.34	0.08	1.4
NBMC-12	Savage Valley Mixed	80%-75µm	72.3	0.106	0.382	0.23	2.7
NBMC-13	Savage Valley Mixed	45.7%-1.7mm	66.7	0.07	0.21	<0.07	1.5
NBMC-13	Savage Valley Mixed	80%-75µm	81.9	0.034	0.188	0.09	1.5
SB Bulk Sample	Sierra Blanca Surface	80%-1.7mm	88.2	0.04	0.34	<0.07	1.5
SB Bulk Sample	Sierra Blanca Surface	80%-1.7mm	82.1	0.052	0.291	<0.07	1.4
SB1019	Sierra Blanca Surface	80%-1.7mm	79.8	0.070	0.347	0.15	2.0
SB Bulk Sample	Sierra Blanca Surface	80%-75µm	85.9	0.038	0.270	0.12	1.3
JJ Bulk Sample	Jolly Jane Surface	80%-1.7mm	72.7	0.09	0.33	<0.07	1.9
JJ Bulk Sample	Jolly Jane Surface	80%-1.7mm	76.6	0.067	0.286	0.07	2.0
JJ1019	Jolly Jane Surface	80%-1.7mm	73.8	0.100	0.382	<0.07	1.5
JJ Bulk Sample	Jolly Jane Surface	80%-75µm	80.0	0.063	0.315	0.15	1.8
*-(g/t) grams/tonne
** - (kg/t) kilograms/tone

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13.2.1.2	MCCLELLAND SIERRA BLANCA AND JOLLY JANE BULK SAMPLE COLUMN LEACH TESTS

Four bulk samples were collected from surface outcrops at Jolly Jane and from existing underground dumps at Sierra Blanca on the NBP.  The samples were crushed to 80 percent minus 51 mm (-2 inch) and 80 percent minus 12.5 mm (-1/2 inch).  Each sample was run with duplicate columns.  Table 13-6 provides the summary data from these tests.

Table 13-6  North Bullfrog Project Summary Of McClelland Bulk Sample Column Leach Test Results

Sample I.D.	Test No.	Feed Size	Leach Time (days)	Au Rec. %	Extc'd Au (g/t)	Tail Assay (g/t)	Calc'd. Head (g/t)	Avg. Head (g/t)
SB Bulk Sample (Init.)	P-1	80%-50mm	117	75.6	0.204	0.0860	0.290	0.277
SB Bulk Sample (Dupl.)	P-2	80%-50mm	117	72.2	0.200	0.0860	0.286	0.277
JJ Bulk Sample (Init.)	P-3	80%-50mm	117	64.0	0.208	0.120	0.328	0.318
JJ Bulk Sample (Dupl.)	P-4	80%-12.5mm	117	61.0	0.217	0.122	0.339	0.318
SB Bulk Sample (Init.)	P-5	80%-12.5mm	97	80.8	0.325	0.077	0.402	0.357
SB Bulk Sample (Dupl.)	P-6	80%-12.5mm	97	82.8	0.338	0.070	0.408	0.357
JJ Bulk Sample (Init.)	P-7	80%-12.5mm	97	65.0	0.227	0.122	0.349	0.367
JJ Bulk Sample (Dupl.)	P-8	80%-12.5mm	97	65.6	0.233	0.122	0.355	0.367
*- (g/t) grams/tonne

13.2.2	MCCLELLAND MAYFLOWER DUMP BULK SAMPLE TESTING – JULY 2012

McClelland performed agitated cyanidation (bottle roll) leach tests on two bulk samples from the NBP Mayflower area (McClelland Laboratories, 2013a).  The two bulk samples represented material from the Main Shaft dump and the David Adit of the Mayflower area (Table 13-7).

Bottle roll tests were conducted for both bulk samples at five feed sizes in duplicate.  Splits were taken from material stage crushed to just passing 62.5mm, 80%-19mm, 80%-6.3mm, 80%-1.7mm and just passing 850μm.  Splits taken from material stage crushed to just passing 850μm were stage ground to 80%-75μm using laboratory stainless steel ball mills. Bottle roll leaching was conducted using lime for pH control and 1.0 gNaCN/L at 40% solids.  After 96 hours of leaching, the final residues were washed to remove residual cyanide and dissolved metals.  Tail grades for the 62.5mm, 19mm, and 6.3mm charges were determined by tail screen analyses.  Tails grades for the 1.7mm and 75μm charges were determined by triplicate direct assays.  The feed sizes for the 100%-62.5mm charges during leaching were determined by tail screen analyses.  These feed sizes ranged from 63% to 85% passing 38mm.

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Table 13-7  North Bullfrog Project Summary Metallurgical Results, Grind Size Optimization Bottle Roll Tests, Bulk Mayflower Samples

				gAu/mt ore				Reagent Consumption kg/mt ore
Sample ID	Sample Location	Feed Size	Au Rec., %	Extracted	Tail	Calc. Head	Head Assay	NaCN Cons.	Lime Added
May 1	Main Dump	85%-38mm	36.0	0.695	1.237	1.932	5.290	0.09	0.6
May 1	Main Dump	78%-38mm	39.3	0.836	1.289	2.125	5.290	0.07	0.6
May 1	Main Dump	80%-19mm	55.1	0.679	0.553	1.232	5.290	0.08	0.8
May 1	Main Dump	80%-19mm	48.6	0.407	0.430	0.837	5.290	0.09	0.8
May 1	Main Dump	80%-6.3mm	46.5	1.083	1.246	2.329	5.290	0.17	1.3
May 1	Main Dump	80%-6.3mm	52.5	1.181	1.068	2.249	5.290	0.07	1.3
May 1	Main Dump	80%-1.7mm	62.6	2.676	1.598	4.274	5.290	0.07	0.8
May 1	Main Dump	80%-1.7mm	67.5	3.206	1.543	4.749	5.290	<0.07	1.0
May 1	Main Dump	80%-75µm	98.5	4.240	0.065	4.305	5.290	0.19	1.2
May 1	Main Dump	80%-75µm	99.3	4.709	0.032	4.741	5.290	0.12	1.4

May 2	David Adit	71%-38mm	38.9	0.793	1.248	2.041	2.060	<0.07	0.8
May 2	David Adit	63%-38mm	29.7	0.728	1.722	2.450	2.060	<0.07	0.7
May 2	David Adit	80%-19mm	54.8	0.961	0.794	1.755	2.060	<0.07	1.3
May 2	David Adit	80%-19mm	52.4	0.837	0.759	1.596	2.060	0.08	1.1
May 2	David Adit	80%-6.3mm	54.6	1.157	0.963	2.120	2.060	<0.07	1.3
May 2	David Adit	80%-6.3mm	51.2	1.106	1.054	2.160	2.060	<0.07	1.3
May 2	David Adit	80%-1.7mm	78.8	1.684	0.454	2.138	2.060	<0.07	1.1
May 2	David Adit	80%-1.7mm	78.3	1.685	0.468	2.153	2.060	<0.07	1.1
May 2	David Adit	80%-75µm	97.5	1.869	0.047	1.916	2.060	0.10	1.5
May 2	David Adit	80%-75µm	98.2	2.016	0.036	2.052	2.060	0.08	1.5

13.2.3	MCCLELLAND METALLURGICAL TESTING – 2ND HALF OF 2012

McClelland performed additional test work during the second half of 2012 which focused on the northern area of the NBP (Sierra Blanca, Savage Valley (“SV”) and Jolly Jane), and the Mayflower area (“MF”).  This test work included bottle roll testing of composite materials at particle sizes between P80 -0.075mm and -19mm, and column leach tests on each composite at a nominal P80 -19mm.  Bottle roll tests were conducted in duplicate at nominal 19mm and 80% -6.3mm, -1.7mm, and -75μm feed sizes for each of the 12 composites.  Tables 13-8 and 13-9 provide the test results.

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Table 13-8  Summary Metallurgical Results, Bottle Roll Tests, North Bullfrog Drill Core Composites, Mayflower

MLI				Au	gAu/mt ore				Reagent Requirements
Test				Recovery,			Calculated	Head	kg/mt ore
#	Composite	Feed Size	Tail Screen	%	Extracted	Tail	Head	Grade	NaCN Cons.	Lime Added
CY-1	MFC001	79%-19mm	91%-19mm	62.5	0.322	0.193	0.515	0.454	N/A	1.0
CY-25	MFC001	79%-19mm	93%-19mm	60.6	0.352	0.229	0.581	0.454	0.07	1.4
CY-7	MFC001	80%-6.3mm	-----	74.9	0.365	0.122	0.487	0.454	0.09	1.1
CY-31	MFC001	80%-6.3mm	-----	72.6	0.394	0.149	0.543	0.454	<0.07	1.4
CY-13	MFC001	80%-1.7mm	-----	81.7	0.407	0.091	0.498	0.454	<0.07	1.9
CY-37	MFC001	80%-1.7mm	-----	86.0	0.388	0.063	0.451	0.454	0.08	1.8
CY-19	MFC001	80%-75µm	-----	96.1	0.489	0.020	0.509	0.454	0.21	2.1
CY-43	MFC001	80%-75µm	-----	98.4	0.492	0.008	0.500	0.454	0.24	1.9

CY-2	MFC002	91%-19mm	87%-19mm	69.8	0.236	0.102	0.338	0.386	<0.07	1.1
CY-26	MFC002	91%-19mm	85%-19mm	64.1	0.237	0.133	0.370	0.386	<0.07	1.4
CY-8	MFC002	80%-6.3mm	-----	82.4	0.313	0.067	0.380	0.386	0.18	1.2
CY-32	MFC002	80%-6.3mm	-----	85.8	0.278	0.046	0.324	0.386	<0.07	1.7
CY-14	MFC002	80%-1.7mm	-----	93.4	0.366	0.026	0.392	0.386	0.07	1.8
CY-38	MFC002	80%-1.7mm	-----	92.8	0.284	0.022	0.306	0.386	0.12	1.7
CY-20	MFC002	80%-75µm	-----	97.5	0.383	0.010	0.393	0.386	0.22	2.0
CY-44	MFC002	80%-75µm	-----	92.9	0.351	0.027	0.378	0.386	0.22	2.1
CY-3R	MFC003	85%-19mm	93%-19mm	75.0	0.413	0.138	0.551	0.545	0.10	1.2
CY-27	MFC003	85%-19mm	90%-19mm	74.2	0.463	0.161	0.624	0.545	<0.07	1.3
CY-9	MFC003	80%-6.3mm	-----	82.1	0.407	0.089	0.496	0.545	<0.07	1.2
CY-33	MFC003	80%-6.3mm	-----	80.9	0.453	0.107	0.560	0.545	0.08	1.2
CY-15	MFC003	80%-1.7mm	-----	90.5	0.457	0.048	0.505	0.545	0.10	1.7
CY-39	MFC003	80%-1.7mm	-----	87.1	0.425	0.063	0.488	0.545	<0.07	1.6
CY-21	MFC003	80%-75µm	-----	92.9	0.445	0.034	0.479	0.545	0.14	1.9
CY-45	MFC003	80%-75µm	-----	92.8	0.461	0.036	0.497	0.545	0.14	2.0

CY-4	MFC004	89%-19mm	93%-19mm	82.5	0.141	0.030	0.171	0.148	0.13	1.4
CY-28	MFC004	89%-19mm	89%-19mm	79.4	0.139	0.036	0.175	0.148	<0.07	1.4
CY-10	MFC004	80%-6.3mm	-----	85.6	0.143	0.024	0.167	0.148	0.10	1.4
CY-34	MFC004	80%-6.3mm	-----	87.1	0.142	0.021	0.163	0.148	<0.07	1.7
CY-16	MFC004	80%-1.7mm	-----	91.1	0.153	0.015	0.168	0.148	<0.07	1.8
CY-40	MFC004	80%-1.7mm	-----	89.0	0.130	0.016	0.146	0.148	<0.07	1.5
CY-22	MFC004	80%-75µm	-----	92.2	0.154	0.013	0.167	0.148	0.36	2.2
CY-46	MFC004	80%-75µm	-----	70.3	0.154	0.065	0.219	0.148	0.18	1.7
CY-5	MFC005	86%-19mm	83%-19mm	73.7	0.411	0.147	0.558	0.559	<0.07	1.1
CY-29	MFC005	86%-19mm	89%-19mm	73.3	0.376	0.137	0.513	0.559	0.08	1.3
CY-11	MFC005	80%-6.3mm	-----	81.3	0.371	0.086	0.457	0.559	0.08	1.3
CY-35	MFC005	80%-6.3mm	-----	82.8	0.404	0.084	0.488	0.559	<0.07	1.5
CY-17	MFC005	80%-1.7mm	-----	86.7	0.455	0.070	0.525	0.559	0.13	1.8
CY-41	MFC005	80%-1.7mm	-----	89.4	0.491	0.058	0.549	0.559	<0.07	1.6
CY-23	MFC005	80%-75µm	-----	92.0	0.473	0.041	0.514	0.559	0.18	1.8
CY-47	MFC005	80%-75µm	-----	91.5	0.474	0.044	0.518	0.559	0.18	2.0

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MLI				Au	gAu/mt ore				Reagent Requirements
Test				Recovery,			Calculated	Head	kg/mt ore
#	Composite	Feed Size	Tail Screen	%	Extracted	Tail	Head	Grade	NaCN Cons.	Lime Added
CY-6	MFC006	88%-19mm	88%-19mm	62.4	0.632	0.381	1.013	1.035	0.09	1.3
CY-6R	MFC006	88%-19mm	93%-19mm	60.4	0.682	0.448	1.130	1.035	<0.07	1.2
CY-12	MFC006	80%-6.3mm	-----	75.0	0.805	0.268	1.0732	1.035	0.10	1.2
CY-36	MFC006	80%-6.3mm	-----	74.2	0.835	0.290	1.125	1.035	0.10	1.6
CY-18	MFC006	80%-1.7mm	-----	87.0	0.947	0.142	1.089	1.035	<0.07	1.7
CY-42	MFC006	80%-1.7mm	-----	87.4	0.863	0.124	0.987	1.035	<0.07	1.6
CY-24	MFC006	80%-75µm	-----	98.9	1.010	0.011	1.021	1.035	<0.07	1.8
CY-48	MFC006	80%-75µm	-----	98.6	0.969	0.014	0.983	1.035	0.14	1.8
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Table 13-9  Summary Metallurgical Results, Bottle Roll Tests, North Bullfrog Drill Core Composites, Savage Valley

MLI	Composite	Feed Size	Tail Screen	Au	gAu/mt ore				Reagent Requirements
Test				Recovery,	Extracted	Tail	Calculated	Head	kg/mt ore
#				%			Head	Grade	NaCN Cons.	Lime Added
CY-49	SVC001	78%-19mm	89%-19mm	81.1	0.613	0.143	0.756	0.754	<0.07	0.8
CY-73	SVC001	78%-19mm	80%-19mm	81.0	0.587	0.138	0.725	0.754	<0.07	0.9
CY-55	SVC001	80%-6.3mm	-----	88.0	0.660	0.090	0.750	0.754	0.08	1.1
CY-79	SVC001	80%-6.3mm	-----	87.8	0.650	0.090	0.740	0.754	<0.07	1.3
CY-61	SVC001	80%-1.7mm	-----	87.4	0.626	0.090	0.716	0.754	0.07	1.1
CY-85	SVC001	80%-1.7mm	-----	87.3	0.690	0.100	0.790	0.754	0.16	1.0
CY-67	SVC001	80%-75µm	-----	88.8	0.637	0.080	0.717	0.754	0.23	2.7
CY-91	SVC001	80%-75µm	-----	90.5	0.661	0.069	0.730	0.754	0.15	1.2

CY-50	SVC002	77%-19mm	80%-19mm	73.4	0.494	0.179	0.673	0.664	0.08	0.7
CY-74	SVC002	77%-19mm	87%-19mm	78.3	0.494	0.137	0.631	0.664	0.16	0.7
CY-56	SVC002	80%-6.3mm	-----	81.4	0.570	0.130	0.700	0.664	<0.07	1.0
CY-80	SVC002	80%-6.3mm	-----	83.3	0.550	0.110	0.660	0.664	0.08	0.9
CY-62	SVC002	80%-1.7mm	-----	88.2	0.589	0.079	0.668	0.664	0.09	1.2
CY-86	SVC002	80%-1.7mm	-----	88.4	0.610	0.080	0.690	0.664	0.14	1.0
CY-68	SVC002	80%-75µm	-----	93.7	0.613	0.041	0.654	0.664	0.12	1.1
CY-92	SVC002	80%-75µm	-----	93.0	0.602	0.045	0.647	0.664	0.16	1.2
CY-51	SVC003	79%-19mm	89%-19mm	87.0	0.107	0.016	0.123	0.115	0.11	1.0
CY-75	SVC003	79%-19mm	92%-19mm	88.9	0.088	0.110	0.099	0.115	<0.07	1.3
CY-57	SVC003	80%-6.3mm	-----	68.8	0.11	0.05	0.16	0.115	<0.07	1.4
CY-81	SVC003	80%-6.3mm	-----	68.8	0.11	0.05	0.16	0.115	<0.07	1.2
CY-63	SVC003	80%-1.7mm	-----	91.3	0.095	0.009	0.104	0.115	0.17	1.3
CY-87	SVC003	80%-1.7mm	-----	93.4	0.114	0.008	0.122	0.115	<0.07	1.2
CY-69	SVC003	80%-75µm	-----	95.9	0.141	0.006	0.147	0.115	0.13	1.7
CY-93	SVC003	80%-75µm	-----	95.1	0.116	0.006	0.122	0.115	0.22	2.4
CY-52	SVC004	85%-19mm	76%-19mm	54.4	0.118	0.099	0.217	0.207	<0.07	0.5
CY-76	SVC004	85%-19mm	83%-19mm	55.9	0.118	0.093	0.211	0.207	<0.07	0.6
CY-58	SVC004	80%-6.3mm	-----	70.0	0.14	0.06	0.20	0.207	<0.07	0.9
CY-82	SVC004	80%-6.3mm	-----	58.3	0.14	0.10	0.24	0.207	0.10	0.8
CY-64	SVC004	80%-1.7mm	-----	75.2	0.152	0.050	0.202	0.207	0.21	1.1
CY-88	SVC004	80%-1.7mm	-----	77.7	0.174	0.050	0.224	0.207	0.08	0.8
CY-70	SVC004	80%-75µm	-----	79.1	0.159	0.042	0.201	0.207	0.23	1.2

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MLI	Composite	Feed Size	Tail Screen	Au	gAu/mt ore				Reagent Requirements
Test				Recovery,	Extracted	Tail	Calculated	Head	kg/mt ore
#				%			Head	Grade	NaCN Cons.	Lime Added
CY-53	SVC005	84%-19mm	85%-19mm	78.5	0.318	0.087	0.405	0.365	<0.07	1.0
CY-77	SVC005	84%-19mm	87%-19mm	80.5	0.264	0.064	0.328	0.365	0.11	0.9
CY-59	SVC005	80%-6.3mm	-----	80.6	0.29	0.07	0.36	0.365	0.15	1.0
CY-83	SVC005	80%-6.3mm	-----	74.4	0.29	0.10	0.39	0.365	<0.07	1.0
CY-65	SVC005	80%-1.7mm	-----	83.5	0.293	0.058	0.351	0.365	0.23	1.2
CY-89	SVC005	80%-1.7mm	-----	84.1	0.291	0.055	0.346	0.365	<0.07	1.1
CY-71	SVC005	80%-75µm	-----	85.6	0.303	0.051	0.354	0.365	<0.07	1.4
CY-95	SVC005	80%-75µm	-----	87.7	0.121	0.049	0.399	0.365	0.16	1.1
CY-54	SVC006	86%-19mm	89%-19mm	53.6	0.105	0.091	0.196	0.185	<0.07	0.6
CY-78	SVC006	86%-19mm	84%-19mm	48.4	0.141	0.099	0.192	0.185	0.07	0.5
CY-60	SVC006	80%-6.3mm	-----	60.0	0.12	0.08	0.20	0.185	<0.07	1.0
CY-84	SVC006	80%-6.3mm	-----	66.7	0.12	0.06	0.18	0.185	<0.07	1.0
CY-66	SVC006	80%-1.7mm	-----	77.2	0.149	0.044	0.193	0.185	0.17	1.1
CY-90	SVC006	80%-1.7mm	-----	75.4	0.129	0.042	0.171	0.185	<0.07	0.9
CY-72	SVC006	80%-75µm	-----	82.5	0.141	0.030	0.171	0.185	0.22	1.2
CY-96	SVC006	80%-75µm	-----	80.7	0.269	0.029	0.150	0.185	0.10	1.6

Duplicate column leach test were initiated for 11 of the composites at a nominal 19mm feed size.  The recovery calculations are shown in Tables 13-10 and 13-11.

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Table 13-10  Summary Metallurgical Results, Column Percolation Leach Tests, Mayflower Drill Core Composites
(Kg-Kilograms, Mt – Metric Tonnes)

	Sample I.D.		Leach/Rinse	Au Rec. %	gAu/mt ore				NaCN	Lime
Test			Time,						Consumed,	Added
No.		Feed Size	days		Extracted	Tail Screen	Calc'd. Head	Avg. Head	kg/mt ore	kg/mt ore
P-1	MFC001 (Init.)	79%-19mm	155	89.3	0.449	0.054	0.503	0.488	1.62	1.2
P-2	MFC001 (Dup.)	79%-19mm	155	87.8	0.411	0.057	0.468	0.488	1.44	1.2
P-3	MFC002 (Init.)	91%-19mm	94	90.8	0.278	0.028	0.306	0.356	1.12	1.3
P-4	MFC002 (Dup.)	91%-19mm	94	88.6	0.280	0.036	0.316	0.356	1.07	1.3

P-5	MFC003 (Init.)	85%-19mm	156	87.3	0.473	0.069	0.542	0.534	2.05	1.2
P-6	MFC003 (Dup.)	85%-19mm	156	87.1	0.464	0.069	0.533	0.534	2.16	1.2

P-7	MFC004 (Init.)	89%-19mm	90	89.6	0.146	0.017	0.163	0.160	0.50	1.4
P-8	MFC004 (Dup.)	89%-19mm	90	88.4	0.129	0.017	0.146	0.160	0.45	1.4

P-9	MFC005 (Init.)	86%-19mm	94	85.7	0.406	0.068	0.474	0.522	0.96	1.3
P-10	MFC005 (Dup.)	86%-19mm	94	85.7	0.396	0.066	0.462	0.522	0.91	1.3

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Table 13-11  Summary Metallurgical Results, Column Percolation Leach Tests, Savage Valley Drill Core Composites
(Kg-Kilograms; Mt-Metric Tonnes)

Test No.	Sample I.D.	Feed Size	Leach/Rinse		gAu/mt ore				NaCN	Lime Added
			Time, Days	Au Rec. %	Extracted	Tail Screen	Calc'd. Head	Avg. Head	Consumed, kg/mt ore	kg/mt ore
P-11	SVC001	78%-19mm	76	86.3	0.659	0.105	0.764	0.748	0.76	0.8
P-12	SVC001	78%-19mm	78	87.4	0.627	0.090	0.717	0.748	0.88	0.8
P-13	SVC002	77%-19mm	88	87.2	0.553	0.081	0.634	0.665	0.76	0.8
P-14	SVC002	77%-19mm	88	87.5	0.582	0.083	0.665	0.665	0.70	0.8
P-15	SVC003	79%-19mm	63	92.2	0.107	0.009	0.116	0.122	0.31	1.1
P-16	SVC003	79%-19mm	63	91.7	0.100	0.009	0.109	0.122	0.32	1.1
P-17	SVC004	85%-19mm	89	71.1	0.150	0.061	0.211	0.211	0.68	0.7
P-18	SVC004	85%-19mm	89	68.7	0.147	0.067	0.214	0.211	0.56	0.7
P-19	SVC005	83%-19mm	75	81.1	0.292	0.068	0.360	0.347	0.66	1.0
P-20	SVC005	83%-19mm	74	82.1	0.289	0.063	0.352	0.347	0.66	1.0
P-21	SVC006	86%-19mm	136	72.4	0.131	0.050	0.181	0.184	1.30	0.7
P-22	SVC006	86%-19mm	136	72.3	0.133	0.051	0.184	0.184	1.20	0.7

McClelland reports (2013) include results for 96 bottle roll tests conducted on drill core composites from the Sierra Blanca and Jolly Jane areas.  A total of 81 drill core intervals were received by McClelland from the Sierra Blanca and Jolly Jane zones for metallurgical testing.  The 81 intervals were combined to make 7 Sierra Blanca and 5 Jolly Jane composites for testing.

Bottle roll tests were conducted in duplicate at nominal 19mm and 80% -6.3mm, -1.7mm, and -75μm feed sizes for each of the 12 composites.  Tables 13-12 and 13-13 provide the test results.

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Table 13-12  Summary Metallurgical Results, Bottle Roll Tests, North Bullfrog Drill Composites, Sierra Blanca

			Au	gAu/mt ore				Reagent Requirements
			Recovery,			Calculated	Head	kg/mt ore
Composite	Feed Size	Tail Screen	%	Extracted	Tail	Head	Grade	NaCN Cons.	Lime Added
SB01 cy-137	80%-19mm	81%-19mm	59.7	0.092	0.062	0.154	0.131	<0.07	0.7
SB01 cy-165	80%-19mm	86%-19mm	66.4	0.093	0.047	0.140	0.131	0.09	0.7
SB01 cy-144	80%-6.3mm	-----	69.8	0.088	0.038	0.126	0.131	0.10	0.8
SB01 cy-172	80%-6.3mm	-----	68.2	0.088	0.041	0.129	0.131	<0.07	0.8
SB01 cy-151	80%-1.7mm	-----	82.8	0.135	0.028	0.163	0.131	<0.07	0.9
SB01 cy-179	80%-1.7mm	-----	80.1	0.109	0.027	0.136	0.131	<0.07	1.1
SB01 cy-158	80%-75µm	-----	88.1	0.156	0.021	0.177	0.131	0.13	1.1
SB01 cy-186	80%-75µm	-----	87.9	0.138	0.019	0.157	0.131	0.08	1.0

SB02 cy-138	80%-19mm	90%-19mm	80.3	0.122	0.030	0.152	0.139	<0.07	0.9
SB02 cy-166	80%-19mm	85%-19mm	75.2	0.106	0.035	0.141	0.139	<0.07	0.9
SB02 cy-145	80%-6.3mm	-----	86.0	0.123	0.020	0.143	0.139	0.13	1.2
SB02 cy-173	80%-6.3mm	-----	83.5	0.106	0.021	0.127	0.139	<0.07	1.4
SB02 cy-152	80%-1.7mm	-----	88.4	0.130	0.017	0.147	0.139	<0.07	1.2
SB02 cy-180	80%-1.7mm	-----	89.9	0.134	0.015	0.149	0.139	<0.07	1.3
SB02 cy-159	80%-75µm	-----	92.9	0.144	0.011	0.155	0.139	<0.07	1.5
SB02 cy-187	80%-75µm	-----	94.5	0.206	0.012	0.218	0.139	0.10	1.2
SB03 cy-139	80%-19mm	89%-19mm	58.7	0.158	0.111	0.269	0.228	<0.07	0.7
SB03 cy-167	80%-19mm	88%-19mm	60.5	0.170	0.111	0.281	0.228	<0.07	0.7
SB03 cy-146	80%-6.3mm	-----	59.4	0.142	0.097	0.239	0.228	0.09	1.0
SB03 cy-174	80%-6.3mm	-----	57.4	0.140	0.104	0.244	0.228	<0.07	0.8
SB03 cy-153	80%-1.7mm	-----	66.1	0.154	0.079	0.233	0.228	<0.07	1.1
SB03 cy-181	80%-1.7mm	-----	66.4	0.158	0.080	0.238	0.228	<0.07	1.0
SB03 cy-160	80%-75µm	-----	71.1	0.180	0.073	0.253	0.228	<0.07	1.3
SB03 cy-188	80%-75µm	-----	72.0	0.198	0.077	0.275	0.228	0.07	1.0

SB04 cy-140	80%-19mm	93%-19mm	82.0	0.424	0.093	0.517	0.482	<0.07	0.9
SB04 cy-168	80%-19mm	93%-19mm	80.9	0.446	0.105	0.551	0.482	<0.07	0.9
SB04 cy-147	80%-6.3mm	-----	86.4	0.413	0.065	0.478	0.482	<0.07	1.1
SB04 cy-175	80%-6.3mm	-----	86.5	0.398	0.062	0.460	0.482	<0.07	1.0
SB04 cy-154	80%-1.7mm	-----	89.6	0.433	0.050	0.483	0.482	<0.07	1.3

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			Au	gAu/mt ore				Reagent Requirements
			Recovery,			Calculated	Head	kg/mt ore
Composite	Feed Size	Tail Screen	%	Extracted	Tail	Head	Grade	NaCN Cons.	Lime Added
SB04 cy-182	80%-1.7mm	-----	89.4	0.445	0.053	0.498	0.482	<0.07	1.4
SB04 cy-161	80%-75µm	-----	93.2	0.643	0.047	0.690	0.482	<0.07	1.4
SB04 cy-189	80%-75µm	-----	92.3	0.503	0.042	0.545	0.482	<0.07	1.4
SB05 cy-141	80%-19mm	93%-19mm	79.5	0.124	0.032	0.156	0.127	<0.07	0.9
SB05 cy-169	80%-19mm	84%-19mm	78.9	0.120	0.032	0.152	0.127	<0.07	0.9
SB05 cy-148	80%-6.3mm	-----	75.6	0.090	0.029	0.119	0.127	<0.07	1.1
SB05 cy-176	80%-6.3mm	-----	73.6	0.078	0.028	0.106	0.127	<0.07	1.0
SB05 cy-155	80%-1.7mm	-----	82.7	0.124	0.026	0.150	0.127	<0.07	1.2
SB05 cy-183	80%-1.7mm	-----	79.2	0.095	0.025	0.120	0.127	<0.07	1.4
SB05 cy-162	80%-75µm	-----	85.1	0.120	0.021	0.141	0.127	<0.07	1.2
SB05 cy-190	80%-75µm	-----	86.6	0.116	0.018	0.134	0.127	0.06	1.3

SB06 cy-142	80%-19mm	90%-19mm	89.8	0.326	0.037	0.363	0.335	<0.07	1.0
SB06 cy-170	80%-19mm	94%-19mm	90.3	0.393	0.042	0.435	0.335	<0.07	1.0
SB06 cy-149	80%-6.3mm	-----	90.6	0.310	0.032	0.342	0.335	<0.07	1.0
SB06 cy-177	80%-6.3mm	-----	90.7	0.311	0.032	0.343	0.335	<0.07	1.0
SB06 cy-156	80%-1.7mm	-----	93.6	0.349	0.024	0.373	0.335	<0.07	1.3
SB06 cy-184	80%-1.7mm	-----	92.5	0.333	0.027	0.360	0.335	<0.07	1.3
SB06 cy-163	80%-75µm	-----	94.9	0.353	0.019	0.372	0.335	0.12	1.2
SB06 cy-191	80%-75µm	-----	93.4	0.284	0.020	0.304	0.335	0.24	1.2

SB07 cy-143	80%-19mm	92%-19mm	82.8	0.125	0.026	0.151	0.117	<0.07	1.1
SB07 cy-171	80%-19mm	89%-19mm	80.4	0.090	0.022	0.112	0.117	<0.07	1.0
SB07 cy-150	80%-6.3mm	-----	85.0	0.108	0.019	0.127	0.117	<0.07	1.1
SB07 cy-178	80%-6.3mm	-----	83.3	0.090	0.018	0.108	0.117	<0.07	1.0
SB07 cy-157	80%-1.7mm	-----	86.0	0.098	0.016	0.114	0.117	<0.07	1.3
SB07 cy-185	80%-1.7mm	-----	87.9	0.109	0.015	0.124	0.117	<0.07	1.3
SB07 cy-164	80%-75µm	-----	90.9	0.140	0.014	0.154	0.117	0.11	1.6
SB07 cy-192	80%-75µm	-----	89.1	0.114	0.014	0.128	0.117	0.09	1.5

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Table 13-13  Summary Metallurgical Results, Bottle Roll Tests, North Bullfrog Drill Core Composites, Jolly Jane

				Au	gAu/mt ore				Reagent Requirements
	Feed Size			Recovery,			Calculated	Head	kg/mt ore
Composite	Target	Head Screen	Tail Screen	%	Extracted	Tail	Head	Grade	NaCN Cons.	Lime Added
JJC001 cy-97	80%-19mm	88%-19mm	87%-19mm	84.4	0.135	0.025	0.160	0.157	<0.07	0.9
JJC001 cy-117	80%-19mm	88%-19mm	90%-19mm	87.4	0.152	0.022	0.174	0.157	<0.07	0.8
JJC001 cy-102	80%-6.3mm	-----	-----	82.7	0.129	0.027	0.156	0.157	<0.07	0.8
JJC001 cy-122	80%-6.3mm	-----	-----	88.1	0.148	0.020	0.168	0.157	0.11	0.9
JJC001 cy-107	80%-1.7mm	-----	-----	83.4	0.136	0.027	0.163	0.157	<0.07	1.4
JJC001 cy-127	80%-1.7mm	-----	-----	87.7	0.142	0.020	0.162	0.157	0.12	1.3
JJC001 cy-112	80%-75µm	-----	-----	88.8	0.143	0.018	0.161	0.157	0.22	1.2
JJC001 cy-132	80%-75µm	-----	-----	89.6	0.163	0.019	0.182	0.157	0.10	1.2

JJC002 cy-98	80%-19mm	82%-19mm	80%-19mm	49.2	0.227	0.234	0.461	0.433	<0.07	0.6
JJC002 cy-118	80%-19mm	82%-19mm	74%-19mm	44.2	0.210	0.265	0.475	0.433	<0.07	0.7
JJC002 cy-103	80%-6.3mm	-----	-----	64.3	0.323	0.179	0.502	0.433	<0.07	0.7
JJC002 cy-128	80%-6.3mm	-----	-----	60.0	0.285	0.190	0.475	0.433	<0.07	0.9
JJC002 cy-108	80%-1.7mm	-----	-----	72.8	0.313	0.117	0.430	0.433	0.17	0.8
JJC002 cy-128	80%-1.7mm	-----	-----	71.8	0.306	0.120	0.426	0.433	<0.07	1.0
JJC002 cy-113	80%-75µm	-----	-----	82.2	0.338	0.073	0.411	0.433	<0.07	1.3
JJC002 cy-133	80%-75µm	-----	-----	80.0	0.320	0.080	0.400	0.433	0.07	1.3
JJC003 cy-99	80%-19mm	85%-19mm	88%-19mm	68.9	0.308	0.139	0.447	0.387	<0.07	0.6
JJC003 cy-119	80%-19mm	85%-19mm	90%-19mm	71.2	0.312	0.126	0.438	0.387	<0.07	0.8
JJC003 cy-104	80%-6.3mm	-----	-----	78.0	0.337	0.095	0.432	0.387	<0.07	0.8
JJC003 cy-124	80%-6.3mm	-----	-----	74.4	0.320	0.110	0.430	0.387	<0.07	1.0
JJC003 cy-109	80%-1.7mm	-----	-----	81.6	0.305	0.069	0.376	0.387	0.22	1.0
JJC003 cy-129	80%-1.7mm	-----	-----	80.2	0.288	0.071	0.359	0.387	0.16	1.1
JJC003 cy-114	80%-75µm	-----	-----	85.6	0.320	0.054	0.374	0.387	0.18	1.2
JJC003 cy-134	80%-75µm	-----	-----	87.6	0.331	0.047	0.378	0.387	<0.07	1.4
JJC004 cy-100	80%-19mm	92%-19mm	90%-19mm	68.2	0.208	0.097	0.305	0.275	<0.07	0.7
JJC004 cy-120	80%-19mm	92%-19mm	85%-19mm	65.5	0.205	0.108	0.313	0.275	<0.07	0.8
JJC004 cy-105	80%-6.3mm	-----	-----	74.3	0.197	0.068	0.265	0.275	<0.07	0.8
JJC004 cy-125	80%-6.3mm	-----	-----	76.2	0.234	0.073	0.307	0.275	<0.07	0.9
JJC004 cy-110	80%-1.7mm	-----	-----	77.8	0.200	0.057	0.257	0.275	0.09	1.6

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				Au	gAu/mt ore				Reagent Requirements
	Feed Size			Recovery,			Calculated	Head	kg/mt ore
Composite	Target	Head Screen	Tail Screen	%	Extracted	Tail	Head	Grade	NaCN Cons.	Lime Added
JJC004 cy-130	80%-1.7mm	-----	-----	77.6	0.215	0.062	0.277	0.275	<0.07	1.2
JJC004 cy-115	80%-75µm	-----	-----	89.5	0.289	0.034	0.323	0.275	0.09	1.4
JJC004 cy-135	80%-75µm	-----	-----	86.9	0.213	0.032	0.245	0.275	0.11	1.6
JJC005 cy-101	80%-19mm	86%-19mm	90%-19mm	74.7	0.331	0.112	0.443	0.388	<0.07	0.7
JJC005 cy-121	80%-19mm	86%-19mm	90%-19mm	70.9	0.297	0.122	0.419	0.388	<0.07	1.0
JJC005 cy-106	80%-6.3mm	-----	-----	76.7	0.320	0.097	0.417	0.388	<0.07	0.9
JJC005 cy-126	80%-6.3mm	-----	-----	76.3	0.303	0.094	0.397	0.388	<0.07	1.0
JJC005 cy-111	80%-1.7mm	-----	-----	81.3	0.314	0.072	0.386	0.388	<0.07	1.3
JJC005 cy-131	80%-1.7mm	-----	-----	81.3	0.313	0.072	0.385	0.388	0.08	1.4
JJC005 cy-116	80%-75µm	-----	-----	84.7	0.322	0.058	0.380	0.388	0.09	1.4
JJC005 cy-136	80%-75µm	-----	-----	83.8	0.301	0.058	0.359	0.388	0.15	1.6

Duplicate column leach tests were initiated for each of these composites at a nominal 19mm feed size.  The recoveries at the days leached shown for the Jolly Jane composites are shown in Table 13-14.  The final recoveries at the days leached shown for the Sierra Blanca composites are shown in Table 13-15.  The final recoveries are based on the calculated head which is the tail screen assay plus the gold recovered in solution in the test procedure.

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Table 13-14  Summary Metallurgical Results, Column Percolation Leach Tests, Jolly Jane Drill Core Composites (82-92% -19mm)

Sample I.D.	Leach/Rinse	Au Rec. %	gAu/mt ore				NaCN Consumed, kg/mt ore	Lime Added kg/mt ore
	Time, days
			Extracted	Tail Screen	Calc'd. Head	Avg. Head
JJC001 (p-23)	71	83.6	0.127	0.025	0.152	0.157	0.54	0.9
JJC001 (p-24)	70	85.9	0.128	0.021	0.149	0.157	0.51	0.9
JJC002 (p-25)	161	64.3	0.272	0.151	0.423	0.433	1.06	0.7
JJC002 (p-26)	160	62.3	0.273	0.165	0.438	0.433	1.06	0.7
JJC003 (p-27)	127	76.5	0.299	0.092	0.391	0.387	0.92	0.8
JJC003 (p-28)	127	76.6	0.301	0.092	0.393	0.387	0.94	0.8
JJC004 (p-29)	89	75.6	0.204	0.066	0.270	0.275	0.65	0.8
JJC004 (p-30)	89	74.3	0.194	0.067	0.261	0.275	0.69	0.8
JJC005 (p-31)	89	73.8	0.287	0.102	0.389	0.388	0.74	0.9
JJC005 (p-32)	89	75.2	0.282	0.093	0.375	0.388	0.70	0.9

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Table 13-15  Summary Metallurgical Results, Column Percolation Leach Tests, Sierra Blanca Drill Core Composites (86-94% -19mm)

	Leach/Rinse						NaCN	Lime
	Time,	Au Rec.	gAu/mt ore				Consumed,	Added
Sample I.D.	days	%	Extracted	Tail Screen	Calc'd. Head	Avg. Head	kg/mt ore	kg/mt ore
SB01 (p-43.)	105	76.6	0.105	0.032	0.137	0.140	0.64	0.8
SB01 (p-44)	102	84.6	0.104	0.019	0.123	0.140	0.55	0.8

SB02 (p-45)	105	86.5	0.115	0.018	0.133	0.146	0.49	1.1
SB02 (p-46.)	102	90.0	0.099	0.011	0.110	0.146	0.56	1.1

SB03 (p-33)	133	76.1	0.153	0.048	0.201	0.241	0.89	0.8
SB03 (p-34)	133	62.7	0.131	0.078	0.209	0.241	0.80	0.8

SB04 (p-35)	107	91.1	0.441	0.043	0.484	0.506	0.66	1.0
SB04 (p-36)	105	96.0	0.437	0.018	0.455	0.506	0.71	1.0

SB05 (p-37)	75	73.7	0.098	0.035	0.133	0.132	0.34	1.0
SB05 (p-38)	75	74.2	0.092	0.032	0.124	0.132	0.35	1.0

SB06 (p-39)	106	97.1	0.333	0.010	0.343	0.356	0.58	1.0
SB06 (p-40)	105	93.3	0.373	0.027	0.400	0.356	0.58	1.0

SB07 (p-41)	73	83.8	0.098	0.019	0.117	0.125	0.35	1.1
SB07 (p-42)	72	83.5	0.116	0.023	0.139	0.125	0.43	1.1

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13.2.4	MCCLELLAND YELLOWJACKET METALLURGICAL TESTING – 2013 & 2014

An additional target in the North area is the Yellowjacket deposit.  McClelland performed 24 bottle roll tests on 12 drilling core composites at nominal 19mm and 80% - -75µm feed sizes.  Table 13-16 provides the test results.

Extensive core drilling of the Yellowjacket Zone during 2013 and 2014 was used to create composite samples designed to be representative of the types of mineralization which consist of gold and silver mineralization in quartz veins and adjacent stockwork veining.  Five composite samples were created from PQ core and submitted to McClelland for testing.  The results of bottle roll tests at particle size gradations of 200 mesh, 150 mesh, 100 mesh, P80 -1.7mm, P80 -6.3mm and P80 -1 19mm were performed and the results are listed in Table 13-17.

Table 13-16  Summary Metallurgical Results, Bottle Roll Tests, Yellow Jacket Drill Core Composites, 80%-75 µm Feed Size

Composite	Au Recovery,	gAu/mt ore				Ag Recovery,	gAg/mt ore				Reagent Requirements, kg/mt ore
	%	Ext'd	Tail(1)	Calc'd Head	Head Assay(2)%		Ext'd	Tail(1)	Calc'd Head	Head Assay(2)	NaCN Cons.	Lime Added
C226950	96.2	2.27	0.09	2.36	2.16	85.7	8.4	1.4	9.8	11	0.08	1.2
C226950	96.4	2.40	0.09	2.49	2.16	85.6	8.3	1.4	9.7	11	<0.07	1.3
C226985	91.2	11.02	1.06	12.08	12.70	67.8	28.9	13.7	42.6	49	0.09	1.1
C226985	89.9	9.32	1.05	10.37	12.70	65.1	27.4	14.7	42.1	49	0.14	1.2
C226986	78.2	3.08	0.86	3.94	3.90	61.0	26.8	17.1	43.9	49	0.12	1.6
C226986	79.9	3.06	0.77	3.83	3.90	73.0	33.2	12.3	45.5	49	0.21	1.6
C226989	68.7	1.36	0.62	1.98	1.90	69.9	14.6	6.3	20.9	25	0.23	1.1
C226989	73.1	1.41	0.52	1.93	1.90	76.4	15.2	4.7	19.9	25	0.13	1.0
C226990	85.1	6.34	1.11	7.45	6.70	70.7	22.7	9.4	32.1	35	0.20	1.0
C226990	85.6	6.10	1.03	7.13	6.70	72.8	24.3	9.1	33.4	35	0.21	0.9
M612658	85.4	0.70	0.12	0.82	0.80	75.8	2.5	0.8	3.3	3	0.08	1.3
M612658	86.9	0.73	0.11	0.84	0.80	78.8	2.6	0.7	3.3	3	0.07	1.4
M612665	86.5	8.32	1.30	9.62	12.10	80.1	34.7	8.6	43.3	45	0.11	1.1
M612665	89.3	8.64	1.04	9.68	12.10	79.2	33.8	8.9	42.7	45	0.17	1.1
M612674	91.7	0.77	0.07	0.84	1.00	88.2	44.1	5.9	50.0	61	0.12	1.1
M612674	92.9	0.78	0.06	0.84	1.00	85.7	46.2	7.7	53.9	61	0.13	1.1
M612701	96.9	5.86	0.19	6.05	7.10	89.7	35.7	4.1	39.8	49	0.22	1.1
M612701	95.7	5.53	0.25	5.78	7.10	89.1	36.0	4.4	40.4	49	0.15	1.1
M612704	89.1	1.47	0.18	1.65	1.70	83.6	43.3	8.5	51.8	56	0.26	1.1

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Composite	Au Recovery,	gAu/mt ore			Ag Recovery,	gAg/mt ore				Reagent Requirements, kg/mt ore
	%	Ext'd	Tail(1)	Calc'd Head	Head Assay(2)%	Ext'd	Tail(1)	Calc'd Head	Head Assay(2)	NaCN Cons.	Lime Added
M612704	85.9	1.40	0.23	1.63	1.70	83.5	43.9	8.7	52.6	56	0.34	1.1
M612716	94.1	1.28	0.08	1.36	1.20	74.2	2.3	0.8	3.1	3	0.13	1.1
M612716	95.1	1.37	0.07	1.44	1.20	75.0	2.4	0.8	3.2	3	0.08	1.2
M612727	90.7	0.49	0.05	0.54	0.60	72.7	0.8	0.3	1.1	1	<0.07	1.2
M612727	91.7	0.66	0.06	0.72	0.60	66.7	0.8	0.4	1.2	1	0.11	1.2

(1) Average of triplicate assays
(2) Head assays were provided by Corvus

Table 13-17 Summary Of Bottle Roll Tests , Yellowjacket Drill Core Composites

Composite	Feed Size (P80)	Au Recovery,	gAu/mt ore				Ag Recovery,	gAg/mt ore				Reagent Requirements, kg/mt ore
		%	Ext'd	Tail(1)	Calc'd Head	Head Assay(2)%		Ext'd	Tail(1)	Calc'd Head	Head Assay(2)	NaCN Cons.	Lime Added
YJPQ01	19mm	12.7	0.91	6.23	7.14	5.39	10.5	4.5	38.4	42.9	47.5	<0.09	0.5
YJPQ01	6.3mm	30.4	2.70	6.19	8.89	5.39	24.9	13.3	40.1	53.4	47.5	0.12	0.7
YJPQ01	1.7mm	50.0	3.88	3.88	7.76	5.39	46.9	22.5	25.5	48.0	47.5	0.17	0.7
YJPQ01	0.150mm	86.2	4.88	0.78	5.66	5.39	66.8	37.3	18.5	55.8	47.5	<0.12	1.0
YJPQ01	0.106mm	88.4	4.44	0.58	5.02	5.39	68.7	37.1	16.9	54.0	47.5	<0.12	1.0
YJPQ01	0.075mm	88.3	5.00	0.66	5.66	5.39	70.3	32.4	13.7	46.1	47.5	0.17	1.2

YJPQ02	19mm	11.3	0.60	4.69	5.29	9.74	15.0	3.4	19.2	22.6	25.0	0.11	0.7
YJPQ02	6.3mm	32.9	1.62	3.30	4.92	9.74	35.4	7.4	13.5	20.9	25.0	<0.11	0.9
YJPQ02	1.7mm	53.6	3.53	3.06	6.59	9.74	50.2	12.0	11.9	23.9	25.0	0.12	0.9
YJPQ02	0.150mm	92.0	5.29	0.46	5.75	9.74	74.3	18.2	6.3	24.5	25.0	0.10	1.3
YJPQ02	0.106mm	92.9	5.35	0.41	5.76	9.74	75.8	19.1	6.1	25.2	25.0	<0.07	1.4
YJPQ02	0.075mm	90.4	5.64	0.60	6.24	9.74	77.4	19.9	5.8	25.7	25.0	0.18	1.2

YJPQ03	19mm	13.7	0.27	1.70	1.97	1.49	11.4	0.9	7.0	7.9	9.1	0.09	0.6
YJPQ03	6.3mm	27.3	0.59	1.57	2.16	1.49	20.5	1.6	6.2	7.8	9.1	<0.07	0.8
YJPQ03	1.7mm	45.9	0.73	0.86	1.59	1.49	38.4	3.3	5.3	8.6	9.1	0.12	1.1
YJPQ03	0.150mm	88.5	1.62	0.21	1.83	1.49	68.4	5.4	2.5	7.9	9.1	<0.07	1.2
YJPQ03	0.106mm	88.3	1.58	0.21	1.79	1.49	65.9	5.6	2.9	8.5	9.1	<0.07	1.3
YJPQ03	0.075mm	89.6	1.29	0.15	1.44	1.49	76.1	7.0	2.2	9.2	9.1	0.20	1.3

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Composite	Feed Size (P80)	Au Recovery,	gAu/mt ore			Ag Recovery,	gAg/mt ore				Reagent Requirements, kg/mt ore
		%	Ext'd	Tail(1)	Calc'd Head	Head Assay(2)%	Ext'd	Tail(1)	Calc'd Head	Head Assay(2)	NaCN Cons.	Lime Added

YJPQ04	19mm	23.1	0.09	0.30	0.39	0.62	16.7	0.8	4.0	4.8	4.6	0.07	0.8
YJPQ04	6.3mm	33.3	0.18	0.36	0.54	0.62	41.9	1.8	2.5	4.3	4.6	<0.07	1.1
YJPQ04	1.7mm	57.8	0.37	0.27	0.64	0.62	52.3	2.3	2.1	4.4	4.6	<0.09	1.2
YJPQ04	0.150mm	61.4	0.35	0.22	0.57	0.62	62.0	3.1	1.9	5.0	4.6	0.11	1.5
YJPQ04	0.106mm	67.3	0.37	0.18	0.55	0.62	66.0	3.1	1.6	4.7	4.6	<0.07	1.6
YJPQ04	0.075mm	68.8	0.44	0.20	0.64	0.62	66.7	3.4	1.7	5.1	4.6	<0.08	2.5

YJPQ05	19mm	43.9	0.18	0.23	0.41	0.33	29.4	0.5	1.2	1.7	1.9	<0.07	1.0
YJPQ05	6.3mm	44.2	0.19	0.24	0.43	0.33	36.8	0.7	1.2	1.9	1.9	0.07	1.2
YJPQ05	1.7mm	54.0	0.27	0.23	0.50	0.33	47.4	0.9	1.0	1.9	1.9	0.16	1.3
YJPQ05	0.150mm	76.4	0.42	0.13	0.55	0.33	65.0	1.3	0.7	2.0	1.9	<0.10	1.7
YJPQ05	0.106mm	76.2	0.32	0.10	0.42	0.33	70.0	1.4	0.6	2.0	1.9	0.10	1.8
YJPQ05	0.075mm	74.4	0.32	0.11	0.43	0.33	61.9	1.3	0.8	2.1	1.9	<0.08	2.3

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13.3	COMMINUTION TEST WORK

Material from the Sierra Blanca, Jolly Jane, and Mayflower Bulk samples were submitted to Phillips Enterprises, LLC of Golden, CO by McClelland for measurements of crusher work index, ball mill grindability and abrasion index.  Table 13-18 lists the results of the testing.

Table 13-18  Summary of Comminution Test Work On Sierra Blanca, Jolly Jane, And Mayflower Bulk Materials

Sample ID	Ball Mill Work Index (kW-hr/tonne)	Crusher Work Index (kW-hr/tonne)	Abrasion Index
Sierra Blanca (SB 1019)	23.27	16.68	0.4577
Jolly Jane (JJ 1019)	24.72	22.60	0.6260
Mayflower	-	14.05	0.3946

13.4	GOLD DEPORTMENT STUDIES

In addition to the substantial oxidized gold mineralization, unoxidized mineralized material exists at the NBP.  However, the metallurgical testing indicates that the unoxidized mineralized material is refractory, with gold recovery ranging from <10% - 40%.  Some gold deportment work was performed on two samples of the unoxidized material to better understand the characteristics and occurrence of gold that is not cyanide recoverable.  The gold deportment analysis was performed on the tail material after 72 hours of cyanide leaching by AMTEL.  In summary, the primary conclusion from the study was that the refractoriness to direct cyanidation of the North Bullfrog unoxidized ores is directly related to the fact that the primary Au carrier is submicroscopic Au in pyrite.

The gold deportment as submicroscopic particles was confirmed by metallic screen analysis at the +10 mesh in the study.  The +10 mesh material contained 0.1% to 1.8% of the total gold in these tests.

The ICP analysis of all samples indicated that a weak relationship exists between arsenic and gold mineralization.

The column test results indicate that there is no relationship between head grade to recovery, with lower grades reporting recoveries as high as the higher grades, albeit in shorter leach time.

13.5	CRUSH SIZE VS RECOVERY

The metallurgical study assumes a P80 -19mm (-3/4”) particle size will be developed by primary and secondary crushing of the heap leach material.  The projected recoveries and leach time were the

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defined using the column leach test data reported here.  The test data indicate high solubility, and that ultimate gold recovery is time dependent only.

The time dependence is being investigated at larger particle sizes in vat leach tests on Mayflower mineralized material currently underway at McClelland.  The vat leaching is being done on select samples at 203 mm (8”), 152 mm (6”), and 76 mm (3”).  The 76 mm and 152 mm sizes had nearly identical “leach” curves, while the 203 mm curve lagged behind but was showing a higher rate of return at the end of the 140 day test.

The projected recovery will based on the bottle roll tests, column tests, and adjusted for estimated actual field leach conditions incorporating delay in gold recovery due to wash efficiency and multiple lifts placed.

13.6	METALLURGICAL SUMMARY

The samples tested are representative of the mineralization at the NBP.  The core and bulk samples were augmented by RC holes to project spatial and depth related variability.

The grades of the NBP disseminated mineralized material will not support the capital and operating costs of a milling operation, however, it is assumed that Yellowjacket mineralized material will be processed in a smaller capacity milling system with Carbon-In-Leach (“CIL”) processing, and agglomeration of the milling tail onto the heap leach ore with intensive cyanidation, counter current decantation (“CCD”) or CIL for gold and silver recovery and commingling and agglomeration of tails with the NBP ores for leaching.  The commingling of a milled high grade ores with a low grade crushed ore has been successfully done at several heap leach operations.

Future testing will include confirmation of existing data, definition size/recovery/time relation, geochemistry/gold deportment/recovery.  The testing will include bottle rolls, ICP, whole rock analysis, and column tests.  The Yellowjacket testing will include full milling tests i.e., determination of the economic grind size, optimum cyanide strengths and time for dissolution, settling rates for ground product and agglomeration requirements for the commingled ores.

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14	MINERAL RESOURCE ESTIMATES

At the request of Corvus, Gary H. Giroux of GCL was retained to produce block models of the gold and silver mineralization at the NBP gold deposits.  The block models provide an estimate of the mineralization inventory at the Mayflower, Jolly Jane, Connection and Sierra Blanca areas, and are presented as the mineralization inventory at different cut-off grades and geologic confidence.

Mr. Scott E. Wilson then utilized the block models of mineralization prepared by Mr. Giroux as part of the input data used for his estimation of the Mineral Resource at the NBP, where the mineral resource was defined as that portion of the mineral inventory that was contained within an open pit shell defined by the Lerchs-Grossman algorithm used in the Whittle® Program, and which would be scheduled to be sent to a processing facility utilizing a gold price of US $1300.

14.1	DATABASE FOR NORTH BULLFROG MINERALIZATION INVENTORY ESTIMATION

The data provided to estimate the mineralization inventory at the NBP consisted of data from 455 drill holes, totaling 77,774 metres, which were drilled by a number of companies.  A total of 49,945 samples were assayed for gold and 46,109 samples were assayed for silver.

14.2	CONNECTION ZONE MINERALIZATION ESTIMATION

The Connection Zone was drill tested by 55 reverse circulation and 7 air rotary drill holes.  Gaps in the assay record were filled with a value of 0.001 g/t Au.

14.2.1	GEOLOGIC MODEL OF THE CONNECTION MINERALIZATION ZONE

A geologic model to constrain the mineralization at Connection was developed by Corvus geologists.

The Connection area is a small area that was drilled by Cordex between 1974 and 1982.  Mineralization is hosted almost exclusively in a debris flow unit that is made up dominantly of blocks of Paleozoic Carrara Formation sediments (Figure 14-1, Ccbx).  The Carrara Formation breccia is underlain by Debris flows dominated by clasts of Rainer Mesa ignimbrite which is almost entirely unmineralized (Tmrbx).  The Ccbx unit is overlain by heterogeneous debris flow breccias which have both sedimentary and volcanic clasts (Tdfh).  This unit may be locally mineralized where there are concentrations of sedimentary clasts in the debris flow.

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Digitized surfaces for surface topography and the upper and lower contacts of the Ccbx unit were supplied by Corvus and were combined to produce three dimensional solids for the Ccbx and Tdfh units (Figure 14.2).

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Figure 14-1  Geological Map Of The Connection Prospect With Collars. Contour Interval Is 2 Metres

Qca
Quaternary Alluvium
Tdf_Tmr
Rainbow Mtn Seq. Ranier Mesa Breccia
Tdf_Tp
Rainbow Mtn Seq. Paintbrush Breccia
Tdf_PzC
Rainbow Mtn Seq. Carrara Breccia
Tdf_PzW
Rainbow Mtn Seq. Wood Canyon Breccia
Tdf_h
Rainbow Mtn Seq. Heterolithic Debris Flow
Tnb_ap
NB Suite Andesite Porphyry
Drill Holes
pre-Corvus
2010-2011 Corvus
2012-2014 Corvus
Shaft/Adit
2 m countours
Faults
(hanging wall annotated)
0
50
100
meters
Tdf_PzW
4,096,200 m
Tdf_Tp
Tdf_Tmr
Tnb_ap
Tdf_h
Tdf_PzC
Tdf_h
Tdf_Tmr
4,096,000 m
NB-11-79
NB-11-80
NB-11-78
Road Fault
Tdf_h
Qca
519,800 m
520,000 m
520,200 m

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Figure 14-2  Isometric View Of Connection Looking Northwest Showing Ccbx In Magenta And Tdfh In Red,
Drill Holes In Green And Topography In Grey

14.2.2	DATA ANALYSIS CONNECTION

Using the interpreted geologic solid the assays were back tagged with a mineralized code if inside a mineralized solid.  The sample statistics are tabulated below (Table 14-1).

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Table 14-1  Summary Of Assay Statistics For Connection Mineralized Solids

	Ccbx Unit		Tdfh Unit
	Au (g/t)	Ag (g/t)	Au (g/t)	Ag (g/t)
Number of Samples	345	56	145	5
Mean Grade	0.491	1.39	0.085	0.08
Standard Deviation	1.017	1.19	0.272	0.06
Minimum Value	0.001	0.02	0.001	0.01
Maximum Value	11.21	4.64	2.64	0.18
Coefficient of Variation	2.07	0.85	3.22	0.74

The grade distributions for gold were evaluated using lognormal cumulative frequency plots for samples within both the Ccbx and Tdfh Units.  In both cases, multiple overlapping lognormal populations were seen.  Cap levels were chosen to reduce the effects of a few outlier assays.  In the Ccbx unit a cap of 4.7 g/t Au reduced the grade on 3 samples.  Within the Tdfh unit a cap of 0.75 g/t Au reduced 3 gold assays.  The results from capping are tabulated below (Table 14-2).

There were too few silver assays to estimate silver grade in this deposit.

Table 14-2  Summary Of Capped Assay Statistics For Connection Mineralization Solids

	Ccbx Unit Au (g/t)	Tdfh Unit Au (g/t)

Number of Samples	345	145
Mean Grade	0.464	0.066
Standard Deviation	0.817	0.147
Minimum Value	0.001	0.001
Maximum Value	4.70	0.75
Coefficient of Variation	1.76	2.21

14.2.3	COMPOSITES CONNECTION

Drill holes at Connection were compared to the mineralization solids and the points where each hole entered and left the solid were recorded.  Uniform down hole composites, 5 metres in length, were formed and made to honor the solid boundaries.  Intervals less than ½ the composite length at the solid

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boundaries were joined with adjoining samples to produce a composites file of uniform support, 5± 2.5 metres in length.  The statistics for 5 metre composites are summarized below (Table 14-3).

Table 14-3  Summary Of 5 M Composite Statistics For Mineralization Solids Connection

	Ccbx Unit Au (g/t)	Tdfh Unit Au (g/t)

Number of Samples	119	59
Mean Grade	0.412	0.050
Standard Deviation	0.609	0.097
Minimum Value	0.001	0.001
Maximum Value	2.74	0.60
Coefficient of Variation	1.48	1.94

14.2.4	VARIOGRAPHY CONNECTION

Pairwise relative semivariograms were produced from composites within the Ccbx mineralization solid for gold.  The semivariograms were produced along four horizontal directions namely Azimuths 90°, 0°, 45° and 135° within the mineralized Ccbx zone.  The vertical or -90° direction was also modeled.  Nested spherical models were fit to the all directions of anisotropy.  The longest direction of continuity was along azimuth 45°.  The nugget to sill ratio was a reasonable 40% for gold.  The model parameters are summarized below (Table 14-4).  There was insufficient data within the Tdfh domain to model so the Ccbx model was used for interpolation.

Table 14-4  Summary Of Connection Gold Semivariogram Parameters

Domain	Azimuth	Dip	Co	C1	C2	Short Range (m)	Long Range (m)
Ccbx	45o	0o	0.40	0.30	0.30	20	70
	135o	0o	0.40	0.30	0.30	15	24
	0o	-90o	0.40	0.30	0.30	10	20

14.2.5	BULK DENSITY CONNECTION

During the 2010-11 drill campaign on the NBP, a total of 230 samples of RC pulps (method OA-GRA08b) and 33 hand specimens (method OA-GRA08) were sent to ALS Minerals for specific gravity measurements.  Although none of these samples were taken from the Connection drill area, the average

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of samples coded as sediments, which would most closely match the Connection area, was 2.72 (Table 14-5).

Table 14-5  Summary Of Measured Specific Gravity Determinations For North Bullfrog

Hole ID	Sample ID	From_m	To_m	Specific Gravity	Strat. Unit1	Lith1
NB-10-46	NB150575	134.11	135.64	2.68	Tr1seds	carb sediments
NB-10-42	NB150087	109.73	111.25	2.77	Tr1seds	carb sediments
NB-10-46	NB150584	146.30	147.83	2.75	Tr1cgl	congl sediments
NB-10-44	NB150343	156.97	158.50	2.63	Tr1cgl	congl sediments
NB-10-45	NB150460	143.26	144.78	2.75	Tr1cgl	congl sediments
NB-10-43	NB150207	120.40	121.92	2.67	Tr1cgl	congl sediments
NB-10-44	NB150325	132.59	134.11	2.74	Tr1seds	hem sediments
NB-10-45	NB150452	132.59	134.11	2.79	Tr1seds	hem sediments
NB-10-43	NB150200	109.73	111.25	2.74	Tr1seds	volc sediments
Average				2.72

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14.2.6	BLOCK MODEL CONNECTION

A block model with blocks 10 x 10 x 5 metres in dimension was superimposed over the mineralized solids.  The block model origin was as follows:

Lower left corner of model

519890 E	Column width – 10 m	19 columns

4095910 N	Row width – 10 m	17 rows

Top of Model

1285 Elevation	Level width – 5 m	23 levels

No Rotation

Within each block the percentage below surface topography and within the mineralization solids were recorded.

14.2.7	GRADE INTERPOLATION CONNECTION

Grades for gold were interpolated into all blocks, with some percentage within the Ccbx solid, by ordinary Kriging.  Kriging was completed in a series of passes with the dimensions and orientation of the search ellipse for each pass tied to the semivariogram for gold in the Ccbx Domain.  The first pass used dimensions equal to ¼ of the semivariogram range in the three principal directions.  If a minimum of 4 composites were found within this ellipse centered on a block, the block was estimated.  For blocks not estimated the search ellipse was expanded to ½ the semivariogram range.  Again a minimum of 4 composites within the search ellipse were required to estimate any given block.  A third pass using the full semivariogram range was completed for blocks not estimated during the first two passes.  Finally a fourth pass using roughly twice the range was completed.  In all cases if more than 12 composites were located in any search, the closest 12 were used.  A maximum of 3 composites from any individual hole were allowed in all passes.  The search parameters for the Kriging procedure are tabulated below (Table 14-6).

A similar exercise was completed on all blocks with some percentage within the Tdfh domain.  A total of 14 blocks were estimated for Ccbx but also had some percentage within the Tdfh and were not estimated during pass 4 for Au in Tdfh.  For these 14 blocks a fifth pass was made to fill in a grade for the Tdfh part of the block.

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A weighted average grade for gold was produced for each block along the contact between the Tdhf and the Ccbx domains.

Volumes for each block estimated were determined by multiplying the block volume by the percentage of block below topography and within the solids.  The tonnage was determined by multiplying the block volume by the S.G. (2.72).

Table 14-6  Summary Of Kriging Search Parameters-Connection

Domain	Pass	Number Estimated	Az/Dip	Dist. (m)	Az/Dip	Dist. (m)	Az/Dip	Dist. (m)
Ccbx Au	1	5	45/0	17.5	135/0	6.0	0/-90	5.0
	2	369	45/0	35.0	135/0	12.0	0/-90	10.0
	3	737	45/0	70.0	135/0	24.0	0/-90	20.0
	4	276	45/0	140.0	135/0	48.0	0/-90	40.0
Tdfh Au	1	0	45/0	17.5	135/0	6.0	0/-90	5.0
	2	145	45/0	35.0	135/0	12.0	0/-90	10.0
	3	520	45/0	70.0	135/0	24.0	0/-90	20.0
	4	355	45/0	140.0	135/0	48.0	0/-90	40.0
	5	14	45/0	280.0	135/0	96.0	0/-90	80.0

14.3	JOLLY JANE ZONE ESTIMATION

Ninety-four (94) reverse circulation drill holes and 5 surface outcrop channel sample lines define the Jolly Jane zone.  Within the 9,450 gold assays supplied for Jolly Jane a total of 61 gaps in the assay record were identified.  These gaps were filled with values of 0.001 g/t Au.

14.3.1	GEOLOGIC MODEL FOR JOLLY JANE

The geologic model for the Jolly Jane was built by Corvus geologists.

The 3D geology for Jolly Jane was modeled as two surfaces, one describing the lower contact of the mineralized Crater Flat Tuff and the other describing the upper contact.  These 3D surfaces were constructed by Corvus geologists and are shown in Figure 14-3.  The lower contact is sometimes the original depositional contact on Tertiary sediments or the basement Paleozoic sediments.  However, in other places the lower contact is with post-mineral dacite intrusions.  The lower contact has been offset by a series of west dipping faults.  The upper contact is generally defined by post-mineral dacite intrusions or locally the next stratigraphic unit.  Because the dacites are post-mineral they are not offset

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by the same faults as the lower contact.  There are some minor internal dacite intervals.  These dacites are a different composition to the post mineral intrusions and they are generally mineralized so they have been included in the volume between the upper and lower contacts.  The upper and lower contacts have been extended north and south to the limits that should be modeled.  Consequently, the volume to model should be defined by the upper and lower contacts together with the topography and then the ends should just be clipped with vertical planes which coincide with the edge of the triangulated surfaces.

Figure 14-3  Isometric View Of Jolly Jane Looking Northeasterly Showing Mineralization
Solid In Red, Drill Holes In Green And Surface Topography In Grey

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14.3.2	DATA ANALYSIS JOLLY JANE

Drill holes were compared to the geologic solid and the assays were back tagged with a mineralized code if inside the solid.  The sample statistics are tabulated below (Table 14-7).

Table 14-7  Summary Of Assay Statistics For Jolly Jane Mineralized Solid

	Inside Solid		Outside Solid
	Au (g/t)	Ag (g/t)	Au (g/t)	Ag (g/t)
Number of Samples	4,585	4,417	4,549	4,390
Mean Grade	0.143	0.361	0.033	0.288
Standard Deviation	0.164	0.378	0.075	0.639
Minimum Value	0.001	0.005	0.001	0.005
Maximum Value	1.45	4.46	0.93	17.75
Coefficient of Variation	1.14	1.04	2.29	2.22

The grade distribution for gold was evaluated using a lognormal cumulative frequency plot for samples within the mineralization solid.  Five overlapping lognormal populations made up the gold distribution for the mineralized zone.  The highest grade population, with a mean value of 0.85 g/t Au, represented 0.73% of the data or 33 samples and was not considered erratic high grade.  A cap level was chosen at two standard deviations above the mean of this highest grade population.  A cap value of 1.78 g/t Au was used and no assays required capping.

A similar exercise was completed for silver within the mineralization solid.  No silver assays within the mineralization zone required capping.

For assays outside the mineralization solid a total of 55 assays were capped at 0.35 g/t Au and 13 assays were capped at 4.4 g/t Ag.

14.3.3	COMPOSITES JOLLY JANE

Drill holes at Jolly Jane were compared to the mineralization solid and the points at which each hole entered and left the solid were recorded.  Uniform down hole composites, 5 metres in length, were formed and made to honor the solid boundaries.  Intervals less than ½ the composite length at the solid boundaries were joined with adjoining samples to produce a composites file of uniform support, 5± 2.5 metres in length.  The statistics for 5 metres composites are summarized below (Table 14-8).  A similar exercise was completed for samples outside the solid.

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Table 14-8  Summary Of 5 M Composite Statistics For Mineralization Solid  Jolly Jane

	Mineralized Solid		Outside Solid
	Au (g/t)	Ag (g/t)	Au (g/t)	Ag (g/t)
Number of Samples	1,441	1,408	1,414	1,396
Mean Grade	0.144	0.37	0.031	0.31
Standard Deviation	0.152	0.41	0.057	0.55
Minimum Value	0.001	0.005	0.001	0.005
Maximum Value	1.28	4.46	0.35	4.40
Coefficient of Variation	1.06	1.10	1.85	1.78

14.3.4	VARIOGRAPHY JOLLY JANE

Pairwise relative semivariograms were used to model the gold continuity at Jolly Jane.  The direction of longest continuity for gold in the horizontal plane was along azimuth 0° dipping -30°.  In the plane perpendicular to this the longest continuity was along azimuth 90o dipping -40o.  Nested spherical models were fit to all directions.  The nugget to sill ratio of 16% for Au and 11% for Ag were very good.  For Au and Ag in waste isotropic spherical models were produced.  The parameters are tabulated in Table 14-9.

Table 14-9  Summary Of Jolly Jane Gold And Silver Semivariogram Parameters

Domain	Azimuth	Dip	Co	C1	C2	Short Range (m)	Long Range (m)
Mineralized Solid Au	0o	-30o	0.10	0.10	0.43	20	120
	90o	-20o	0.10	0.10	0.43	30	110
	270o	-70o	0.10	0.10	0.43	20	50
Mineralized Solid Ag	0o	-30o	0.05	0.10	0.30	30	120
	90o	-40o	0.05	0.10	0.30	40	80
	270o	-50o	0.05	0.10	0.30	15	60
Waste Au	Omni Directional		0.15	0.15	0.40	25	90
Waste Ag	Omni Directional		0.10	0.10	0.35	30	100

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14.3.5	BULK DENSITY JOLLY JANE

During the 2010 drill campaign on the North Bullfrog Project, a total of 102 samples of RC chips were sent to ALS Minerals for specific gravity measurements by pycnometer (method OA-GRA08b).  The average specific gravity from 46 samples within the oxidized Tuff units from mineralization zones drilled in 2010 was 2.60.

During the 2012 drill campaign 74 specific gravity determinations were made from drill core which is far more representative than RC Chips, as porosity is included.  Of these samples 59 were within the Crater Flat Tuff unit which hosts the mineralization at Jolly Jane.  The average specific gravity from these samples, listed in Table 14-10, was 2.34.

Table 14-10  Specific Gravity Determinations For Tuff Units-Jolly Jane

HoleID	SampleID	From_m	To_m	SG	StratUnit1
NB-12-130	M610829	17.68	20.73	2.48	fault zone
NB-12-130	M610836	35.97	39.01	2.43	fault zone
NB-12-130	M610838	42.06	45.11	2.44	fault zone
NB-12-130	M610851	79.56	82.76	1.93	fault zone
NB-12-130	M610855	89.31	92.50	1.96	fault zone
NB-12-131	M612269	11.44	13.50	2.38	fault zone
NB-12-131	M612279	36.10	39.01	2.21	fault zone
NB-12-131	M612283	44.40	46.33	2.23	fault zone
Average				2.26	Fault zones
NB-12-131	M612265	0.00	3.05	2.36	Crater Flat Tuff
NB-12-131	M612266	3.05	6.27	2.37	Crater Flat Tuff
NB-12-131	M612267	6.27	9.40	2.41	Crater Flat Tuff
NB-12-130	M610859	101.80	105.55	2.44	lower Crater Flat Tuff
NB-12-130	M610860	105.55	109.42	2.43	lower Crater Flat Tuff
NB-12-130	M610824	2.20	5.38	2.34	middle Crater Flat Tuff
NB-12-130	M610825	5.38	8.45	2.43	middle Crater Flat Tuff
NB-12-130	M610826	8.45	11.58	2.40	middle Crater Flat Tuff
NB-12-130	M610827	11.58	14.63	2.39	middle Crater Flat Tuff
NB-12-130	M610828	14.63	17.68	2.41	middle Crater Flat Tuff
NB-12-130	M610830	20.73	23.77	2.38	middle Crater Flat Tuff
NB-12-130	M610831	23.77	26.82	2.47	middle Crater Flat Tuff
NB-12-130	M610832	26.82	29.87	2.41	middle Crater Flat Tuff
NB-12-130	M610834	29.87	32.92	2.40	middle Crater Flat Tuff
NB-12-130	M610835	32.92	35.97	2.47	middle Crater Flat Tuff
NB-12-130	M610837	39.01	42.06	2.39	middle Crater Flat Tuff
NB-12-130	M610839	45.11	48.11	2.43	middle Crater Flat Tuff
NB-12-130	M610840	48.11	51.21	2.50	middle Crater Flat Tuff
NB-12-130	M610841	51.21	54.25	2.52	middle Crater Flat Tuff

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HoleID	SampleID	From_m	To_m	SG	StratUnit1
NB-12-130	M610842	54.25	57.30	2.47	middle Crater Flat Tuff
NB-12-130	M610844	57.30	60.35	2.45	middle Crater Flat Tuff
NB-12-130	M610845	60.35	63.74	2.43	middle Crater Flat Tuff
NB-12-130	M610846	63.74	67.18	2.33	middle Crater Flat Tuff
NB-12-130	M610847	67.18	70.30	2.32	middle Crater Flat Tuff
NB-12-130	M610848	70.30	73.34	2.34	middle Crater Flat Tuff
NB-12-130	M610849	73.34	76.48	2.01	middle Crater Flat Tuff
NB-12-130	M610850	76.48	79.56	2.06	middle Crater Flat Tuff
NB-12-130	M610852	82.76	86.26	1.98	middle Crater Flat Tuff
NB-12-130	M610854	86.26	89.31	1.95	middle Crater Flat Tuff
NB-12-130	M610856	92.50	95.52	2.17	middle Crater Flat Tuff
NB-12-130	M610857	95.52	98.63	2.30	middle Crater Flat Tuff
NB-12-130	M610858	98.63	101.80	2.27	middle Crater Flat Tuff
NB-12-131	M612276	27.53	30.29	2.34	middle Crater Flat Tuff
NB-12-131	M612277	30.29	33.22	2.39	middle Crater Flat Tuff
NB-12-131	M612278	33.22	36.10	2.32	middle Crater Flat Tuff
NB-12-131	M612280	39.01	42.06	2.35	middle Crater Flat Tuff
NB-12-131	M612282	42.06	44.40	2.31	middle Crater Flat Tuff
NB-12-131	M612284	46.33	49.68	2.36	middle Crater Flat Tuff
NB-12-131	M610862	49.68	52.73	2.28	middle Crater Flat Tuff
NB-12-131	M610863	52.73	56.66	2.21	middle Crater Flat Tuff
NB-12-131	M610864	56.66	60.35	2.34	middle Crater Flat Tuff
NB-12-131	M610865	60.35	64.10	2.38	middle Crater Flat Tuff
NB-12-131	M610866	64.10	67.97	2.40	middle Crater Flat Tuff
NB-12-131	M610867	67.97	71.60	2.49	middle Crater Flat Tuff
NB-12-131	M610868	71.60	75.24	2.45	middle Crater Flat Tuff
NB-12-131	M610869	75.24	78.64	2.37	middle Crater Flat Tuff
NB-12-131	M610870	78.64	81.69	2.42	middle Crater Flat Tuff
NB-12-131	M610872	81.69	84.73	2.22	middle Crater Flat Tuff
NB-12-131	M610873	84.73	87.78	2.30	middle Crater Flat Tuff
NB-12-131	M610874	87.78	90.83	2.29	middle Crater Flat Tuff
NB-12-131	M610875	90.83	93.88	2.31	middle Crater Flat Tuff
NB-12-131	M610876	93.88	97.88	2.22	middle Crater Flat Tuff
NB-12-131	M610877	97.88	101.72	2.50	middle Crater Flat Tuff
NB-12-131	M610878	101.72	105.58	2.47	middle Crater Flat Tuff
NB-12-131	M610879	105.58	109.32	2.43	middle Crater Flat Tuff
NB-12-131	M610880	109.32	112.34	2.22	middle Crater Flat Tuff
NB-12-131	M610882	112.34	116.30	2.13	middle Crater Flat Tuff
NB-12-131	M610883	116.30	119.40	2.34	middle Crater Flat Tuff
NB-12-131	M610884	119.40	120.94	2.10	middle Crater Flat Tuff
Average				2.34	Crater Flat Tuff
NB-12-131	M612268	9.40	11.44	2.16	dacite breccia
NB-12-131	M612270	13.50	16.68	2.33	dacite breccia
NB-12-131	M612272	16.68	19.80	2.51	dacite breccia
NB-12-131	M612273	19.80	23.49	2.48	dacite breccia

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HoleID	SampleID	From_m	To_m	SG	StratUnit1
NB-12-131	M612274	23.49	26.92	2.45	dacite breccia
NB-12-131	M612275	26.92	27.53	2.25	dacite breccia
NB-12-131	M610885	120.94	122.40	2.32	dacite breccia
Average				2.36	Dacite Breccia
For this estimate a specific gravity of 2.34 was used to determine tonnage.

14.3.6	BLOCK MODEL JOLLY JANE

A block model with blocks 10 x 10 x 5 metres in dimension was superimposed over the Jolly Jane mineralization solid.  The block model origin was as follows:

Lower left corner of model

518650 E	Column width – 10 m	75 columns
4095860 N	Row width – 10 m	127 rows

Top of Model

1400 Elevation	Level width – 5 m	80 levels

No Rotation
Within each block the percentage below surface topography and the percentage within the mineralization solid were recorded.

14.3.7	GRADE INTERPRETATIONS

Grades for gold were interpolated by ordinary kriging into all blocks, with some percentage within the Jolly Jane mineralization solid.  Kriging was completed in a series of passes with the dimensions and orientation of the search ellipse for each pass tied to the semivariogram for gold.  The first pass used dimensions equal to ¼ of the semivariogram range in the three principal directions.  If a minimum of 4 composites were found within this ellipse centered on a block, the block was estimated.  For blocks not estimated, the search ellipse was expanded to ½ the semivariogram range.  Again, a minimum of 4 composites within the search ellipse were required to estimate any given block.  A third pass using the full semivariogram range was completed for blocks not estimated during the first two passes.  Finally, a fourth pass using roughly twice the range was completed.  In all cases if more than 12 composites were located in any search, the closest 12 were used.  A maximum of 3 composites from any individual hole

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were allowed in all passes.  The search parameters for the Kriging procedure are tabulated below (Table 14-11).

A similar procedure was used to estimate silver with the pass 4 ellipse expanded to the pass 4 gold search to insure all blocks estimated for gold had a silver value.

Volumes for each block estimated were determined by multiplying the block volume by the percentage of block below topography and within the solid.  The tonnage was determined by multiplying the block volume by the S.G. (2.34).

Table 14-11  Summary Of Kriging Search Parameters For Jolly Jane

Domain	Pass	Number Estimated	Az/Dip	Dist. (m)	Az/Dip	Dist. (m)	Az/Dip	Dist. (m)
Mineralized Solid Au	1	3,145	0 / -30	30.0	270 / -70	12.5	90 / -20	27.5
	2	35,918	0 / -30	60.0	270 / -70	25.0	90 / -20	55.0
	3	34,632	0 / -30	120.0	270 / -70	50.0	90 / -20	110.0
	4	7,968	0 / -30	240.0	270 / -70	100.0	90 / -20	220.0
Mineralized Solid Ag	1	1,473	0 / -30	30.0	270 / -50	15.0	90 / -40	20.0
	2	28,358	0 / -30	60.0	270 / -50	30.0	90 / -40	40.0
	3	38,531	0 / -30	120.0	270 / -50	60.0	90 / -40	80.0
	4	13,301	0 / -30	240.0	270 / -50	120.0	90 / -40	160.0

14.4	SIERRA BLANCA ZONE ESTIMATION

14.4.1	GEOLOGIC MODEL OF SIERRA BLANCA MK2

The geological model provided as a basis for the 2014 estimate of mineralization inventory at Sierra Blanca was constructed by Corvus geologists using the Corvus drill data together with the surface mapping of the area.  The model consists of several elements including structure, stratigraphy, oxidation, water table and structurally controlled mineralization.  Topologically coherent volumes have been created which will allow the block model to be tagged with all the appropriate geological properties.

14.4.1.1	STRUCTURAL MODEL

The Sierra Blanca area has been divided into a number of structural blocks with coherent internal stratigraphy (Figure 14-4).  Each of these blocks has an encompassing domain volume which is subdivided into sub-volumes according to the stratigraphy in the block.  The outer limits of the modeling

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have been defined by certain fault surfaces that are known to truncate the mineralized stratigraphy and beyond which insufficient data exists for accurate modeling.

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Figure 14-4 Structural Blocks Defined In The Sierra Blanca Geologic Model

14.4.1.2	STRATIGRAPHIC MODEL

The stratigraphic model consists of six units which from oldest to youngest include;

1.	Cambrian basement (Camb),

2.	Pre-Sierra Blanca Volcanics and basal sediments (Pre),

3.	Lower Sierra Blanca Tuff Sequence (Lower),

4.	Middle and Upper Sierra Blanca Tuff Sequence (Middle),

5.	Post Sierra Blanca Tuff Volcanic rocks (Post), and

6.	Sober Up Gulch Gravels (gravel)

Within each structural block each stratigraphic unit has a separate volume defined (Figure 14-5).

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Figure 14-5 Stratigraphic Intervals Modelled In The Sierra Blanca Geological Model

14.4.1.3	OXIDATION MODEL

With the exception of a few historical holes, the degree of oxidation has been determined for virtually every sample in the drill database.  The oxidation is evaluated on a scale of 1 to 5 with 1 being un-oxidized and 5 being completely oxidized.  Cyanide shake leach and bottle roll testing have shown that oxidation levels 4 and 5 behave essentially the same and that level 3, which has mixed oxide and sulphide, has significantly higher gold recoveries than levels 2 and 1 which are dominantly or completely sulphide.

In general, the base of oxidation is quite sharp and easily defined.  However, in order to determine the overall state of oxidation in areas with partial oxidation the data were evaluated in 7 metre intervals, representing approximately half an expected mining bench height, to create a simplified model for the base of oxidation.  The result is a somewhat irregular surface representing the base of oxidation.  The

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irregularities almost certainly reflect structural controls on oxidation which are inadequately sampled to resolve at this time.  This base of oxidation surface can be passed through the geological model to define the blocks above the base of oxidation.

There are some areas where pods of un-oxidized material occur well above the regional base of oxidation.  For this reason it is recommended that in the volume above the base of oxidation the sample oxidation values should be kriged into the block model as a variable.

14.4.2	MINERALIZATION MODEL

Mineralization at Sierra Blanca occurs in several distinct settings and the geological model has been constructed to allow different styles of mineralization to be modelled separately.  In areas of structurally controlled mineralization specific domain volumes have been created that overlap the other geological domains.  These mineralized domains are designed to control the estimation where structural controls are more important than lithological controls.  Blocks within these domains may be assigned a lithology from the geological model but will have their grade determined by an estimation that is independent of lithology.

It is anticipated that the block model estimates will provide separate information on the following areas:

1.	Sierra Blanca-Savage Valley-Air Track Hill: This estimate will address the disseminated gold mineralization found within the PreSB, SB Lower and SB Middle volumes.
2.
Yellowjacket Corridor: This estimate will cover the area of complex structural interaction between the Josh Vein and the Liberator Faults where a variety of styles of gold mineralization occur (Figure 14-6).

3.	Josh Vein Structure: This estimate will cover the Josh vein and associated stockwork zones in the hanging wall and footwall (Figure 14-6).
4.	NE30 zone: This estimate will deal with a relatively small volume of specific mineralization found along the NE30 Fault zone (Figure 14-6).
5.	Air Track West: This estimate will evaluate an area of mineralization hosted in Sober Up Gravels found in the Air Track West domain.

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Figure 14-6  Structurally Controlled Mineralization Modelled In The Sierra Blanca Geological Model.
Brass Colored Volume Is Mineralization Along Ne30 Fault, Red Volume Is The Josh Vein And Associated Stockworks,
Blue Volume Is The Yellowjacket Corridor.

14.4.2.1	SIERRA BLANCA – SAVAGE VALLEY – AIR TRACK HILL

The most widespread mineralization is disseminated alteration-related mineralization that occurs in the Sierra Blanca Tuff and locally in the Pre-Sierra Blanca volcanic rocks.  The disseminated mineralization can be modelled by the simple interpolation of the grade within the Pre-SB and SB stratigraphic units.  This mineralization should not be allowed to spread into the PostSB volume.  This is only permitted where specific structures have been identified and mineralized volumes created.

14.4.2.2	YELLOWJACKET CORRIDOR

The Yellowjacket Corridor domain is designed to capture a zone of structural complexity caused by the interaction of the Josh Vein Fault and the Liberator Fault during various mineralizing events (Figure 14-

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6).  Whether the Gold Note Fault was active during mineralization is not clear but it is projected to cut off the Liberator fault down dip and along strike to the north and has been used as a bounding surface on the east.

The Yellowjacket Domain is defined on the west by the eastern margin of the Josh Vein Footwall Peripheral Stockwork.  The eastern side is defined by either the Liberator fault directly or a surface that extends slightly into the hanging wall of the Liberator fault to encompass zones of mineralization found there.  At depth the eastern side of the Yellowjacket Corridor is defined by the down-dip projection of the Gold Note Fault.

The NE30 and Yellowjacket Domains are the only areas where mineralization is allowed to extend into the PostSB stratigraphic intervals.  This is because it appears that without structural preparation fluids are not able to effectively penetrate the PostSB sequence.

14.4.2.3	JOSH VEIN DOMAIN

The Josh Vein domain is developed along the Vein Fault and has been modelled as a series of volumes consisting of the following:

1.	Hanging wall Peripheral Stockwork (1-5% grey quartz veins)

2.	Hanging wall Stockwork (5-50% grey quartz veins)

3.	Main Vein (50-100% grey quartz vein)

4.	Footwall Stockwork (5-50% grey quartz veins)

5.	Footwall Peripheral Stockwork (1-5% grey quartz veins)

The location of the Josh Vein generally coincides with the point of stratigraphic displacement across the fault.  The various zones within the Josh Vein Domain were defined almost exclusively on the percentage of quartz veins logged in core holes.  The reason for using this criteria rather than grade was that in some areas there is no grade associated with the veining.  Slight modifications to the geometry were made to account for odd high-grade samples and samples with a high silver to gold ratio that indicates that the grey quartz vein paragenesis is present.  The position of the vein system in RC holes was somewhat problematic since the percentage of quartz is not directly comparable to the core logging.  However, logged quartz together with aluminum content and the silver to gold ratio all helped define the location of the stockwork zones in the RC holes.

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14.4.2.4	NE30 DOMAIN

The NE30 mineralization volume is developed along the NE30 fault (Figure 14-6).  At present, the volume is restricted to the few holes that intersected the fault in the northern part of the SB NW block.  Within all of the core holes the NE30 interval is defined as the zone of mineralization in the hanging wall of the contact between the PostSB unit and the SB Middle unit.

Based on historical drilling it is highly probable that this volume will eventually extend along the length of the fault but at this time the volume has been restricted to holes drilled by Corvus.

14.4.3	DATA ANALYSIS

Corvus has supplied a total of 614 drill holes with 3,347 down hole surveys and 64,985 assays for the NBP.  Of these supplied drill holes, a total of 196 drill holes, totaling 40,407 metres, intersected the geologic solid models that define the Sierra Blanca Deposit.

The drill holes were passed through the geologic solids and each assay was back tagged with a domain code.  Table 14-12 gives the gold assay statistics for each of the geologic domains.
Table 14-12 Assay Statistics For Gold Sorted By Domain

Domain	Code	Number	Mean Au (g/t)	Stand. Dev.	Min Assay	Max Assay	Coef. Of Variation
Josh Vein	JVV	320	6.51	13.86	0.001	162.0	2.13
Josh Vein FW Stockwork	JVFWSK	489	1.97	11.83	0.001	208.0	6.02
Josh Vein HW Stockwork	JVHWSK	447	2.72	11.33	0.001	160.9	4.17
Josh Vein FW	JVPFW	825	0.33	0.49	0.001	6.7	1.46
Josh Vein HW	JVPHW	551	0.39	1.25	0.001	25.1	3.17
NE30 Mineralization	NE30MIN	82	0.53	0.65	0.026	2.9	1.23
Yellowjacket Corridor	YJ	4,320	0.37	4.01	0.001	216.0	10.86
Cambrian Savage 3	CS3	507	0.04	0.05	0.001	0.7	1.24
Gravel Air Track West	GATW	1,662	0.09	0.31	0.001	3.7	3.38
Lower Air Track	LAT	1,160	0.12	0.25	0.001	3.3	2.03
Lower Cairn	LC	1,948	0.09	0.22	0.001	3.4	2.31
Lower Savage 2	LS2	459	0.07	0.07	0.001	0.5	1.00
Lower Savage 3	LS3	187	0.13	0.13	0.001	0.7	1.00
Lower SB	LSB	2,579	0.09	0.07	0.002	0.6	0.79

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Domain	Code	Number	Mean Au (g/t)	Stand. Dev.	Min Assay	Max Assay	Coef. Of Variation
Lower SB East	LSBEAST	1,470	0.11	0.14	0.001	1.7	1.26
Lower SB Northwest	LSBNW	216	0.08	0.07	0.001	0.4	0.91
Lower Vein FW	LVFW	0
Middle Liberator FW	MLFW	8	0.04	0.03	0.015	0.1	0.71
Middle SB	MSB	1,681	0.21	0.17	0.001	2.0	0.82
Middle SB East	MSBEAST	3,514	0.17	0.58	0.001	32.7	3.47
Middle SB Northwest	MSBNW	417	0.26	0.28	0.001	2.1	1.08
Middle Vein FW	MVFW	0
Post SB Liberator FW	PLFW	152	0.06	0.18	0.003	1.3	3.15
Post SB Liberator HW	PLHW	942	0.01	0.01	0.001	0.1	2.03
Post SB East	PSBEAST	1,003	0.02	0.07	0.001	1.4	3.64
Post SB Northwest	PSBNW	811	0.09	0.32	0.001	2.9	3.66
Post SB Vein FW	PVFW	29	0.01	0.05	0.001	0.3	3.97
Pre Savage 2	PS2	49	0.09	0.12	0.002	0.6	1.31
Pre Savage 3	PS3	58	0.06	0.05	0.008	0.2	0.82

TOTAL		25,913	0.33	3.26	0.001	216.0	9.92

These can be simplified somewhat based on stratigraphy and geologic observations.

The Josh Vein, Josh Vein hanging wall and foot wall stockworks, and the Josh Vein peripheral hanging wall and foot wall mineralization zones will all be estimated separately, as will the NE30 mineralization zone and the Yellowjacket mineralization zone.

The lower, middle and pre units will all be combined with the exception of the SB Northwest unit.  Therefore the LAT, LC, LS2, LS3, LSB, LSBEAST units are combined with the MLFW, MSB, MSBEAST, PS2 and PS3 units.

The SB lower and middle northwest units are combined in a separate group due to sharp grade differences across a fault boundary between these units and the rest of the lower and middle units.

Finally the Gravel Air Track West unit is treated separately.

All remaining units in the Cambrian and Post domains are combined as waste.

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A reduced table of units is shown as Table 14-13.

Table 14-13 Assay Statistics For Gold Sorted By Group

Group	Domain	Number	Mean Au(g/t)	Stand. Dev.	Min Assay	Max Assay	C.V.
1	Josh Vein	320	6.51	13.86	0.001	162.0	2.13
2	Josh Vein FW Stockwork	489	1.97	11.83	0.001	208.0	6.02
3	Josh Vein HW Stockwork	447	2.72	11.33	0.001	160.9	4.17
4	Josh Vein Peripheral FW	825	0.33	0.49	0.001	6.7	1.46
5	Josh Vein Peripheral HW	551	0.39	1.25	0.001	25.1	3.17
6	NE30 Mineralization	82	0.53	0.65	0.026	2.9	1.23
7	Yellowjacket Corridor	4,320	0.37	4.01	0.001	216.0	10.86
8	Middle, Lower & Pre Units	16,715	0.13	0.31	0.001	32.7	2.29
9	SB Northwest Middle & Lower	633	0.20	0.25	0.001	2.1	1.24
10	Gravel Air Track West	1,662	0.09	0.31	0.001	3.7	3.38
11	Waste	3,444	0.04	0.17	0.001	2.9	4.63

The grade distributions for gold and silver within each of these groups were examined to determine if capping was required and, if so, at what level.  Table 14-14 and 14-15 describe the gold assay capping applied in the estimation.

Table 14-14 Capping Levels And Number Capped For Each Group

Group	Domain	Au Cap Level (g/t)	Number Capped	Ag Cap Level (g/t)	Number Capped
1	Josh Vein	36.0	9	550.0	7
2	Josh Vein FW Stockwork	12.0	8	85.0	9
3	Josh Vein HW Stockwork	20.0	7	155.0	8
4	Josh Vein Peripheral FW	4.0	3	32.0	7
5	Josh Vein Peripheral HW	6.0	2	25.0	3
6	NE30 Mineralization	2.4	2	4.0	2
7	Yellowjacket Corridor	12.0	6	28.0	7
8	Middle, Lower & Pre Units	4.2	1	24.0	4
9	SB Northwest Middle & Lower	1.4	2	11.0	2
10	Gravel Air Track West	3.1	3	0.8	5
11	Waste	2.0	5	4.3	4

The results from capping showed reduced standard deviations and reduced coefficients of variation in all groups.

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Table 14-15 Capped Assay Statistics for Gold Sorted By Group

Group	Domain	Number	Mean Au (g/t)	Stand. Dev.	Min Assay	Max Assay	C.V.
1	Josh Vein	320	5.65	8.98	0.001	36.0	1.59
2	Josh Vein FW Stockwork	489	1.07	2.28	0.001	12.0	2.13
3	Josh Vein HW Stockwork	447	1.98	3.89	0.001	20.0	1.96
4	Josh Vein Peripheral FW	825	0.33	0.41	0.001	4.0	1.25
5	Josh Vein Peripheral HW	551	0.35	0.65	0.001	6.0	1.85
6	NE30 Mineralization	82	0.52	0.63	0.026	2.4	1.20
7	Yellowjacket Corridor	4,320	0.28	0.74	0.001	12.0	2.67
8	Middle, Lower & Pre Units	16,715	0.13	0.18	0.001	4.2	1.35
9	SB Northwest Middle & Lower	633	0.20	0.23	0.001	1.4	1.19
10	Gravel Air Track West	1,662	0.09	0.30	0.001	3.1	3.30
11	Waste	3,444	0.04	0.15	0.001	2.0	4.35

14.4.4	COMPOSITES

This mineralization inventory estimate is dealing with narrow higher grade structures, represented by Groups 1 to 6 as shown in the above table, and more disseminated lower grade mineralization in Groups 7 to 11.  As a result, two different composite lengths were selected for this estimate.  In Groups 1 to 6, uniform 1.0 metre composites were produced to honor the zone boundaries.  At the boundaries of the solids, small intervals less than 0.5 metre were combined with adjoining samples to produce a uniform support of 1.0 ± 0.5 metres.  In the Groups 7 to 11, where the domains were much larger, a composite length of 5 metres was chosen.  Again, small intervals at the solid boundaries less than 2.5 metres were combined with adjoining samples to produce a uniform support of 5.0 ± 2.5 metres.  The composite statistics are shown in Table 14-16.

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Table 14-16 Composite Statistics for Gold Sorted By Group

Group	Domain	Number	Mean Au (g/t)	Stand. Dev.	Min Assay	Max Assay	C.V.
1	Josh Vein	216	4.18	6.33	0.015	31.0	1.52
2	Josh Vein FW Stockwork	535	0.88	1.68	0.018	12.0	1.91
3	Josh Vein HW Stockwork	452	1.13	1.98	0.011	13.2	1.76
4	Josh Vein FW	1,066	0.32	0.36	0.003	4.0	1.13
5	Josh Vein HW	687	0.30	0.36	0.008	3.1	1.22
6	NE30 Mineralization	95	0.49	0.53	0.032	2.4	1.10
7	Yellowjacket Corridor	1,165	0.25	0.43	0.001	7.6	1.72
8	Middle, Lower & Pre Units	5,205	0.13	0.14	0.001	1.8	1.08
9	SB Northwest Middle & Lower	191	0.20	0.22	0.001	1.2	1.10
10	Gravel Air Track West	501	0.09	0.27	0.001	2.5	3.03
11	Waste	733	0.04	0.13	0.001	1.5	3.47

14.4.5	VARIOGRAPHY

Pairwise relative semivariograms were produced for gold and silver first in the domains 1 to 5 which represented the Josh vein, adjacent stockworks and the peripheral FW and HW mineralization.  Models were produced along the strike of the structures (azimuth 340o dip 0o) and down dip (azimuth 250o dip -73o).  There were very few pairs in the third orthogonal direction across dip and a short range was applied to this direction.  For the NE30 mineralization there were too few data points to model so the Josh Vein model was used but the orientation was set to match the structure along strike at azimuth 226o dip 0o, and down dip at azimuth 316o dip -63o.

Within the Yellowjacket domain the direction of longest horizontal continuity was along azimuth 65° dip 0°.  The longest down dip continuity was along azimuth 335o dip -80o.

Next, the disseminated mineralization within the PreSB, SB Lower and SB Middle volumes was modelled.  The direction of longest horizontal continuity was along azimuth 50o dip 0o.  This model was also used for the SBNW Middle and Lower Domains which were across a fault from the rest of the disseminated zones.

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Finally, the gold mineralization in the Air Track West Gravels was modelled with the longest horizontal continuity along azimuth 0° dip 0°.  In all cases, nested spherical models were fit to the data.  The semivariogram parameters for gold are tabulated in Table 14-17.

Table 14-17 Semivariogram Parameters For Gold

Domain	Az / Dip	CO	C1	C2	Short Range (m)	Long Range (m)
Josh Vein	340 / 0	0.10	1.0	0.54	30.0	120.0
	250 / -73				45.0	60.0
	70 / -17				5.0	10.0
Josh Vein FW Stockwork	340 / 0	0.10	0.45	0.65	30.0	60.0
	250 / -73				30.0	40.0
	70 / -17				10.0	20.0
Josh Vein HW Stockwork	340 / 0	0.20	0.65	0.42	30.0	120.0
	250 / -73				20.0	60.0
	70 / -17				10.0	20.0
Josh Vein Peripheral FW	340 / 0	0.10	0.30	0.25	12.0	100.0
	250 / -73				40.0	70.0
	70 / -17				10.0	20.0
Josh Vein Peripheral HW	340 / 0	0.10	0.20	0.40	15.0	100.0
	250 / -73				15.0	30.0
	70 / -17				10.0	20.0
Yellowjacket	65 / 0	0.10	0.10	0.60	20.0	100.0
	335 / -80				10.0	105.0
	155 / -10				10.0	30.0
PreSB, SB Lower and SB Middle	50 / 0	0.10	0.17	0.35	20.0	100.0
	320 / 0				30.0	42.0
	0 / -90				20.0	100.0
Air Track West Gravels	0 / 0	0.10	0.40	0.75	40.0	100.0
	90 / 0				38.0	68.0
	0 / -90				40.0	80.0

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14.4.6	BLOCK MODEL

A block model with blocks 10 x 10 x 5 metres in dimension was superimposed over the lithology and mineralization domains.  For each block the percentage below surface topography was recorded.  For each block the percentage within the 6 main lithologies was recorded and checked that they summed to 1.0.  These percentages were used to assign a specific gravity to the block.

1.	Cambrian basement (Camb),
2.	Pre-Sierra Blanca Volcanics and basal sediments (Pre),
3.	Lower Sierra Blanca Tuff Sequence (Lower),
4.	Middle and Upper Sierra Blanca Tuff Sequence (Middle),
5.	Post Sierra Blanca Tuff Volcanic rocks (Post), and
6.	Sober Up Gulch Gravels (gravel)

Next the percentages of the 10 mineralization domains were recorded within each block:

•	Josh Vein
•	Josh Vein FW Stockwork
•	Josh Vein HW Stockwork
•	Josh Vein Peripheral FW
•	Josh Vein Peripheral HW
•	NE30 Mineralization
•	Yellowjacket Corridor
•	Middle, Lower & Pre Units
•	SB Northwest Middle & Lower
•	Gravel Air Track West

Finally the percentage above the oxidation surface was recorded in each block.

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The block model origin was as follows:

Lower left Corner
516760 East                                           Column size = 10 m                                                      197 columns
4096460 North                                           Row size = 10 m                                                      259 rows
Top of Model
1460 Elevation                                           Level size = 5 m                                                      148 levels
No rotation.

14.4.7	BULK DENSITY

A total of 373 specific gravity determinations were made on drill core from the 2012-13 program using the Archimedes method of weight in air – weight in water.  These were subdivided into the 6 main lithological domains.  Further work on the Quaternary gravels demonstrated that a more accurate specific gravity would be 1.85.

As a result a density for each block was determined using the following equation:
Block SG = (%Camb*2.56) + (%PreSB*2.09) +(%SB Lower*2.23)+(%SB Mid*2.36) +(%Post SB*2.30)+(% Gravels*1.85)

Table 14-18 lists the summary of specific gravity measurements by lithology.

Table 14-18 Specific Gravity Measurements By Lithology

SB Strat Unit	Number	Min SG	Max SG	Average SG
Camb	1			2.56
PreSB	2	1.86	2.32	2.09
SB Lower	26	1.93	2.45	2.23
SB Middle	290	1.92	2.58	2.36
Post SB	49	1.79	2.58	2.30
Quaternary	5	1.82	2.36	2.15

14.4.8	GRADE INTERPOLATION

Grades for gold and silver were interpolated into blocks using Ordinary Kriging.  First, grades were interpolated into blocks containing some percentage of Josh Vein using only Josh Vein 1 metre composites.  The remaining 5 structural zones were estimated next using the appropriate 1 metre composite files.  Nest blocks containing some percentage of Yellowjacket were estimated using the 5 metre Yellowjacket composites.  The combined Pre, Middle and Lower SB disseminated mineralization was then estimated for all blocks containing some percentage of these units.  The SBNW unit was then

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estimated using only SBNW composites.  Finally the Air Track West Gravels were estimated using the ATWG composites.

In all cases the kriging procedure was completed in a series of 4 passes with an expanding search ellipse tied to the semivariogram ranges and orientations for the domain being estimated.  The first pass in each case required a minimum 4 composites within a search ellipse with dimensions equal to ¼ of the semivariogram range.  The maximum number of composites used from a single hole was set to 3, which meant a minimum of two drill holes were required to estimate any block.  For blocks not estimated in Pass 1, a second pass using search ellipse dimensions equal to ½ the semivariogram range was completed.  A third pass using the full range and a fourth pass using twice the range completed the kriging exercise.  In all passes the maximum number of composites used was set to 12.

The block grade, for gold in the structurally mineralized domains, was a weighted average as shown below:

Au_Struct = (%1 * Au1)+(%2 * Au2) + (%3 *Au3) + (%4 * Au4) + (%5 * Au5) + (%6 *Au6) + (%7*Au7)
(Total % Structural units)
Where :
1.	1 .Josh Vein
2.	Josh Vein FW Stockwork
3.	3.Josh Vein HW Stockwork
4.	4.Josh Vein Peripheral FW
5.	5.Josh Vein Peripheral HW
6.	6.NE30 Mineralization
7.	7.Yellowjacket Corridor

The block grade, for the disseminated mineralization, was a weighted average of the following:

Au_Diss = (%MLP SB * Au_Dis) + (%SBNW * Au_SBNW)
                                     (% Total Disseminated)
Where - MLP = Middle SB + Lower SB + Pre SB

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The total gold grade for a block was the weighted average of the following:

Tot Au = (%Struct * Au _Struct) + (% Total_Diss * Au_Diss) + (% ATWG * Au_ATWG)
(% Below Topography)
Where ATWG = Air Track West Gravels

14.5	MAYFLOWER AREA MINERALIZATION ESTIMATION

14.5.1	MAYFLOWER MINERALIZTION ESTIMATE BACKGROUND

14.5.1.1	DATA BASE FOR MAYFLOWER MINERALIZATION INVENTORY ESTIMATION

The supplied data for the Mayflower Estimation consisted of 104 drill holes totaling 17,228 m.  Of these 104 supplied holes, 79 of them penetrated the mineralization solid and were used for this estimate.  A total of 10,950 samples were assayed for gold and 10,492 for silver.  A total of 87 gaps in the from–to record were identified and values of 0.001 g/t were inserted for Au and Ag in these intervals.

14.5.1.2	GEOLOGIC MODEL OF THE MAYFLOWER MINERALZATION ZONE

The distribution of mineralization at the Mayflower prospect is complicated.  It is clear that mineralization is controlled by a complex fracture network without the clear definition of a simple central vein system.  In order to define a volume to be included in the estimation model, a combination of the alteration, trace element geochemistry, and gold mineralization were taken into account.  The underlying premise for the model was that the form of the zone should be roughly tabular following the main fault zone.

The Mayflower geochemical data show that there is a clear correlation between the higher-grade gold mineralization, potassium feldspar alteration and arsenic mineralization.  The first step in building the model was to define the distribution of potassium feldspar alteration using the molar K/Al and Na/Al ratios.  The next step was to look at the statistical distribution of arsenic and establish that the mineralized population begins at approximately 10 ppm arsenic in unit Trt2 and 25 ppm in all other lithologies.  Finally, the cumulative frequency distribution of gold indicates that 0.04 g/t is the lower limit of the main mineralized population.  The “Mayflower Zone” was then defined as continuous drilled intervals which had K-feldspar alteration, high As and Au>0.04 g/t.

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The drill hole data with the “Mayflower Zone” designation was loaded into a 3-D view and the “Hanging wall” and “Footwall” was constructed using the top and bottom contacts of the “Mayflower Zone”.  Once this was done, the surface was extended and modified by integrating the Barrick drilling data into the model.  The same 0.04 g/t cutoff was used to define zones of mineralization in the Barrick holes.  The resulting model surfaces were exported to SurpacTM where the final closed volume was constructed.  The base of the modeled volume was arbitrarily cut off at an elevation of 1000 metres.

The overall form of the Mayflower Zone is narrow at depth and widens as it approaches the surface, a configuration that is quite common in near surface fault systems (Figures 14-7 and 14-8).  The hanging wall is steeper and more planar than the footwall.

Figure 14-7  Mayflower Model Looking NW with the Mineralization Solid in Red And Topography In Grey

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Figure 14-8  Isometric View Looking W of The Mayflower Geologic Solid In Red With Surface Topography Shown In Grey

14.5.2	DATA ANALYSIS

Using the interpreted geologic solid, the assays were back tagged with a mineralization code if inside the mineralized solid.  The sample statistics are tabulated below (Table 14-19).

Table 14-19  Summary Of Assay Statistics For Mineralization Solid And Waste- Mayflower

	Inside Mineralization Solid		Outside Mineralization Solid
	Au (g/t)	Ag (g/t)	Au (g/t)	Ag (g/t)
Number of Samples	5,408	5,408	5,629	5,171
Mean Grade	0.233	0.274	0.027	0.222
Standard Deviation	1.153	1.147	0.062	0.923
Minimum Value	0.001	0.001	0.001	0.001
Maximum Value	41.50	75.90	1.41	27.43
Coefficient of Variation	4.94	4.18	2.32	4.15

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The grade distributions for gold and silver were evaluated using lognormal cumulative frequency plots for samples within both the mineralization solid and the surrounding waste.  In all cases, multiple overlapping lognormal populations were seen.  Within the mineralization zone for gold, there were five overlapping populations (Figure 14-9).  The highest population with average grades of 37.2 g/t Au, represents 0.07% of the data, and was considered erratic high grade.  A cap consisting of 2 standard deviations above the mean of population 2, a value of 22 g/t was used to cap 5 gold assays.

Figure 14-9  Lognormal Cumulative Frequency Plot for Au Within The Mineralization Solid-Mayflower

A similar exercise completed on silver, resulted in 4 assays capped at 8.0 g/t.  Within waste, gold showed 6 overlapping lognormal populations with the upper two populations averaging 1.26 g/t and 0.85 g/t representing a combined 0.23% of the data, considered erratic.  A cap level of 0.55 g/t or two standard deviations above the mean of population 3 was used to cap 13 gold assays at 0.55 g/t Au.  For silver in waste a cap level of 3.8 g/t Ag was used to cap 27 assays.  The results of capping reduce the mean grade

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slightly and significantly reduce the standard deviation and as a result the coefficient of variation in all variables.  The capped assay statistics are listed in Table 14-20.

Table 14-20  Summary Of Capped Assay Statistics For Mineralization Solid And Waste-Mayflower

	Inside Mineralized Solid		Outside Mineralized Solid
	Au (g/t)	Ag (g/t)	Au (g/t)	Ag (g/t)
Number of Samples	5,408	5,408	5,629	5,171
Mean Grade	0.224	0.257	0.026	0.188
Standard Deviation	0.884	0.385	0.048	0.433
Minimum Value	0.001	0.001	0.001	0.001
Maximum Value	22.00	8.00	0.55	3.80
Coefficient of Variation	3.95	1.50	1.85	2.30

14.5.3	COMPOSITES

Drill holes at Mayflower were compared to the mineralization solid and the points each hole entered and left the solid were recorded.  Uniform down hole composites, 5 metres in length, were formed and made to honor the solid boundaries.  Intervals less than ½ the composite length at the solid boundaries were joined with adjoining samples to produce a composites file of uniform support, 5± 2.5 metres in length.  The statistics for 5 metre composites are summarized below (Table 14-21).

Table 14-21  Summary Of 5 M Composite Statistics For Mineralization Solid-Mayflower

	Inside Mineralized Solid
	Au (g/t)	Ag (g/t)
Number of Samples	1,706	1,706
Mean Grade	0.222	0.261
Standard Deviation	0.617	0.296
Minimum Value	0.001	0.001
Maximum Value	13.60	4.74
Coefficient of Variation	2.78	1.14

14.5.4	VARIOGRAPHY

Pairwise relative semivariograms were produced from composites within the mineralization solid for both gold and silver.  The semivariograms were produced along strike, down dip and across dip within the mineralized lens.  Nested spherical models were fit to the three directions of anisotropy.  The nugget to sill ratio was a reasonable 32% for gold and 24% for silver.  The model parameters are summarized below (Table 14-22).

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Table 14-22  Summary Of Semivariogram Parameters-Mayflower

Variable	Azimuth	Dip	Co	C1	C2	Short Range (m)	Long Range (m)
Au	315o	0o	0.30	0.40	0.25	50	160
	225o	-70o	0.30	0.40	0.25	40	100
	45o	-20o	0.30	0.40	0.25	30	45
Ag	315o	0o	0.13	0.20	0.22	20	60
	225o	-70o	0.13	0.20	0.22	30	100
	45o	-20o	0.13	0.20	0.22	10	40
Min Ind	315o	0o	0.25	0.40	0.25	30	150
	225o	-70o	0.25	0.40	0.25	10	60
	45o	-20o	0.25	0.40	0.25	15	60
Vein Ind	315o	0o	1.20	0.45	0.35	15	100
	225o	-70o	1.20	0.45	0.35	30	80
	45o	-20o	1.20	0.45	0.35	10	64

14.5.5	BULK DENSITY

During the 2012 drill program a total of 271 specific gravity measurements were made from drill core using the weight in air/weight in water method.  These determinations came from holes NB-12-132, 133, 140, 141, 142 and 143.

The results can be sorted by lithology and by gold grade.  While there is a range of specific gravities for the various lithologies sampled, lithology has not been modeled so it is not of any use in assigning density to estimated blocks.  There does, however, appear to be a reasonable correlation between gold grade and specific gravity as shown in Table 14-23 with higher densities associated with higher gold grades.  As a result the specific gravity assigned to each block in the model is based on the estimated gold grade as tabulated below in Table 14-24.

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Table 14-23  Specific Gravities Sorted By Lithology - Mayflower

Lithology	Number	Min. SG	Max. SG	Average SG
Cz	1			2.58
Fault	6	1.79	2.45	2.20
Tcm	1			2.26
Tdfh	214	2.02	2.63	2.28
Tdfm	4	2.35	2.40	2.38
eTpbx	2			2.38
Trt2	43	1.59	2.56	2.19
Total	271	1.59	2.63	2.27

Table 14-24  Specific Gravities Sorted By Gold Grade - Mayflower

Gold Grade (g/t)	Average Au (g/t)	Number	Average SG
> 0.0 < 0.1	0.029	135	2.22
≥ 0.1 < 0.5	0.243	83	2.30
≥ 0.5 < 1.0	0.688	36	2.33
≥ 1.0	2.350	17	2.36
Total		271	2.27

14.5.6	BLOCK MODEL

A block model with blocks 10 x 10 x 5 m in dimension was superimposed over the mineralization solid.  The model was rotated 45 degrees to better fit the solid.  The block model origin was as follows:

Lower left corner of model

518838.0 E                                Column width – 10 m                                        30 columns

4093900.0 N                                Row width – 10 m                                           81 rows

Top of Model

1395 Elevation                                           Level width – 5 m                            90 levels

Rotation 45 degrees counter clockwise

Within each block, the percentage below surface topography and within the mineralization solid was recorded (Figure 14-11).

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Figure 14-10  Isometric View Looking Nnw Showing Block Model In White And Drill Holes In Magenta-Mayflower

14.5.7	GRADE INTERPOLATION

Grades for gold and silver were interpolated into all blocks, with some percentage within the mineralization solid, by Ordinary Kriging.  Kriging was completed in a series of passes with the dimensions and orientation of the search ellipse for each pass tied to the semivariogram.  The first pass used dimensions equal to ¼ of the semivariogram range in the three principal directions.  If a minimum of 4 composites were found within this ellipse centered on a block, the block was estimated.  For blocks not estimated, the search ellipse was expanded to ½ the semivariogram range.  Again, a minimum of 4 composites within the search ellipse were required to estimate any given block.  A third pass using the full semivariogram range was completed for blocks not estimated during the first two passes.  Finally, a fourth pass using roughly twice the range was completed.  This pass was modified to use the maximum range for both gold and silver to ensure all blocks were estimated for both variables.  In all cases, if more than 12 composites were located in any search, the closest 12 were used.  In all cases, the maximum

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number of composites allowed, from a single drill hole, was set to 3 to ensure all blocks were estimated by a minimum of two drill holes.  The search parameters for the Kriging procedure are tabulated below (Table 14-25).  Volumes for each block estimated were determined by multiplying the block volume by the percentage of block below topography and within the solid.  The tonnage was determined by multiplying the block volume by the block specific gravity.

In a similar manner the mineralization indicator and the vein indicator was kriged into all estimated blocks.

Table 14-25  Summary Of Kriging Search Parameters - Mayflower

Variable	Pass	N25umber Estimated	Az/Dip	Dist. (m)	Az/Dip	Dist. (m)	Az/Dip	Dist. (m)
Au	1	12,486	315/0	40.0	225/-70	25.0	45/-20	11.25
	2	13,510	315/0	80.0	225/-70	50.0	45/-20	22.5
	3	7,417	315/0	160.0	225/-70	100.0	45/-20	45.0
	4	6,412	315/0	320.0	225/-70	200.0	45/-20	90.0
Ag	1	3,089	315/0	15.0	225/-70	25.0	45/-20	10.0
	2	14,774	315/0	30.0	225/-70	50.0	45/-20	20.0
	3	12,562	315/0	60.0	225/-70	100.0	45/-20	40.0
	4	9,400	315/0	320.0	225/-70	200.0	45/-20	90.0

14.6	CLASSIFICATION OF MINERALIZATION

Delineated mineralization in the block models of mineralization inventory within the NBP are classified at levels of geologic confidence according to the following definitions from 43-101 and from CIM (2005). The level of geologic confidence assigned to each block was used to classify the Mineral Resource Estimate resulting from the economic testing by Whittle®.

“In this Instrument, the terms "mineral resource", "inferred mineral resource", "indicated mineral resource" and "measured mineral resource" have the meanings ascribed to those terms by the Canadian Institute of Mining, Metallurgy and Petroleum, as the CIM Definition Standards on Mineral Resources and Mineral Reserves adopted by CIM Council, as those definitions may be amended.”

The terms Measured, Indicated and Inferred are defined by CIM (2005) as follows:

“A Mineral Resource is a concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal and industrial minerals

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in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.”

“The term Mineral Resource covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling and within which Mineral Reserves may subsequently be defined by the consideration and application of technical, economic, legal, environmental, socio-economic and governmental factors.  The phrase ‘reasonable prospects for economic extraction’ implies a judgment by the Qualified Person in respect of the technical and economic factors likely to influence the prospect of economic extraction.  A Mineral Resource is an inventory of mineralization that under realistically assumed and justifiable technical and economic conditions might become economically extractable.  These assumptions must be presented explicitly in both public and technical reports.”

14.6.1	INFERRED MINERAL RESOURCE

“An ‘Inferred Mineral Resource’ is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.  The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, workings and drill holes.”

“Due to the uncertainty that may be attached to Inferred Mineral Resources, it cannot be assumed that all or any part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration.  Confidence in the estimate is insufficient to allow the meaningful application of technical and economic parameters or to enable an evaluation of economic viability worthy of public disclosure.  Inferred Mineral Resources must be excluded from estimates forming the basis of feasibility or other economic studies.”

14.6.2	INDICATED MINERAL RESOURCE

“An ‘Indicated Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable

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exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.”

“Mineralization may be classified as an Indicated Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such as to allow confident interpretation of the geological framework and to reasonably assume the continuity of mineralization.  The Qualified Person must recognize the importance of the Indicated Mineral Resource category to the advancement of the feasibility of the project.  An Indicated Mineral Resource estimate is of sufficient quality to support a Preliminary Feasibility Study which can serve as the basis for major development decisions.”

14.6.3	MEASURED MINERAL RESOURCE

“A ‘Measured Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.”

“Mineralization or other natural material of economic interest may be classified as a Measured Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such that the tonnage and grade of the mineralization can be estimated to within close limits and that variation from the estimate would not significantly affect potential economic viability.  This category requires a high level of confidence in, and understanding of, the geology and controls of the mineral deposit.”

Within the North Bullfrog mineralized zones the geological continuity has been established though surface mapping and diamond drill hole interpretation.  Grade continuity can be quantified by semivariogram analysis.  By tying the classification to the semivariogram ranges through the use of various search ellipses the estimation blocks can be classified as follows:

In general, Blocks estimated during pass 1 and 2 using search ellipses with dimensions up to ½ the semivariogram range were classified as Indicated.  All remaining blocks were classified as Inferred.

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14.7	MINERAL RESOURCE STATEMENT

CIM Definition Standards for Mineral Resources and Mineral Reserves (December 2005) defines a mineral resource as:

“(A) concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge”.

The “reasonable prospects for eventual economic extraction” requirements generally implies that the quantity and grade estimates meet certain economic thresholds and that the mineral resources are reported at an appropriate cut-off grade taking into account extraction scenarios and processing recoveries.  In order to meet this requirement, the principal author has determined that major portions of the NBP mineralization are amenable for open pit mining.

14.7.1	WHITTLE® OPTIMIZATION CRITERIA

To determine the quantities of materials with “reasonable prospects for economic extraction” by open pit mining, Scott Wilson employed Gemcom’s Whittle® 4.4 software which employs the Lerchs-Grossman© economic algorithm.  Whittle® works on a block model of the mineralized material, and progressively constructs lists of related blocks that should or should not be mined.  The final list defines a surface mine outline (mining pit shell) that has the highest possible total value, while honoring the required surface mine slope parameters.

The optimization was performed using the block models prepared by Gary Giroux as discussed in this Section 14.  The models were reviewed by Scott Wilson and determined to be suitable for use in the mine optimization studies at this stage in the NBP definition.  The individual block models for Sierra Blanca, Jolly Jane and Mayflower were each imported into Whittle®.  Economic parameters used in the analysis are listed in Table 14-26.

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Table 14-26 Whittle® Parameters Used For the North Bullfrog Project

Parameter	Unit	Mayflower*	Jolly Jane*	Sierra Blanca*	Yellowjacket**
Mining Cost	US$/tonne	1.64	1.42	1.42	1.42
Au Cut-Off***	g/tonne	0.20	0.15	0.12	0.29
Processing Cost	US$/tonne	1.72	1.72	1.72	9.00
Au Recovery	%	85.1	72.0	80.0	84.0
Ag Recovery	%	8.0	8.0	8.0	72.0
Administrative Cost	US$/tonne	0.50	0.50	0.50	0.50
Refining & Sales	US$/Au oz	5.00	5.00	5.00	5.00
Au Selling Price	US$/oz	1,300	1,300	1,300	1,300
Ag:Au Price ratio	-	59	59	59	59
Slope Angle	Degrees	50	50	50	50
* - disseminated mineralization, heap leach processing
** - Structural mineralization, CIL mill processing
***-Break-even grade based on Whittle® Parameters

Scott Wilson believes the assumed Whittle® Parameters listed in Table 14-26 define a realistic basis to estimate the Mineral Resource at the NBP and are representative of similar mining operations throughout Nevada.  The Mineral Resource has been limited to mineralized material that occurs within the pit shells defined by the Whittle® process and which would be scheduled to be processed based on the defined cut-off grade.  All other material within the defined pit shells was characterized as waste.

Mineralization that occurs below the base of the defined pit shells has not been considered for underground mining extraction because of limited drilling information.

14.7.2	MINERAL RESOURCE STATEMENT

The Mineral Resource estimate has been generated from the Block Models estimated by Gary Giroux. The estimate considers separately the two mineralization styles of disseminated mineralization suitable for heap leach processing and the Yellowjacket structurally controlled mineralization suitable for CIL mill processing.  Table 14-27 lists the NBP Mineral Resource estimate.  The classification assigned to each of the blocks in the Block Models has been applied to subdivide the statement into Indicated and Inferred Classifications.  Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

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Table 14-27  MMC North Bullfrog Project Mineral Resource Statement As Of March 25, 2014 at Cut-Off
Grades defined by Whittle® Input Parameters in Table 14-26 (Assumed Gold Price
of $1,300 per ounce and silver:gold price ratio of 59).

Area	Cutoff Grade Au (g/t)	Class	Quantity (K tonnes)	Au (g/t)	Ag(g/t)	Au Moz	Ag Moz
Yellowjacket*	0.29	Indicated	3,693	1.03	5.52	0.123	0.655
	0.29	Inferred	18,404	0.94	6.16	0.555	3.648

Sierra Blanca**	0.12	Indicated	924	0.19	1.31	0.006	0.039
	0.12	Inferred	177,723	0.19	0.69	1.066	3.943

Mayflower**	0.20	Indicated	5,465	0.46	0.41	0.081	0.071
	0.20	Inferred	31	0.21	0.24	0.000	0.000

Jolly Jane**	0.15	Indicated	19,332	0.24	0.42	0.150	0.262
	0.15	Inferred	8,231	0.21	0.56	0.054	0.149

Total Yellowjacket*	0.29	Indicated	3,693	1.03	5.52	0.123	0.655
Total Disseminated**	0.13	Indicated	25,721	0.29	0.45	0.240	0.372
Total Yellowjacket*	0.29	Inferred	18,404	0.94	6.16	0.555	3.648
Total Disseminated**	0.13	Inferred	185,985	0.19	0.64	1.120	4.092
  *-     Assumed Mill Processing
  ** - Assumed Heap Leach Processing
Note: Scheduling of mineralized blocks to processing was based on selection grades of 0.3 g/t Au for Yellowjacket and 0.1 g/t Au for disseminated mineralization within the defined Whittle® pit shell.

14.8	GRADE SENSITIVITY ANALYSIS

Grade tonnage data for the Block Models at individual mineralization areas are presented in the following sections, and are accumulated according to the classification of the blocks.

14.8.1	CONNECTION ESTIMATE OF MINERALIZATION INVENTORY

At this time, due to the relative lack of drilling, all of the Connection mineralization inventory is classified as Inferred.  The results are presented as grade-tonnage data in Table 14-28 for a series of gold cut-offs.

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Table 14-28  Inferred Mineralization Inventory Connection

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off Au (g/t)	Contained Ounces Au
0.10	1,080,000	0.32	11,000
0.20	550,000	0.49	9,000
0.30	350,000	0.63	7,000
0.40	260,000	0.72	6,000
0.50	200,000	0.80	5,000
0.60	150,000	0.90	4,000
0.70	100,000	1.00	3,000
0.80	80,000	1.09	3,000
0.90	60,000	1.15	2,000
1.00	40,000	1.24	2,000

14.8.2	JOLLY JANE ESTIMATE OF MINERALIZATION INVENTORY

For the Jolly Jane Deposit, blocks estimated in Pass 1 or Pass 2 using up to one half the semivariogram ranges for the search ellipse, were classified as Indicated.  All other blocks were classified as Inferred.  All blocks at Jolly Jane are oxidized.  Indicated and Inferred mineralization inventory at a series of cut-off grades are listed in Tables 14-29 and 14-30, respectively.

Table 14-29  Indicated Oxide Mineralization Inventory at Jolly Jane

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	24,060,000	0.23	0.41	174,048	317,154
0.15	18,450,000	0.26	0.43	151,854	255,068
0.20	13,590,000	0.29	0.46	124,525	200,987
0.25	8,580,000	0.32	0.49	88,273	135,168
0.30	4,370,000	0.37	0.53	51,423	74,464
0.40	900,000	0.47	0.62	13,658	17,940
0.50	210,000	0.59	0.63	3,963	4,254

Table 14-30  Inferred Oxide Mineral Inventory At Jolly Jane

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	17,840,000	0.18	0.43	102,095	246,635
0.15	10,560,000	0.22	0.45	73,335	152,780
0.20	5,430,000	0.26	0.49	44,867	85,543
0.25	2,560,000	0.30	0.52	24,363	42,799
0.30	830,000	0.35	0.57	9,313	15,211
0.40	110,000	0.47	0.81	1,666	2,865
0.50	30,000	0.56	1.04	536	1,003
14.8.3

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14.8.3	SIERRA BLANCA ESTIMATE OF MINERALIZATION INVENTORY

Within the Sierra Blanca mineralized zones the geological continuity has been established though surface mapping and drill hole interpretation.  Grade continuity can be quantified by semivariogram analysis.  By tying the classification to the semivariogram ranges through the use of various search ellipses the individual blocks within the block model of mineralization inventory were classified as follows:

Within the 50 metre drilled Yellowjacket corridor the structurally mineralized blocks estimated during pass 1 and 2 using search ellipses with dimensions up to ½ the semivariogram range were classified as Indicated. All remaining blocks in the Yellowjacket corridor and all disseminated mineralization, drilled on 100 metre centres were classified as Inferred.

The results are presented in a number of tables.  The first two, Tables 14-31 and 14-32, show the grade-tonnage data for indicated and inferred mineralization present in the higher grade structural domains within the Yellowjacket corridor.  The gold at Yellowjacket occurs as native gold and silver sulfides in quartz veins occurring within a major District scale structural zone.  Initial metallurgical test work shows that gold and silver are readily cyanide soluble and work is ongoing to determine how to most effectively maximize extraction.

Table 14-31 Indicated Mineralization Inventory In Sierra Blanca Structural Domains

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	9,300,000	0.53	2.80	159,000	837,000
0.20	6,580,000	0.69	3.60	146,000	762,000
0.30	4,000,000	0.97	5.15	125,000	662,000
0.35	3,060,000	1.17	6.33	115,000	623,000
0.40	2,440,000	1.38	7.54	108,000	591,000
0.50	1,770,000	1.73	9.72	98,000	553,000
0.60	1,440,000	2.00	11.42	92,000	529,000
0.70	1,210,000	2.26	13.08	88,000	509,000
0.80	1,080,000	2.44	14.20	85,000	493,000
0.90	960,000	2.63	15.36	81,000	474,000
1.00	880,000	2.80	16.53	79,000	468,000

Table 14-32 Inferred Mineralization Inventory In Sierra Blanca Structural Domains

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	81,690,000	0.40	2.27	1,043,000	5,962,000
0.20	54,600,000	0.52	2.96	906,000	5,196,000
0.30	28,050,000	0.77	4.64	697,000	4,184,000
0.35	21,050,000	0.92	5.69	625,000	3,851,000
0.40	16,180,000	1.09	6.87	566,000	3,574,000
0.50	11,350,000	1.36	8.85	497,000	3,229,000
0.60	8,300,000	1.66	11.15	444,000	2,975,000
0.70	6,560,000	1.93	13.30	408,000	2,805,000
0.80	5,530,000	2.15	15.13	383,000	2,690,000
0.90	4,840,000	2.34	16.72	364,000	2,602,000
1.00	4,360,000	2.49	18.03	349,000	2,527,000

Grade-tonnage tables for the structural domains are subdivided into the 7 separate domains in Tables 14-33 to 14-46.

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JOSH VEIN

Table 14-33 Indicated Mineralization Inventory - Josh Vein

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	153,000	6.21	59.47	30,600	292,500
0.20	148,000	6.43	61.44	30,600	292,400
0.30	147,000	6.44	61.54	30,400	290,800
0.35	147,000	6.44	61.54	30,400	290,800
0.40	147,000	6.46	61.66	30,500	291,400
0.50	144,000	6.57	62.35	30,400	288,700
0.60	138,000	6.83	64.02	30,300	284,000
0.70	134,000	7.04	65.02	30,300	280,100
0.80	130,000	7.20	66.02	30,100	275,900
0.90	128,000	7.34	67.01	30,200	275,800
1.00	126,000	7.41	67.14	30,000	272,000

Table 14-34 Inferred Mineralization Inventory - Josh Vein

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	1,160,000	4.66	50.28	173,600	1,875,000
0.20	1,120,000	4.81	51.87	173,100	1,868,000
0.30	1,110,000	4.85	52.08	173,100	1,859,000
0.35	1,100,000	4.91	52.69	173,800	1,863,000
0.40	1,050,000	5.11	54.47	172,400	1,839,000
0.50	940,000	5.68	58.74	171,700	1,775,000
0.60	880,000	6.00	60.96	169,800	1,725,000
0.70	830,000	6.35	62.52	169,500	1,668,000
0.80	810,000	6.48	63.50	168,700	1,654,000
0.90	790,000	6.64	64.78	168,600	1,645,000
1.00	780,000	6.72	65.46	168,600	1,642,000

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JOSH VEIN FW STOCKWORK

Table 14-35 Indicated Mineralization Inventory - Josh Vein Fw Stockwork

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	208,000	1.87	10.88	12,500	72,800
0.20	202,000	1.92	11.11	12,500	72,200
0.30	189,000	2.04	11.61	12,400	70,500
0.35	185,000	2.08	11.80	12,400	70,200
0.40	181,000	2.12	11.96	12,300	69,600
0.50	171,000	2.21	12.32	12,200	67,700
0.60	156,000	2.38	12.82	11,900	64,300
0.70	143,000	2.52	13.32	11,600	61,200
0.80	133,000	2.66	13.67	11,400	58,500
0.90	123,000	2.81	14.20	11,100	56,200
1.00	120,000	2.85	14.42	11,000	55,600

Table 14-36 Inferred Mineralization Invenory - Josh Vein Fw Stockwork

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	3,460,000	0.68	5.11	76,000	568,000
0.20	3,030,000	0.75	5.62	73,000	547,000
0.30	2,560,000	0.85	6.25	70,000	514,000
0.35	2,390,000	0.89	6.58	68,000	506,000
0.40	2,170,000	0.94	6.94	65,000	484,000
0.50	1,780,000	1.04	7.68	60,000	440,000
0.60	1,410,000	1.17	9.03	53,000	409,000
0.70	1,120,000	1.31	10.32	47,000	372,000
0.80	830,000	1.51	12.39	40,000	331,000
0.90	640,000	1.70	14.35	35,000	295,000
1.00	580,000	1.79	15.30	33,000	285,000

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JOSH VEIN HW STOCKWORK

Table 14-37 Indicated Mineralization Inventory - Josh Vein Hw Stockwork

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	420,000	1.96	11.20	26,500	151,000
0.20	410,000	1.98	11.29	26,000	149,000
0.30	390,000	2.07	11.65	25,900	146,000
0.35	380,000	2.14	11.89	26,100	145,000
0.40	360,000	2.24	12.27	26,000	142,000
0.50	330,000	2.37	12.83	25,100	136,000
0.60	310,000	2.52	13.15	25,100	131,000
0.70	290,000	2.63	13.39	24,500	125,000
0.80	290,000	2.66	13.49	24,800	126,000
0.90	280,000	2.70	13.71	24,300	123,000
1.00	270,000	2.77	14.03	24,000	122,000

Table 14-38 Inferred Mineralization Inventory - Josh Vein Hw Stockwork

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	3,210,000	1.43	8.41	148,000	868,000
0.20	3,020,000	1.51	8.74	147,000	849,000
0.30	2,760,000	1.63	9.15	145,000	812,000
0.35	2,590,000	1.72	9.43	143,000	785,000
0.40	2,290,000	1.89	9.80	139,000	722,000
0.50	1,960,000	2.13	10.45	134,000	659,000
0.60	1,870,000	2.21	10.68	133,000	642,000
0.70	1,790,000	2.28	10.88	131,000	626,000
0.80	1,720,000	2.34	11.01	129,000	609,000
0.90	1,650,000	2.41	11.19	128,000	594,000
1.00	1,590,000	2.46	11.35	126,000	580,000

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JOSH VEIN PERIPHERAL FW

Table 14-39 Indicated Mineralization Inventory - Josh Vein Peripheral Fw

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	1,320,000	0.33	1.58	14,000	67,000
0.20	1,030,000	0.38	1.63	13,000	54,000
0.30	570,000	0.48	1.65	8,900	30,200
0.35	400,000	0.55	1.71	7,100	22,000
0.40	290,000	0.63	1.73	5,800	16,100
0.50	180,000	0.73	1.76	4,200	10,200
0.60	140,000	0.78	1.76	3,500	7,900
0.70	80,000	0.87	1.80	2,200	4,600
0.80	50,000	0.95	1.82	1,500	2,900
0.90	20,000	1.06	1.96	700	1,300
1.00	10,000	1.17	2.11	400	700

Table 14-40 Inferred Mineralization Inventory - Josh Vein Peripheral Fw

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	6,360,000	0.31	1.82	63,000	372,000
0.20	5,250,000	0.34	1.93	57,000	326,000
0.30	2,850,000	0.41	2.15	38,000	197,000
0.35	1,820,000	0.46	2.37	27,000	139,000
0.40	970,000	0.54	2.67	17,000	83,000
0.50	350,000	0.73	3.62	8,000	41,000
0.60	200,000	0.89	4.51	6,000	29,000
0.70	150,000	0.96	4.91	5,000	24,000
0.80	90,000	1.09	5.95	3,000	17,000
0.90	70,000	1.19	6.86	3,000	15,000
1.00	50,000	1.29	7.51	2,000	12,000

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JOSH VEIN PERIPHERAL HW

Table 14-41 Indicated Mineralization Inventory - Josh Vein Peripheral Hw

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	270,000	0.30	2.09	2,600	18,100
0.20	170,000	0.39	2.34	2,100	12,800
0.30	78,000	0.57	3.45	1,400	8,700
0.35	58,000	0.66	3.98	1,200	7,400
0.40	51,000	0.70	4.32	1,100	7,100
0.50	41,000	0.76	4.77	1,000	6,300
0.60	28,000	0.86	5.98	800	5,400
0.70	19,000	0.96	6.82	600	4,200
0.80	12,000	1.09	9.37	400	3,600
0.90	9,000	1.17	10.48	340	3,000
1.00	7,000	1.22	12.32	270	2,800

Table 14-42 Inferred Mineralization Inventory - Josh Vein Peripheral Hw

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	4,370,000	0.30	2.08	42,000	292,000
0.20	2,950,000	0.37	2.26	35,000	214,000
0.30	1,530,000	0.48	2.60	23,000	128,000
0.35	1,160,000	0.53	2.69	20,000	100,000
0.40	920,000	0.57	2.73	17,000	81,000
0.50	540,000	0.65	2.99	11,000	52,000
0.60	280,000	0.76	3.42	7,000	31,000
0.70	130,000	0.88	4.12	4,000	17,000
0.80	70,000	1.00	4.80	2,000	11,000
0.90	40,000	1.11	5.99	1,000	8,000
1.00	30,000	1.18	7.50	1,000	7,000

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NE30 MINERALIZATION

Table 14-43 Indicated Mineralization Inventory - Ne30 Fault

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	26,000	0.41	1.25	300	1,000
0.20	21,000	0.47	1.29	300	900
0.30	11,000	0.68	1.46	240	520
0.35	11,000	0.68	1.46	240	520
0.40	10,000	0.70	1.48	220	480
0.50	7,000	0.80	1.46	180	330
0.60	5,000	0.94	1.53	150	250
0.70	4,000	1.00	1.44	130	190
0.80	3,000	1.05	1.48	100	140
0.90	1,800	1.19	1.67	70	100
1.00	1,700	1.21	1.65	70	90

Table 14-44 Inferred Mineralization Inventory - Ne30 Fault

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	2,190,000	0.48	1.41	34,000	99,000
0.20	1,850,000	0.53	1.42	32,000	84,000
0.30	1,710,000	0.56	1.43	31,000	79,000
0.35	1,650,000	0.57	1.44	30,000	76,000
0.40	1,540,000	0.58	1.43	29,000	71,000
0.50	1,130,000	0.62	1.42	23,000	52,000
0.60	580,000	0.70	1.39	13,000	26,000
0.70	200,000	0.79	1.39	5,000	9,000
0.80	70,000	0.88	1.36	2,000	3,000
0.90	15,000	1.06	1.58	500	800
1.00	7,000	1.20	1.92	300	400

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YELLOWJACKET CORRIDOR

Table 14-45 Indicated Mineralization Inventory - Yellowjacket Corridor

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	6,860,000	0.33	1.06	72,000	234,000
0.20	4,460,000	0.43	1.21	61,000	174,000
0.30	2,450,000	0.57	1.33	45,000	105,000
0.35	1,720,000	0.68	1.39	37,000	77,000
0.40	1,260,000	0.79	1.49	32,000	60,000
0.50	780,000	1.00	1.67	25,000	42,000
0.60	550,000	1.18	1.76	21,000	31,000
0.70	420,000	1.35	1.84	18,000	25,000
0.80	350,000	1.46	1.86	16,000	21,000
0.90	300,000	1.57	1.87	15,000	18,000
1.00	250,000	1.71	1.94	14,000	16,000

Table 14-46 Inferred Mineralization Inventory - Yellowjacket Corridor

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	88,070,000	0.26	0.88	745,000	2,492,000
0.20	54,830,000	0.33	0.97	575,000	1,710,000
0.30	21,460,000	0.45	1.08	313,000	745,000
0.35	13,730,000	0.53	1.12	233,000	494,000
0.40	8,940,000	0.61	1.17	176,000	336,000
0.50	5,250,000	0.73	1.28	123,000	216,000
0.60	3,030,000	0.87	1.38	84,000	134,000
0.70	1,900,000	1.00	1.44	61,000	88,000
0.80	1,300,000	1.11	1.44	46,000	60,000
0.90	1,040,000	1.18	1.39	39,000	46,000
1.00	760,000	1.26	1.39	31,000	34,000

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The next three tables, Table 14-47 to 14-48, show the Inferred mineralization inventory present within the disseminated mineralization.  Table 14-47 presents the total Inferred mineralization inventory, Table 14-48 presents the Inferred mineralization inventory that has been oxidized and Table 14-49 presents the un-oxidized Inferred mineralization inventory.

Table 14-47 Total Inferred Mineralization Inventory In Sierra Blanca Disseminated Zone (Oxidized And Unoxidized)

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	376,970,000	0.17	0.65	2,085,000	7,878,000
0.20	92,430,000	0.28	0.76	820,000	2,258,000
0.30	25,710,000	0.38	0.80	310,000	661,000
0.35	13,570,000	0.42	0.83	185,000	362,000
0.40	6,740,000	0.47	0.85	103,000	184,000
0.50	1,520,000	0.60	0.92	29,000	45,000
0.60	550,000	0.72	0.93	13,000	16,000

Table 14-48 Inferred Mineralization Inventory In Sierra Blanca Disseminated Zone - Oxidized

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	213,400,000	0.18	0.66	1,201,000	4,528,000
0.20	55,740,000	0.27	0.75	486,000	1,344,000
0.30	13,680,000	0.38	0.79	165,000	347,000
0.35	6,990,000	0.43	0.81	96,000	182,000
0.40	3,510,000	0.48	0.81	55,000	91,000
0.50	910,000	0.61	0.83	18,000	24,000
0.60	370,000	0.72	0.83	9,000	10,000

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Table 14-49 Inferred Mineralization Inventory In Sierra Blanca Zone - Unoxidized

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off		Contained Ounces Au	Contained Ounces Ag
		Au (g/t)	Ag (g/t)
0.10	163,000,000	0.17	0.65	886,000	3,406,000
0.20	36,680,000	0.28	0.77	334,000	908,000
0.30	12,040,000	0.37	0.81	145,000	314,000
0.35	6,580,000	0.42	0.85	88,000	180,000
0.40	3,240,000	0.47	0.90	48,000	94,000
0.50	610,000	0.59	1.05	12,000	21,000
0.60	180,000	0.71	1.12	4,000	6,000

Note:  When totals from Tables 14-47 and 14-48 are combined they may not match exactly to the totals shown in Table 14-49 due to round off errors.

The final table, Table 14-50, reports the gold mineralization inventory present within the Air Track West Gravels.

Table 14-50 Inferred Mineralization Inventory In The Air Track West Gravel Zone Oxides

Au Cut-off (g/t)	Tonnes> Cut-off (tonnes)	Grade > Cut-off Au (g/t)	Contained Ounces Au
0.10	3,120,000	0.18	18,000
0.20	620,000	0.34	7,000
0.30	160,000	0.64	3,000
0.35	130,000	0.73	3,000
0.40	100,000	0.80	3,000
0.50	70,000	0.95	2,000
0.60	60,000	1.03	2,000

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14.8.4	MAYFLOWER ESTIMATE MINERALIZATION INVENTORY

The results are presented as grade-tonnage tables (Tables 14-51 and 14-52) for a series of gold cut-offs.

Table 14-51  Indicated Mineralization Inventory In Mayflower

Au Cut-off (g/t)	Tonnes > Cut-off (tonnes)	Grade > Cut-off		Contained
		Au (g/t)	Ag (g/t)	Ounces Au	Ounces Ag
0.10	12,650,000	0.33	0.31	133,806	126,079
0.20	6,560,000	0.50	0.38	106,298	80,145
0.30	4,080,000	0.66	0.44	86,838	57,717
0.40	2,800,000	0.81	0.49	72,468	44,111
0.50	2,030,000	0.94	0.53	61,481	34,591
0.60	1,480,000	1.09	0.59	51,770	28,074
0.70	1,120,000	1.23	0.63	44,399	22,686
0.80	850,000	1.38	0.67	37,767	18,310
0.90	690,000	1.51	0.71	33,453	15,751
1.00	570,000	1.63	0.74	29,780	13,561
1.10	470,000	1.75	0.78	26,414	11,786
1.20	410,000	1.85	0.80	24,320	10,545
1.30	340,000	1.97	0.83	21,524	9,073
1.40	280,000	2.08	0.86	18,752	7,742
1.50	230,000	2.23	0.89	16,453	6,581

Table 14-52  Inferred Mineralization Inventory in Mayflower

Au Cut-off (g/t)	Tonnes > Cut-off (tonnes)	Grade > Cut-off		Contained
		Au (g/t)	Ag (g/t)	Ounces Au	Ounces Ag
0.10	3,280,000	0.14	0.25	14,869	26,364
0.20	280,000	0.30	0.30	2,683	2,701
0.30	120,000	0.38	0.33	1,462	1,273
0.40	40,000	0.46	0.35	585	450
0.50	6,000	0.59	0.39	113	75
0.60	2,000	0.65	0.43	42	28
0.70	300	0.73	0.46	7	4

14.9	SENSITIVITY OF MINERALIZATION TO GOLD PRICE

The sensitivity of mineralization that would be defined by Whittle® evaluation of the mineralization inventory at different gold prices was performed for gold prices ranging between US $700/oz and US

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$1,500/oz.  The input parameters defined in Table 14-26 were used in the analysis.  Table 14-53 lists the amount of the mineralization contained within the pit shells that would be scheduled to process.

Table 14-53 Sensitivity of Mineralization Contained In Pit Shells Defined By Whittle® Analyses At Different Gold Prices
(Assumed Silver:Gold Price Ratio of 59; Portion Contained Within The Conceptual Pit Shell Scheduled For Potential Processing)

		Yellowjacket (milling)				Disseminated (heap leach)				Total
Gold Price*	Classification	Cutoff** (Gold g/t)	Tonne (Mt)	Gold (g/t)	Silver (g/t)	Cutoff** (Gold g/t)	Tonne (Mt)	Gold (g/t)	Silver (g/t)	Contained Au Ozs	Contained Ag Ozs
$700	Indicated	0.57	1.143	1.97	13.01	0.24	6.716	0.41	0.52	161,800	591,700
	Inferred		7.021	1.55	11.52		37.942	0.26	0.85	661,800	3,639,900
$900	Indicated	0.38	1.989	1.53	9.05	0.18	15.066	0.32	0.47	254,700	808,000
	Inferred		8.820	1.39	10.01		91.086	0.22	0.73	1,042,600	4,981,400
$1100	Indicated	0.32	2.842	1.23	6.80	0.15	22.636	0.30	0.46	327,300	955,500
	Inferred		12.419	1.17	8.06		152.74	0.20	0.71	1,434,800	6,715,900
$1300***	Indicated	0.29	3.693	1.03	5.52	0.13	25.721	0.29	0.45	358,500	1,027,600
	Inferred		18.404	0.94	6.16		185.985	0.19	0.68	1,674,700	7,740,200
$1500	Indicated	0.25	3.876	1.00	5.30	0.11	29.382	0.28	0.43	386,200	1,071,300
	Inferred		21.773	0.86	5.47		217.79	0.18	0.67	1,863,000	8,505,800
* -     Analysis assumes a fixed ratio of the gold to silver prices of 5
**-   Breakeven grade derived from Whittle® input parameters at US$1,300/oz gold price and Silver:Gold ratio of 59
***- Resource estimate base case gold price $1,300

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14.10	MINERAL RESOURCE VISUALIZATION

The portions of the mineralization block models bounded by the Whittle® defined open pit mining shells are illustrated in Figures 14-12 through 14-16.  Figures 14-12 and 14-13 contain a long section through the Yellowjacket mineralization and cross section through Sierra Blanca and Yellowjacket, respectively.  Figures 14-14 and 14-15 are cross sections and long sections, respectively, through Mayflower.  Figure 14-16 shows a cross section through Jolly Jane.

Figure 14-11  Long Section Through Yellowjacket Mineral Resource Model

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Figure 14-12  Cross Section across Sierra Blanca and Yellowjacket looking North

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Figure 14-13  Cross Section Through Mayflower Deposit

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Figure 14-14  Long Section Through Mayflower

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Figure 14-15  Cross Section Through Jolly Jane

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15	ADJACENT PROPERTIES

There is one adjacent property that is relevant to the NBP: the Bullfrog mine.

The Bullfrog mine was operated by Barrick (and several processor companies), produced 2.31 million ounces of gold and serves as a model, at least in part, for the NBP (Eng, et al., 1996).  Epithermal gold mineralization occurs with quartz-calcite veins and stockworks with associated adularia, fluorite, and barite.  Mineralization is primarily along a northerly striking moderately west dipping fault zone that is up to 100 metres thick.  At a 3 g/t cutoff the mineralized zone is commonly 5-15 metres wide, at least 1,600 metres along strike, and has been traced down-dip for 500 metres.  There is commonly an interior high-grade gold zone surrounded by low-grade material.  Anomalous arsenic, and possibly antimony and molybdenum form a halo outside to the zone of gold mineralization.

The authors have been unable to verify the information available with respect to the Bullfrog mine property, and such information is not necessarily indicative of the mineralization at the NBP.

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16	OTHER RELEVANT DATA AND INFORMATION

There is no other relevant data or information about the NBP.

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17	INTERPRETATION AND CONCLUSIONS

17.1	MINERAL RESOURCES

Assuming a gold selling price of US $1,300 and a Silver:Gold price ratio of 59, the project currently includes numerous prospective gold targets, with five (Sierra Blanca, Air Track West, Jolly Jane, Mayflower and Connection) containing an estimated Oxidized Disseminated Indicated Mineral Resource of 25.72 Mt at an average grade of 0.29 g/t gold for 240,000 contained ounces of gold and an Oxidized Inferred Mineral Resource of 185.99 Mt at 0.19 g/t gold for 1,136,000 contained ounces of gold (both at a 0.13 g/t gold cut-off), with appreciable silver credits.  The Yellowjacket Zone represents a different structurally controlled vein-style mineralization and at a 0.29 g/t cut-off grade contains an Indicated Mineral Resource of 3.69 Mt at an average grade of 1.03 g/t gold and 5.52 g/t silver for 122,000 contained ounces of gold and 655,000 ounces of silver.  At the same cut-off grade Yellowjacket also contains an Inferred Mineral Resource of 18.40 Mt with an average grade of 0.94 g/t gold and 6.16 g/t silver for 556,000 contained ounces of gold and 3.64M ounces of silver.

17.2	GEOLOGIC POTENTIAL

The NBP contains several epithermal gold occurrences that have similarities to the nearby Bullfrog mine and several other large low-sulfidation gold deposits in Nevada.  The area is characterized by volcanic tuffs, breccias, and debris flows and extensive faulting.  Many of the faults served as channel-ways and sites of deposition for precious metal mineralization.  Much of the volcanic sequence has good porosity and permeability and there is abundant evidence that precious metals, and associated alteration and geochemistry, permeated these rocks forming replacement-type gold-silver deposits.  Exploration work over the last few decades demonstrated that gold bearing quartz vein zones and replacement deposits exist at the NBP.

The 2010-2013 drilling programs at several areas on the NBP outlined significant and apparently continuous mineralization that needs additional drilling to fully define.  Specifically, the Jolly Jane and Sierra Blanca, Yellowjacket and Savage Valley areas contain significant low-grade gold-silver deposits.  Drilling has shown that the Sierra Blanca Tuff is the primary host rock for broad areas of disseminated semi-stratabound gold mineralization.  Much of the mineralization is near surface, oxidized, and metallurgical testing has indicated good heap leaching characteristics.

In addition, 2012-2013 drilling has identified significant new silver-rich quartz vein associated mineralization in the Yellowjacket area of Sierra Blanca.  This represents a completely blind discovery of a previously unrecognized style of mineralization at the NBP.  A 3D IP survey and more detailed structural/geologic mapping in late 2012 have provided the basis for target generation on the rest of the NBP.  These structural targets and the general Jolly Jane and Sierra Blanca areas are the priority for future work at the NBP.  Permits allowing expanded disturbance on both public and private land have been received, and exploration drilling is ongoing in 2014.  There are also other alteration and geochemical anomalies throughout the Project that should be evaluated.  These could develop into new drill targets.  The 2010-13 drilling programs have demonstrated substantial potential for bulk-tonnage, low-grade, semi-stratabound gold mineralization within the Sierra Blanca Tuff, and demonstrated the potential for further occurrences of higher grade structurally controlled mineralization at multiple target areas.

17.3	METALLURGICAL TESTING

Metallurgical testing data consists of bottle roll testing of core and RC materials for all of the mineralization areas.  During 2012-13, column leach testing has been performed on sample composites developed from PQ core materials from Mayflower, Savage Valley, Sierra Blanca and Jolly Jane drilling.  These column leach tests have expanded the metallurgical database substantially.

Column leach testing on oxidized disseminated mineralization completed in 2012-2013 indicated average gold recovery of 88% for Mayflower, 83.5% for Sierra Blanca, 81.7% for Savage Valley and 74.8% for Jolly Jane.  The particle size for these column tests was nominally 80% passing -19 mm (-3/4 inch).

Bottle roll testing of composites from Yellowjacket PQ core in 2014 indicate average recoveries greater than 80% of the gold and greater than 70% of the silver at grain sizes of p80 minus 150 microns.  Tests at larger particle sizes consistent with heap leach processing returned lower recoveries indicating that milling processes would be required to recover metal.

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18	RECOMMENDATIONS

The recommended program for the NBP moving forward has six parts : 1) in-fill drilling at the Sierra Blanca and Jolly Jane areas to closer drill hole spacing to increase confidence in the mineralization; 2) step-out/definition drilling around the Sierra Blanca and Jolly Jane areas; 3) further metallurgical testing to further define performance of a heap leach on the oxide and mixed-oxide/sulfide portion of the mineralization and define performance of gravity and cyanide leach milling processes;  4) re-evaluation of the several known alteration/geochemical anomalies which should result in the identification of additional drill targets; 5) expansion of drill testing of structural systems at Yellowjacket and other potential structural targets, and 6) development of environmental baseline data which requires a 1-year historical record prior to beginning the permitting process.

Recommended drilling at the Sierra Blanca and Yellowjacket areas include a combination of in-fill and step-out RC and core drilling within the existing mineralization area.  It is estimated that ~15,000 metres of additional drilling will be required in the next phase of delineation drilling.

A better understanding of known and newly discovered mineralization can be applied to other target areas on the NBP.  The estimated costs for the recommended program are outlined in Table 18-1.

Table 18-1  Proposed Budget to Support Recommended Program At NBP

ACTIVITY	AMOUNT
Administration, Exploration and Infill Drilling for Sierra Blanca, Yellowjacket and Jolly Jane	US$ 5.8 M
Baseline Metallurgical Testing	US$ 0.4 M
Baseline Data Collection	US$ 0.8 M

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19	REFERENCES

Baughman, Dave, 2008, Cyanidation Results for Coarse Gold Ore Samples:  Hazen Research Inc. unpublished report, 9 pages, July 14, 2008.

Carr, W.J., Byers, F.M., and Orklid, P.P., 1986, Stratigraphic and volcano-tectonic relations of Crater Flat Tuff and some older volcanic units, Nye County, Nevada: USGS Professional Paper 1323, 28 p.

Connors, Katherine A., Weiss, Steven I., Noble, Donald C., 1998, Geologic Map of the Northeastern Bullfrog Hills and Vicinity, Southern Nye County, Nevada, Nevada Bureau of Mines and Geology Map 112.

Elliott, Russell R., 1966, Nevada’s Twentieth-Century Mining Boom-Tonopah, Goldfield, Ely, University of Nevada Press, Reno and Las Vegas, 344 pages.

Eng, Tony, Boden, David R., Reischman, Mark R., and Biggs, James O., 1996, Geology and mineralization of the Bullfrog Mine and vicinity, Nye County, Nevada, in Geology and Ore Deposits of the American Cordillera, Geological Society of Nevada Symposium Proceedings, Alan R. Coyner and Patrick L. Fahey eds., Reno, Nevada, pages 353-402.

Engineering Analystics, Inc, 2013b. Preliminary Evaluation of Pit Slope stability, Mayflower Deposit, North Bullfrog Project Nye County. Nevada, a report from Engineering Analytics, Inc. of Fort Collins, CO to Corvus Gold Nevada, Inc., Project No 110266, June 14, 2013.

Engineering Analytics, Inc. 2013a. Evaluation of Pit Slope Stability ZuZu Pit, North Bullfrog Project Nye County, Nevada, a report from Engineering Analytics, Inc. of Fort Collins, CO. to Corvus Gold Nevada, Inc., Projuct No 110266, October 03, 2013.

Hazen Research, Inc., Cyanidation Results for Coarse Gold Ore Samples Hazen Project 10825, a letter report from Hazen Research, Inc. of Golden, CO to Corvus Gold Nevada, Inc., July 14, 2008.

Hunter, Edward N., 2008, Summary Report on the North Bullfrog Project, Nye County, Nevada. International Tower Hill Mines Ltd. unpublished report, May 18, 2008, 24 pages.

Lincoln, F.C., 1923, Mining districts and mineral resources of Nevada, Reno, Nevada Newsletter Publishing Co., 296 pages.

Kappes, Cassiday & Associates, 2010, NB Project-Report of Metallurgical Test Work, March 2010, unpublished report to Talon Gold Alaska, Incorporated, 21 pages.

Kappes, Cassiday & Associates, 2011a, North Bullfrog Project, Report of Metallurgical Test Work, April 2011, unpublished report to Corvus Gold Nevada Inc., 37 pages.

Kappes, Cassiday & Associates, 2011b, North Bullfrog Project, Report of Metallurgical Test Work, May 2011, unpublished report to Corvus Gold Nevada Inc., 10 pages.

McClelland Laboratories, Inc., 2012. Unpublished transmittal of column percolation leach test results for Sierra Blanca Bulk Samples and Jolly Jane Bulk Samples, from Jeff Olson, Metallurgist, transmitted to Carl Brechtel, Corvus Gold, Inc., March 23, 2012.

McClelland Laboratories, Inc., 2012b. Letter transmittal of Bottle Roll Test Results and Preliminary Column Leach Tests for Mayflower and Savage Valley PQ Core Composite Samples, from Jeff Olson, Metallurgist, transmitted to Carl Brechtel, Corvus Gold, Inc., October 8, 2012.

McClelland Laboratories, Inc., 2012c. Letter transmittal of Bottle Roll Test Results for Jolly Jane and Sierra Blanca PQ Core Composite Samples and Preliminary Column Leach Results for Jolly Jane PQ Core Composite Samples, from Jeff Olson, Metallurgist, transmitted to Carl Brechtel, Corvus Gold, Inc., December 7, 2012.

McClelland Laboratories, Inc., 2012d. Letter transmittal of Bottle Roll Test Results for Jolly Jane and Sierra Blanca PQ Core Composite Samples and Preliminary Column Leach Results for Jolly Jane PQ Core Composite Samples, from Jeff Olson, Metallurgist, transmitted to Carl Brechtel, Corvus Gold, Inc., December 28, 2012.

McClelland Laboratories, Inc., 2013a. Report on North Bullfrog Test Work – Mayflower Bulk Samples, MLI Job No. 3670, April 29, 2013. A report to Corvus Gold Nevada, Inc. from McClelland Laboratories, Inc. Reno Nevada.

McClelland Laboratories, Inc., 2013b. Report on North Bullfrog Test Work – Mayflower Composites, MLI Job No. 3711, April 23, 2013. A report to Corvus Gold Nevada, Inc. from McClelland Laboratories, Inc. Reno Nevada.

McClelland Laboratories, Inc., 2013c. Report on North Bullfrog Test Work – Jolly Jane Composites, MLI Job No. 3711, May 15, 2013. A report to Corvus Gold Nevada, Inc. from McClelland Laboratories, Inc. Reno Nevada.

McClelland Laboratories, Inc., 2013d. Letter Report of 14 Column Leach tests on Sierra Blanca Composites, North Bullfrog Project, May 29, 2013. A letter report to Corvus Gold Nevada, Inc. from McClelland Laboratories, Inc. Reno Nevada.

McClelland Laboratories, Inc., 2013e. Letter Report of 12 Column Leach tests on Savage Valley Composites, North Bullfrog Project, January 29, 2013. A letter report to Corvus Gold Nevada, Inc. from McClelland Laboratories, Inc. Reno Nevada.

McClelland Laboratories, Inc., 2014. Letter Report of Results From Bottle Roll Cyanidation Tests on Five Drill Core Composites From the Yellowjacket Project, March 24, 2014.  A letter report to Corvus Gold Nevada, Inc. from McClelland Laboratories, Inc. Reno Nevada.

Myers, Russell, 2008, Summary of Data Provided to Giroux Consulting Ltd. for Resource Modeling: Mayflower Prospect, Beatty, Nevada, International Tower Hill Ltd. unpublished report, 30 May 2008, 5 pages.

Nevada Bureau of Mine and Geology, 2000, Special Publication MI-2000: The Nevada Mineral Industry 2000, 62 pages.

Phillips Enterprises, LLC, Metallurgical Testing and Consulting Services, unpublished Letter Report to Jeff Olson of McClelland Laboratories, Inc. on crusher work index tests, ball mill grindability tests and abrasion index tests on North Bullfrog Samples SB 1019 and JJ 1019, December 21, 2011.

Steininger, Roger C., Giroux, Gary, Osborne, Herbert C. and Wilson, Scott E. (2013) Technical Report and Preliminary Economic Assessment for the North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada, NI 43-101 Report for Corvus Gold, Inc., filed on SEDAR.COM, dated October 23, 2013.

Weiss, S.I., 1996, Hydrothermal Activity, Epithermal Mineralization and Regional Extension in the Southwestern Nevada Volcanic Field:  University of Nevada-Reno, Reno, Nevada, unpublished PhD dissertation, 212p.

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